Filed pursuant to Rule 424(b)(4)

Registration No. 333-295335

Syntec Optics Holdings, Inc.

2,857,142 Shares of Common Stock

Syntec Optics Holdings, Inc. (“Syntec,” Syntec Optics,” “we,” “us,” or the “Company”) is offering 2,857,142 shares of our class A common stock (the “Common stock” or “common shares”) at a public offering price of $7.00 per share of Common stock. Our Common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “OPTX.”

The offering is being underwritten on a firm commitment basis.

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and are subject to reduced public company disclosure standards. See “Prospectus Summary-Implications of Being a Smaller Reporting Company” and “Prospectus Summary-Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 5 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public offering price	$7.00	$19,999,994.00
Underwriting discounts and commissions(1)	$0.42	$1,199,999.64
Proceeds, before expenses, to Syntec Optics Holdings, Inc.	$6.58	$18,799,994.36

(1) See “Underwriting” beginning on page 64 for a description of compensation payable to the underwriter.

We have granted a 30-day option to the underwriter to purchase from us, at the public offering price, less the underwriting discounts and commissions, up to an additional 428,571 shares of Common stock (equal to up to 15% of the shares of Common stock sold in this offering).

The underwriter expects to deliver the shares of Common stock to the purchasers on or about April 30, 2026, subject to satisfaction of customary closing conditions.

H.C. Wainwright & Co.

The date of this prospectus is April 28, 2026

We are responsible for the information contained in this prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give to you. We are not, and any engaged underwriters are not, making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

ABOUT THIS PROSPECTUS

Unless the context otherwise requires or as otherwise noted, we use the terms “Syntec,” “Company,” “we,” “us” and “our” in this prospectus to refer to Syntec Optics Holdings, Inc. and its subsidiaries taken as a whole.

We have not, and the underwriter has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The information provided in this prospectus contains statistical data and estimates, including those relating to market size and competitive position of the markets in which we participate, that we obtained from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.

For investors outside the United States: We have not, and the underwriter has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents filed as exhibits hereto for complete information. All of the summaries are qualified in their entirety by the actual documents.

TRADEMARKS

This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our financial statements and related notes, before making an investment decision.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Syntec,” the “Company,” “we,” “us,” and “our” refer to Syntec Optics Holdings, Inc.

Overview

Syntec Optics Holdings, Inc. is a vertically integrated manufacturer of precision optics and photonics solutions serving customers in defense, bio-medical, communications, and consumer markets. We design, manufacture, and assemble optical components and systems that enable light-based technologies across a range of mission-critical applications.

Our capabilities span nanomachining of metal, glass, crystal and polymer that enables nanoscale in our optics including replicative molding of glass and polymers. We are vertically integrated backwards to make our own precision blanks and optical benches rather than outsource, and vertically integrated forwards to complete thin films coatings, optics assemblies, and electro-optics assemblies. This integrated platform allows us to deliver high- performance optical solutions with advantages in size, weight, cost, and scalability relative to traditional optical approaches.

We serve customers in industries where performance, reliability, and precision are essential, including applications such as night vision systems, bio-medical diagnostics, satellite communications, AR/XR for soldiers, sensing technologies, and advanced consumer devices.

Risk Factors Summary

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include, among others, the following:

Risks Related to this Offering:

●	We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
●	If you purchase shares of Common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.
●	If we sell Common stock or preferred stock in future financings, stockholders may experience immediate dilution and, as a result, our stock price may decline.
●	Insiders continue to have substantial influence over Syntec Optics, which could limit your ability to affect the outcome of key transactions, including a change of control.

Risks Related to Our Business and Industry

●	Our revenue is concentrated among a small number of customers, and the loss of any major customer could materially harm our business.
●	Disruptions in our supply chain or inflationary pressures may impair our ability to meet customer demand or maintain margins.
●	Tariffs and trade restrictions could materially and adversely affect our business, results of operations, and financial condition.

Risks Related to Our Financial Condition and Capital Requirements

●	Our business is capital-intensive, and we may need additional financing, which may not be available on favorable terms or at all.
●	We have identified material weaknesses in our internal control over financial reporting; if we fail to remediate them, our ability to report accurate financial information may be impaired.
●	Our operating results may fluctuate significantly from period to period.

Risks Related to Being a Public Company

●	We must continue to comply with Nasdaq listing requirements, and failure to do so could result in the delisting of our securities.
●	As a “controlled company” under Nasdaq rules, we may rely on exemptions from certain corporate governance requirements.

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Other General Risks

●	If securities or industry analysts do not publish research or reports about Syntec Optics, or publish negative reports, Syntec Optics’ stock price and trading volume could decline.
●	An active trading market for Syntec Optics’ securities may not be available on a consistent basis to provide stockholders with adequate liquidity.
●	Management has determined that our internal controls were not effective as of December 31, 2025, due to a material weakness. We have implemented a plan to remediate this material weakness, but our efforts may be unsuccessful. If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired.

Controlled Company Status

Following this offering, our Chief Executive Officer and Chairman, Al Kapoor, is expected to continue to beneficially own a majority of the voting power of our outstanding common shares. As a result, he has the ability to control the outcome of matters submitted to stockholders for approval, including the election of directors and approval of significant corporate transactions. As such, we may rely on exemptions from Nasdaq’s corporate governance rules, including requirements relating to independent directors and committee composition. These exemptions may provide fewer protections to minority stockholders.

As a “controlled company”, Syntec Optics is permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including (i) an exemption from the rule that a majority of our board of directors must be independent directors; (ii) an exemption from the rule that director nominees must be selected or recommended solely by independent directors; and (iii) an exemption from the rule that the compensation committee must be comprised solely of independent directors.

Syntec Optics intends to rely on the exemption available to a “controlled company” for the requirement that a majority of the board of directors must be comprised of independent directors under Nasdaq Rule 5605(b)(1). Syntec Optics is not required to meet this requirement. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to companies that are subject to these corporate governance requirements.

Our Competitive Strengths

We believe our competitive strengths include:

Vertically integrated manufacturing platform

We control key aspects of the optical manufacturing process, including tooling, molding, coatings, and assembly, enabling improved quality, scalability, and cost efficiency.

Expertise in advanced optical technologies

Our capabilities in polymer, glass, and hybrid optics allow us to deliver differentiated solutions tailored to demanding applications.

Diverse end-market exposure

We serve multiple high-growth industries, including defense, bio-medical, communications, and consumer technologies, which helps diversify revenue sources and reduce dependence on any single market.

Operational excellence and scalability

We have developed manufacturing processes designed to support precision, repeatability, and scalability across complex optical products.

Experienced leadership team

Our management team has significant experience in manufacturing, finance, and operational execution, with a track record of driving growth and improving performance in industrial and technology-focused businesses.

Growth Strategy

Our growth strategy is focused on both organic expansion and disciplined strategic acquisitions.

Organic growth

We are investing in advanced manufacturing capabilities, automation, and engineering expertise to improve efficiency, expand capacity, and support increasing customer demand. We focus on design-for-manufacturability and process optimization to enhance margins and scalability.

Operational improvement

We utilize a proprietary operating framework, Work Center Focused Effort (“WCFE”), which is designed to improve manufacturing performance through enhanced workflow visibility, resource allocation, quality monitoring, and cost control. This framework supports our efforts to increase throughput, reduce waste, and drive continuous operational improvement. Specifically, WCFE involves execution of factors including 1.) Gemba Walk Graphs of daily batch sizes and inventory buffers improving product flow at work center, 2.) Daily Technician allocation and effort assessment by work center, 3.) Daily cost of poor quality and in-process inspection measurement by work center, 4.) Daily Cost Savings mapping for cost containment, 5.) Alignment of daily goals with monthly goals.

Strategic acquisitions

We utilize a proprietary framework, Macro Societal View (“MSV”) which involves an assessment of factors including: 1.) science used, 2.) chosen technology concept, 3.) business model deployed, 4.) regulatory environment, and 5.) positive social transformation.

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We intend to pursue selective acquisitions or investments in complementary businesses, technologies, or assets that enhance our capabilities, expand our customer base, or accelerate entry into adjacent markets. While we regularly evaluate potential opportunities, we have not entered into any agreements or commitments for acquisitions as of the date of this prospectus.

Industry Tailwinds

We operate within the global optics and photonics market, which supports a broad range of technologies across telecommunications, healthcare, defense, industrial manufacturing, and consumer applications.

Increasing demand for data transmission, automation, sensing, imaging, and advanced manufacturing is driving sustained growth in light-enabled technologies. Optics and photonics are critical enabling technologies for many of these applications, including artificial intelligence infrastructure, autonomous systems, medical diagnostics, and advanced communications networks.

We believe our capabilities in precision manufacturing, vertical integration, and design-for-manufacturability position us to benefit from these long-term industry trends.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of Common Stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of Common Stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and may remain an emerging growth company for up to five years. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not applicable to emerging growth companies. These exemptions include:

●	reduced disclosure about our executive compensation arrangements;
●	no non-binding stockholder advisory votes on executive compensation or golden parachute arrangements; and
●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We have taken advantage of reduced reporting requirements in this prospectus and may continue to do so until such time that we are no longer an emerging growth company. We will remain an “emerging growth company” until the earliest of (a) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more, (b) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering (“IPO”), (c) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (d) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period for complying with new or revised accounting standards, and we have elected to take advantage of this extended period.

Corporate Information

The mailing address of our principal executive office is 515 Lee Rd., Rochester, New York 14606, and our telephone number is (585) 768-2513. Our website address is www.syntecoptics.com. Our website and the information contained on, or that can be accessed through, our website shall not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our common stock.

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The Offering

Securities offered	2,857,142 shares of Common stock at a public offering price of $7.00 per share.

Offering price	$7.00 per share.

Underwriter’s option to purchase additional shares	We have granted a 30-day option to the underwriter to purchase from us, at the public offering price, less the underwriting discounts and commissions, up to an additional 428,571 shares of Common stock (equal to up to 15% of the shares of Common stock sold in this offering).

Common stock outstanding before this offering	36,994,164 shares

Common stock outstanding after this offering	39,851,306 shares (40,279,877 shares assuming the exercise in full of the underwriter’s option to purchase additional shares of Common stock)

Use of proceeds	Syntec intends to use the net proceeds of this offering to acquire or invest in complementary businesses, technologies, products or assets. We may also use a portion of the net proceeds from this offering for working capital, capital expenditures and to optimize our capital structure including potential repayment of indebtedness, which may include the Shareholder Note (as defined herein).

Nasdaq symbol	“OPTX”

Risk Factors	An investment in our securities involves a high degree of risk. These include revenue concentration, supply chain disruptions, failure to protect intellectual property, cybersecurity breach, loss of personnel, inconsistency of financial results due to high capital expense or indebtedness, regulatory non-compliance, and material weaknesses in internal controls. See “Risk Factors” for a full list and details beginning on page 5.

Controlled Company	Following this offering, our Chief Executive Officer and Chairman, Al Kapoor, is expected to continue to beneficially own a majority of the voting power of our outstanding common shares. As a result, he has the ability to control the outcome of matters submitted to stockholders for approval, including the election of directors and approval of significant corporate transactions.

Mr. Kapoor has played a significant role in the strategic direction and capital allocation decisions of the Company. For additional information regarding our executive officers, see “Management.”

The number of shares of Common stock to be outstanding immediately after this offering is based on an aggregate of 38,858,210 shares of our common shares outstanding as of April 23, 2026, and excludes the following:

●	26,000,000 Contingent Earnout Shares (as defined herein) for Syntec Optics current stockholders;
●	14,107,989 shares of common stock underlying the Public Warrants;
●	24,646 shares issued to each of the three non-employee independent board members in 2026 (total of 73,938); 6,920,500 shares of common stock underlying the Private Warrants;
●	2,773,971 shares of common stock under the 2023 Equity Incentive Plan as of December 31, 2025 (the “2023 Plan”); and
●	1,000,000 shares of common stock under the 2023 Employee Stock Purchase Plan (“ESPP”).

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider all of the risks described below, together with the other information included in this prospectus, before deciding whether to invest in our securities. If any of these risks actually occurs, our business, financial condition, results of operations, and prospects could be materially and adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

Risks Related to this Offering

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Common stock. Our failure to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our shares of Common stock to decline and delay our business plans. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. See the section titled “Use of Proceeds” in this prospectus.

If you purchase shares of Common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

Investors purchasing shares of Common stock in this offering will pay a price per share that substantially exceeds the as adjusted net tangible book value per share. As a result, investors purchasing shares of Common stock in this offering will incur immediate dilution of $6.29 per share, representing the difference between the public offering price of $7.00 per share and our as adjusted net tangible book value per share as of December 31, 2025. To the extent outstanding options or warrants to purchase common stock are exercised, new investors may incur further dilution. For more information on the dilution you may experience as a result of investing in this offering, see the section of this prospectus entitled “Dilution.”

If we sell Common stock or preferred stock in future financings, stockholders may experience immediate dilution and, as a result, our stock price may decline.

We may from time-to-time issue additional shares of Common stock or preferred stock at a discount from the current trading price of the Common stock. As a result, our stockholders would experience immediate dilution upon the purchase of any shares sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, Common stock or preferred stock. Additionally, the Company will issue 26,000,000 additional shares of Common stock (the “Contingent Earnout Shares”) to Syntec Optics, Inc.’s (prior to the transactions consummated pursuant to the Business Combination Agreement, defined below, “Legacy Syntec”) existing stockholders, which such Contingent Earnout Shares will vest upon achievement of the targets set forth in Section 3.4(b) of the Business Combination Agreement by and between the Company and OmniLit Acquisition Corp (the “Business Combination Agreement” and such transactions consummated pursuant to the Business Combination Agreement, dated May 9, 2023, and which closed on November 7, 2023, the “Merger”). The Contingent Earnout shares will vest upon the Common stock achieving the following stock trading price thresholds (the “Contingent Earnout Trigger Price”) following the closing of the Merger: one-third (1/3rd) at $12.50 per share, one-third (1/3rd) at $14.00 per share, and one-third (1/3rd) at $15.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like). The Contingent Earnout Shares which remain unvested as of the date five (5) years from the Closing (the “Earnout Period”) will be deemed cancelled and no longer subject to vesting. The achievement of the Contingent Earnout Trigger Price will be based on either (a) the closing price of the Common stock equaling or exceeding the specified threshold for 20 trading days within any 30-trading day period following the closing of the Merger, or (b) upon the consummation of a change of control transaction in which the per share price implied in such change of control transaction is greater than or equal to the applicable threshold. All Contingent Earnout Shares will be issued pro rata to Legacy Syntec stockholders in proportion to their owned shares of Legacy Syntec common stock immediately prior to the closing of the Merger.

Additionally, the Company will issue up to 2,000,000 shares of Common stock (the “Performance-based-Earnout”) to members of the management team of the Company from time to time, to the extent determined by the Board of Directors in its sole discretion, to be issued as restricted stock units or incentive equity grants pursuant to the 2023 Plan. The Performance-based Earnout shares shall be awarded by the Board of Directors based on achieving the following performance thresholds following the closing of the Merger: one-half (1/2) at achieving revenue of $75 million and adjusted EBITDA of $22.6 million based on 2024 financial audited statements, and one-half (1/2) at achieving revenue of $196 million and adjusted EBITDA of $50.6 million based on the 2025 financial audit statement. No such awards have been made as of December 31, 2025.

If we issue Common stock or securities convertible into Common stock, including such securities as described above, the holders of the Common stock would experience additional dilution and, as a result, our stock price may decline.

Insiders continue to have substantial influence over Syntec Optics, which could limit your ability to affect the outcome of key transactions, including a change of control.

Al Kapoor, our Chairman and Chief Executive Officer, owns approximately 82.80% of the Syntec Optics Common shares prior to the this offering, which represents a majority ownership of Syntec Optics. As a result, Mr. Kapoor will be able to influence Syntec Optics’ management and affairs and all matters requiring stockholder approval, including the election of directors, amendments of Syntec Optics’ organizational documents and approval of significant corporate transactions. Given Mr. Kapoor’s holdings of approximately 82.80% the outstanding shares of Syntec Optics, he will be able to influence the corporate decisions without having to act with other stockholders. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of Syntec Optics and might affect the market price of Syntec Optics’ common shares.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that: (1) No additional equity securities are issued and (2) there is no exercise of (i) 14,107,989 outstanding public warrants at an exercise price of $11.50 per share, and (ii) 6,920,500 outstanding private warrants at $11.50 per share. If the actual facts differ from these assumptions, the numbers of shares and percentage interests set forth above will be different.

Risks Related to Our Business and Industry

Our revenue is concentrated among a small number of customers, and the loss of any major customer could materially harm our business.

A limited number of customers account for a substantial portion of our revenue. For example, three customers collectively accounted for approximately 48% of our revenue for the year ended December 31, 2025. Though our customers use various different technologies for diverse different programs and projects across our nearly 90,000 sq ft facility, if any of these major customers significantly reduces orders, delays projects, experiences financial difficulties, or terminates its relationship with us, our revenue and margins could decline materially. These customers may also exert pricing pressure that could adversely affect our profitability.

Disruptions in our supply chain or inflationary pressures may impair our ability to meet customer demand or maintain margins.

We rely on selected suppliers of raw materials, components, and specialized manufacturing inputs. Global supply chain constraints, labor shortages, inflationary pressures, shipping delays, and similar disruptions may increase our costs or limit availability of required materials. Although we take steps such as advance purchasing and inventory planning, these measures may be insufficient. Any inability to secure materials at competitive prices could adversely affect our results. Additionally, if the ongoing war in the Middle East leads to inflation or tariffs on raw materials and components, this may lead to increased costs and an inability to source materials at prices acceptable and competitive to us, or at all, due to shortages and delays, which may affect our business and financial condition.

If we fail to protect our intellectual property or if third parties assert that we infringe their intellectual property, our competitive position could be harmed.

Our competitive advantage depends in part on the protection of our proprietary techniques, trade secrets, and intellectual property. Despite our efforts, unauthorized use, reverse engineering, or misappropriation may occur. Legal protections vary by jurisdiction and may be inadequate. Enforcing our rights may be costly and uncertain. If third parties assert that our products or processes infringe their intellectual property, we may be required to cease certain activities, pay damages, obtain licenses on unfavorable terms, or redesign products, any of which could adversely affect our business.

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Cybersecurity incidents or IT system failures could disrupt our operations and result in financial loss or reputational harm.

Threats to IT security can take a variety of forms. Individual and groups of hackers and sophisticated organizations, including state-sponsored organizations or nation-states, continuously undertake attacks that pose threats to our customers and our IT. These actors may use a wide variety of methods, which may include developing and deploying malicious software or exploiting vulnerabilities or intentionally designed processes in hardware, software, or other infrastructure in order to attack our products and services or gain access to our networks and data centers, using social engineering techniques to induce our employees, users, partners, or customers to disclose passwords or other sensitive information or take other actions to gain access to our data or our users’ or customers’ data, or acting in a coordinated manner to launch distributed denial of service or other coordinated attacks. Nation-state and state-sponsored actors can deploy significant resources to plan and carry out attacks. Nation-state attacks against us, our customers, or our partners may intensify during periods of intense diplomatic or armed conflict, such as the ongoing conflict in Ukraine. Inadequate account security or organizational security practices may also result in unauthorized access to confidential data. For example, system administrators may fail to timely remove employee account access when no longer appropriate. Employees or third parties may intentionally compromise our or our users’ security or systems or reveal confidential information. Malicious actors may employ the IT supply chain to introduce malware through software updates or compromised supplier accounts or hardware.

Cyberthreats are constantly evolving and becoming increasingly sophisticated and complex, increasing the difficulty of detecting and successfully defending against them. We may have no current capability to detect certain vulnerabilities or new attack methods, which may allow them to persist in the environment over long periods of time. Cyberthreats can have cascading impacts that unfold with increasing speed across our internal networks and systems.

Breaches of our facilities, network, or data security could disrupt the security of our systems and business applications, impair our ability to provide services to our customers and protect the privacy of their data, result in product development delays, compromise confidential or technical business information harming our reputation or competitive position, result in theft or misuse of our intellectual property or other assets, subject us to ransomware attacks, require us to allocate more resources to improve technologies or remediate the impacts of attacks, or otherwise adversely affect our business. We are also subject to supply chain cyberattacks where malware can be introduced to a software provider’s customers, including us, through software updates.

In addition, our internal IT environment continues to evolve. Our business policies and internal security controls may not keep pace with these changes as new threats emerge, or emerging cybersecurity regulations in jurisdictions worldwide.

The loss of key personnel or our inability to attract and retain skilled employees could impair our ability to operate and grow our business.

Our success depends on the continued services of key management and technical personnel, as well as our ability to recruit and develop highly skilled employees. Competition for qualified talent in optics, photonics, and advanced manufacturing is intense. If we fail to attract or retain needed personnel, our operations, research and development initiatives, and customer engagements could be adversely affected.

We may pursue strategic add-on acquisitions or investments, which involve risks that could adversely affect our business.

Add-on acquisitions may expose us to integration challenges, operational disruptions, unforeseen liabilities, or increased costs. We may not realize anticipated synergies. We may need to raise capital to finance add-on acquisitions, which could be dilutive to existing stockholders.

Several factors may cause the actual results to differ materially from current expectations

All forward looking statements are based upon estimates, forecasts and assumptions that, while considered reasonable by Syntec Optics and its management, as the case may be, are inherently uncertain and many factors may cause the actual results to differ materially from current expectations which include, but are not limited to: 1) risk outlined in any prior SEC filings; 2) ability of Syntec Optics to successfully increase market penetration into its target markets; 3) the addressable markets that Syntec Optics intends to target do not grow as expected; 4) the loss of any key executives; 5) the loss of any relationships with key suppliers including suppliers abroad; 6) the loss of any relationships with key customers; 7) the inability to protect Syntec Optics’ patents and other intellectual property; 8) the failure to successfully execute manufacturing of announced products in a timely manner or at all, or to scale to mass production; 9) costs related to any further business combination; 10) changes in applicable laws or regulations; 11) the possibility that Syntec Optics may be adversely affected by other economic, business and/or competitive factors; 12) Syntec Optics’ estimates of its growth and projected financial results for the future and meeting or satisfying the underlying assumptions with respect thereto; 13) the impact of any pandemic, including any mutations or variants thereof and the Russian/Ukrainian, China, Israeli conflict or any other conflict, and any resulting effect on business and financial conditions; 14) inability to complete any investments or borrowings in connection with any organic or inorganic growth; 15) the potential for events or circumstances that result in Syntec Optics’ failure to timely achieve the anticipated benefits of Syntec Optics’ customer arrangements; and 16) other risks and uncertainties set forth in this section or entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in prior SEC filings. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in any forward-looking statements. Results in this SEC filing may not be achieved or that any of the contemplated results of such forward-looking statements may not be achieved. Syntec Optics does not undertake any duty to update any forward-looking statements except as otherwise required by law.

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We are subject to environmental, health, and safety regulations, as well as emerging ESG disclosure obligations, which may increase compliance costs.

Our manufacturing processes involve regulated materials and activities. Compliance with environmental, health, and safety laws may require significant expenditures, and future regulatory changes could impose additional requirements. Evolving ESG-related disclosure expectations may also require increased resources and could expose us to reputational risks if expectations are not met.

We must comply with anti-corruption, anti-money-laundering, export-control, and economic-sanctions laws; non-compliance could result in severe penalties.

We conduct business subject to complex regulatory regimes, including the Foreign Corrupt Practices Act, export- control regulations, and sanctions laws. Violations could result in civil or criminal penalties, restrictions on business operations, and reputational harm.

Tariffs and trade restrictions could materially and adversely affect our business, results of operations, and financial condition.

Changes in U.S. and foreign trade policies have resulted in, and may continue to result in, the imposition of tariffs, import and export restrictions, trade barriers, and other measures that increase the cost of raw materials, components, and finished goods. In 2025, the U.S. administration announced significant tariff increases on imports from various countries. Although the impact of these measures has not been material to date because we have generally been able to pass increased costs on to customers, there can be no assurance that we will be able to continue to do so in the future.

On February 20, 2026, the United States Supreme Court ruled that the International Emergency Economic Powers Act (“IEEPA”) does not authorize the President to impose tariffs, invalidating certain tariffs previously imposed under that authority. However, tariffs imposed pursuant to other statutory authorities, including Sections 301 and 232 of the Trade Act, remain in effect. In addition, the U.S. administration has announced new tariff measures under alternative legal authorities, including a temporary import surcharge under Section 122 of the Trade Act, which is subject to statutory duration limits and may be extended only through congressional action.

Trade policy remains highly dynamic and uncertain, and additional tariffs, quotas, import restrictions, retaliatory trade measures, or other barriers could be imposed by the United States or foreign governments at any time. If we are unable to offset the effects of such measures through pricing actions, sourcing changes, operational efficiencies, or other mitigation strategies, our costs could increase and our supply chain could be disrupted. As a result, our sales, gross margins, profitability, and operating results could be materially adversely affected.

Risks Related to Our Financial Condition and Capital Requirements

Our business is capital-intensive, and we may need additional financing, which may not be available on favorable terms or at all.

We expect to continue making significant capital investments in manufacturing capacity, automation, and research and development. These investments may require additional financing. If we cannot raise required capital when needed, or if financing is available only on unfavorable terms, our growth strategy and operations may be constrained. Equity or convertible debt financing could result in dilution.

We have outstanding indebtedness, and restrictive covenants may limit our operational flexibility.

As of December 31, 2025, we had total indebtedness of approximately $9.4 million. Our credit agreements include operational and financial covenants that may restrict us from incurring additional indebtedness, creating liens, making add-on acquisitions, or failing to maintain required financial ratios. Breaching these covenants could result in acceleration of our obligations or foreclosure on secured assets.

We have identified material weaknesses in our internal control over financial reporting; if we fail to remediate them, our ability to report accurate financial information may be impaired.

We have identified material weaknesses in internal control over financial reporting, including deficiencies in review procedures, segregation of duties, reconciliation processes, IT general controls, consistent with the material weaknesses described in Item 9A of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in this prospectus. There is no assurance our remediation efforts will be successful or completed in the expected timeframe. Failure to maintain effective controls could result in material misstatements, delayed filings, increased audit costs, regulatory scrutiny, and loss of investor confidence.

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Our operating results may fluctuate significantly from period to period.

Syntec Optics’ quarterly and annual operating results may fluctuate significantly, which makes it difficult for it to predict its future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of its control, including, but not limited to:

●	Syntec Optics’ ability to engage target customers and successfully convert these customers into meaningful orders in the future;
●	the size and growth of the potential markets for Syntec Optics’ products and its ability to serve those markets;
●	the level of demand for any products, which may vary significantly;
●	future accounting pronouncements or changes in its accounting policies; and
●	macroeconomic conditions, both nationally and locally; and
●	any other change in the competitive landscape of its industry, including consolidation among Syntec Optics’ competitors or partners.

The cumulative effects of these factors could result in large fluctuations and unpredictability in Syntec Optics’ quarterly and annual operating results. As a result, comparing its operating results on a period- to-period basis may not be meaningful. Investors should not rely on its past results as an indication of its future performance.

This variability and unpredictability could also result in its failing to meet the expectations of industry or financial analysts or investors for any period. If Syntec Optics’ revenue or operating results fall below the expectations of analysts or investors or below any forecasts Syntec Optics may provide to the market, or if the forecasts it provides to the market are below the expectations of analysts or investors, the price of Syntec Optics common shares could decline substantially. Such a stock price decline could occur even when it has met any prior publicly stated revenue or earnings guidance it may provide.

Changes in tax laws or outcomes of tax audits could adversely affect our financial results.

We may be subject to changes in tax laws, interpretations, or audits. Unfavorable outcomes could increase our tax liabilities or reduce available tax benefits. Purchasers of our common shares should consult their tax advisors regarding the potential tax consequences associated with the acquisition, holding and disposition of our common shares in their circumstances.

We currently use and intend to continue to use Adjusted EBITDA, a non-GAAP financial measure, in reporting our annual and quarterly results of operations; however, Adjusted EBITDA is not equivalent to net income (loss) from operations as determined under GAAP, and shareholders may consider GAAP measures to be more relevant to our operating performance.

As part of our reporting of our annual and quarterly results of operations, we publish and intend to continue to publish measures compiled in accordance with GAAP as well as non-GAAP financial measures, along with a reconciliation between the GAAP and non-GAAP financial measures. The reconciling items adjust amounts reported in accordance with GAAP for certain items which are described in detail in our published results of operations. Our financial statements themselves do not and will not contain any non-GAAP financial measures.

Specifically, we use Adjusted EBITDA, which we use to represent net income (loss), excluding other income (expense), income taxes expense (benefit), depreciation and amortization, share-based compensation expense and transaction-related costs. We believe the exclusion of share-based compensation expense related to restricted stock awards and stock options provides a useful supplemental measure in evaluating the performance of our operations and provides better transparency of our results of operations. We believe that our non-GAAP financial measures are meaningful to investors when analyzing our results of operations, as they are a key metric used by our management for financial and operational decision-making.

The market price of our stock may fluctuate based on future non-GAAP results if investors base their investment decisions on such non-GAAP financial measures. If we decide to alter or discontinue the use of non-GAAP financial measures in reporting our annual and quarterly results of operations, the market price of our stock could be adversely affected if investors analyze our performance in a different manner.

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Risks Related to Being a Public Company

We must continue to comply with Nasdaq listing requirements, and failure to do so could result in the delisting of our securities.

Our Common stock is currently listed for trading on The Nasdaq Capital Market. We must satisfy Nasdaq’s continued listing requirements, including, among other things, a minimum stockholders’ equity of $2.5 million and a minimum closing bid price of $1.00 per share or risk delisting, which would have a material adverse effect on our business.

A delisting of our Common stock from The Nasdaq Capital Market could materially reduce the liquidity of our Common stock and result in a corresponding material reduction in the price of our Common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities.

As previously disclosed, on April 16, 2025, we received a delinquency notification letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC notifying the Company that since it has not yet filed its Form 10-K for the year ended December 31, 2024 the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires listed companies to timely file all periodic financial reports with the U.S. Securities and Exchange Commission. The letter stated that the Company had 60 calendar days to submit a plan to regain compliance and if Nasdaq accepts the plan, they can grant an exception of up to 180 calendar days from the filing’s due date, or until October 13, 2025, to regain compliance.

On May 28, 2025, we received an additional delinquency notification letter from the Nasdaq notifying the Company that since it has not yet filed its Form 10-Q for the period ended March 31, 2025, and because the Company remains delinquent in filing its Form 10-K for the period ended December 31, 2024, the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires listed companies to timely file all periodic financial reports with the U.S. Securities and Exchange Commission. The letter stated that the Company had until June 16, 2025, to submit a plan to regain compliance, and if NASDAQ accepts the plan, they can grant an exception of up to 180 calendar days from the Filing’s due date, or until October 13, 2025, to regain compliance.

On August 29, 2025, we received an additional delinquency notification letter from the Nasdaq notifying the Company that because it has not filed Company’s Form 10-Q for the period ended June 30, 2025 and it remains delinquent in filing its Form 10-K for the period ended December 31, 2024 and its Form 10-Q for the period ended March 31, 2025, the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1). The letter allowed an additional exception to enable the Company to regain compliance with all delinquent filings, but only for a maximum of 180 calendar days from the due date of the initial delinquent filing, or October 13, 2025. The Company subsequently filed all of the delinquent filings with the U.S. Securities and Exchange Commission on October 6, 2025, and based on such filings, Nasdaq staff has determined that the Company had regained compliance and that this matter was closed.

There is no assurance that we will maintain compliance with minimum listing requirements in the future. If our Common stock were delisted from Nasdaq, trading of our Common stock would most likely take place on an over-the-counter market established for unlisted securities, such as the OTCQB or the Pink Market maintained by OTC Markets Group Inc. An investor would likely find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our Common stock on an over-the-counter market, and many investors would likely not buy or sell our Common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. In addition, as a delisted security, our Common stock would be subject to SEC rules as a “penny stock,” which impose additional disclosure requirements on broker-dealers. The regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our Common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. For these reasons and others, delisting would adversely affect the liquidity, trading volume and price of our Common stock, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition and results of operations, including our ability to attract and retain qualified employees and to raise capital.

As a “controlled company” under Nasdaq rules, we may rely on exemptions from certain corporate governance requirements.

Al Kapoor, our Chairman and Chief Executive Officer, currently controls nearly 82.80% of our voting power, qualifying us as a “controlled company.” As such, we may rely on exemptions from Nasdaq’s corporate governance rules, including requirements relating to independent directors and committee composition. These exemptions may provide fewer protections to minority stockholders.

As a “controlled company”, Syntec Optics is permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including (i) an exemption from the rule that a majority of our board of directors must be independent directors; (ii) an exemption from the rule that director nominees must be selected or recommended solely by independent directors; and (iii) an exemption from the rule that the compensation committee must be comprised solely of independent directors.

Syntec Optics intends to rely on the exemption available to a “controlled company” for the requirement that a majority of the board of directors must be comprised of independent directors under Nasdaq Rule 5605(b)(1). Syntec Optics is not required to meet this requirement. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to companies that are subject to these corporate governance requirements.

Outstanding warrants could result in substantial dilution and increase volatility in our stock price.

As of December 31, 2025, we had 14,107,989 outstanding public warrants and 6,920,500 private warrants exercisable at $11.50 per share. Exercise or redemption of these warrants could significantly increase the number of outstanding shares and dilute current stockholders. We may redeem public warrants when certain conditions are met, potentially forcing warrant holders to exercise at an unfavorable time or accept a nominal redemption price.

Future sales of a substantial number of our shares could depress the market price of our common shares.

Under registration rights agreements, certain stockholders are entitled to require us to register the resale of their shares. Upon effectiveness of resale registration statements and expiration of lock-up periods, a substantial number of shares, currently estimated at nearly 31 million shares, which include the Contingent Earnout Shares and shares issuable upon exercise of the outstanding public and private warrants, in each case, with an exercise price of $11.50 per share and if such warrants are exercised, may become eligible for resale, which could place downward pressure on our stock price.

Directors’ and officers’ liability insurance has become increasingly costly.

Premiums for directors’ and officers’ liability insurance have increased among emerging-growth companies. If we cannot maintain adequate coverage on acceptable terms, our ability to attract and retain qualified directors and officers may be impaired.

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Risks Related to Legal and Regulatory Matters

Our charter documents and Delaware law may contain anti-takeover provisions that may prevent or delay a change of control.

Provisions such as a classified board, limitations on stockholder-called special meetings, and authorization to issue preferred stock without stockholder approval may discourage or delay a change of control that stockholders might consider favorable.

We may become involved in legal proceedings that could result in significant costs and divert management attention.

We may be subject to claims and litigation relating to intellectual property, contracts, employment matters, environmental obligations, securities laws, and other business disputes. Even when resolved in our favor, such matters may require significant financial and managerial resources.

Risks Related to Ownership of Our Securities

The market price of our securities may be volatile, and you may lose part or all of your investment.

The trading price of our securities may fluctuate due to variations in financial results, analyst coverage, macroeconomic conditions, market perceptions of our industry, or the resale of a substantial number of shares.

We do not expect to pay dividends for the foreseeable future.

We intend to retain future earnings to fund operations, capital expenditures, and growth initiatives. Our indebtedness may also restrict our ability to pay dividends. As a result, investors must rely on stock price appreciation, if any, for a return on their investment.

Other General Risks

If securities or industry analysts do not publish research or reports about Syntec Optics, or publish negative reports, Syntec Optics’ stock price and trading volume could decline.

The trading market for Syntec Optics’ common shares will depend, in part, on the research and reports that securities or industry analysts publish about Syntec Optics. Syntec Optics will not have any control over these analysts. If Syntec Optics’ financial performance fails to meet analyst estimates or one or more of the analysts who cover Syntec Optics downgrade its common shares or change their opinion, Syntec Optics’ stock price would likely decline. If one or more of these analysts cease coverage of Syntec Optics or fail to regularly publish reports on Syntec Optics, it could lose visibility in the financial markets, which could cause Syntec Optics’ stock price or trading volume to decline.

If any of the Merger’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of Syntec Optics’ securities may decline. Additionally, trading prices for Syntec Optics’ securities could be highly volatile, and purchasers of Syntec Optics securities could incur substantial losses.

The market price of our common shares may fluctuate significantly and could decline if our operating performance does not meet the expectations of investors or securities analysts following our transition to a public company. Factors such as changes in financial results, market conditions, or investor perceptions of our business may adversely affect the market price of our common shares.

The trading price of the Syntec Optics common shares following an acquisition may fluctuate substantially and may be lower than its current price. This may be especially true for companies like ours with a small public float. If an active market for Syntec Optics’ securities develops and continues, the trading price of Syntec Optics’ securities following an acquisition could be volatile and subject to wide fluctuations. The trading price of the Syntec Optics common shares following an acquisition will depend on many factors, including those described in this “Risk Factors” section, many of which are beyond Syntec Optics’ control and may not be related to Syntec Optics’ operating performance. Any of the factors listed below could have a material adverse effect on your investment in Syntec Optics’ securities and Syntec Optics’ securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Syntec Optics’ securities may not recover and may experience a further decline.

Factors affecting the trading price of Syntec Optics securities following an acquisition may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to ours;

●	changes in the market’s expectations about our operating results;

●	the public’s reaction to our press releases, other public announcements and filings with the SEC;

●	speculation in the press or investment community;

●	actual or anticipated developments in Syntec Optics’ business, competitors’ businesses or the competitive landscape generally;

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●	innovations or new products developed by Syntec Optics or its competitors;

●	manufacturing, supply or distribution delays or shortages;

●	any changes to Syntec Optics’ relationship with any manufacturers, suppliers, licensors, future collaborators, or other strategic partners;

●	the operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning Syntec Optics or the market in general;

●	operating and stock price performance of other companies that investors deem comparable to ours;

●	changes in laws and regulations affecting Syntec Optics’ business;

●	commencement of, or involvement in, litigation involving Syntec Optics;

●	changes in Syntec Optics’ capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of Syntec Optics common shares available for public sale;

●	any major change in Syntec Optics board of directors or management;

●	sales of substantial amounts of Syntec Optics common shares by our directors, officers or significant stockholders or the perception that such sales could occur;

●	general economic and political conditions such as recessions, interest rates, “trade wars,” pandemics (such as COVID-19) and acts of war or terrorism (including the Russia-Ukraine conflict and the ongoing war in the Middle East); and

●	other risk factors and other matters described or referenced under the sections “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Broad market and industry factors may materially harm the market price of Syntec Optics’ securities irrespective of Syntec Optics’ operating performance. The stock market in general and Nasdaq have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Syntec Optics’ securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to Syntec Optics could depress Syntec Optics’ stock price regardless of Syntec Optics’ business, prospects, financial conditions or results of operations. Broad market and industry factors, including, the impact of global pandemics, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of the Syntec Optics common shares, regardless of Syntec Optics’ actual operating performance. A decline in the market price of Syntec Optics’ securities also could adversely affect Syntec Optics’ ability to issue additional securities and Syntec Optics’ ability to obtain additional financing in the future.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

An active trading market for Syntec Optics’ securities may not be available on a consistent basis to provide stockholders with adequate liquidity.

Syntec Optics common shares and warrants are listed on Nasdaq under the symbols “OPTX” and “OPTXW” respectively, and to trade on that market. However, Syntec Optics cannot assure you that an active trading market for its common shares will be sustained. Accordingly, Syntec Optics cannot assure you of the liquidity of any trading market, your ability to sell your shares of its common shares when desired or the prices that you may obtain for your shares.

Warrants are exercisable for Syntec Optics’ common shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to Syntec Optics’ stockholders.

Our public and private warrants are exercisable for the Company’s common shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders. As of December 31, 2025, there were 14,107,989 outstanding public warrants to purchase 14,107,989 common shares at an exercise price of $11.50 per share, and 6,920,500 shares of common stock underlying the Private Warrants, exercisable at $11.50 per share.

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To the extent such warrants are exercised, additional common shares will be outstanding, which will result in dilution to the holders of the Company’s common shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Company’s common shares, the impact of which is increased as the value of our stock price increases.

Syntec Optics’ operating results may fluctuate significantly following an acquisition, which makes its future operating results difficult to predict and could cause its operating results to fall below expectations or any guidance it may provide.

Syntec Optics’ quarterly and annual operating results may fluctuate significantly, which makes it difficult for it to predict its future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of its control, including, but not limited to:

●	Syntec Optics’ ability to engage target customers and successfully convert these customers into meaningful orders in the future;

●	the size and growth of the potential markets for Syntec Optics’ products and its ability to serve those markets;

●	the level of demand for any products, which may vary significantly;

●	future accounting pronouncements or changes in its accounting policies; and

●	macroeconomic conditions, both nationally and locally; and

●	any other change in the competitive landscape of its industry

The cumulative effects of these factors could result in large fluctuations and unpredictability in Syntec Optics’ quarterly and annual operating results. As a result, comparing its operating results on a period- to-period basis may not be meaningful. Investors should not rely on its past results as an indication of its future performance.

This variability and unpredictability could also result in its failing to meet the expectations of industry or financial analysts or investors for any period. If Syntec Optics’ revenue or operating results fall below the expectations of analysts or investors or below any forecasts Syntec Optics may provide to the market, or if the forecasts it provides to the market are below the expectations of analysts or investors, the price of Syntec Optics common shares could decline substantially. Such a stock price decline could occur even when it has met any prior publicly stated revenue or earnings guidance it may provide.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely effect Syntec Optics’ business, investments and results of operations.

Syntec Optics will be subject to laws, regulations and rules enacted by national, regional, and local governments and Nasdaq. In particular, Syntec Optics is required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Syntec Optics’ business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on Syntec Optics’ business and results of operations.

Syntec Optics is an emerging growth company and any decision to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make Syntec Optics’ common shares less attractive to investors.

Syntec Optics currently is an “emerging growth company,” as defined in the JOBS Act. For as long as it continues to be an emerging growth company, Syntec Optics may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:

●	not being required to have an independent registered public accounting firm audit Syntec Optics’ internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in Syntec Optics’ periodic reports and annual report on Form 10-K; and

●	exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

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As a result, the stockholders may not have access to certain information that they may deem important. Syntec Optics’ status as an emerging growth company will end as soon as any of the following takes place:

●	the last day of the fiscal year in which Syntec Optics has at least $1.235 billion in annual revenue;

●	the date Syntec Optics qualifies as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates;

●	the date on which Syntec Optics has issued, in any three-year period, more than $1.0 billion in non- convertible debt securities; or

●	the last day of the fiscal year ending after the fifth anniversary of the Syntec Optics IPO.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. Syntec Optics may elect to take advantage of this extended transition period and as a result, its financial statements may not be comparable with similarly situated public companies.

Syntec Optics cannot predict if investors will find Syntec Optics’ common shares less attractive if it chooses to rely on any of the exemptions afforded emerging growth companies. If some investors find Syntec Optics’ common shares less attractive because Syntec Optics relies on any of these exemptions, there may be a less active trading market for Syntec Optics’ common shares and the market price of Syntec Optics’ common shares may be more volatile and may decline.

Syntec Optics’ failure to maintain an effective system of disclosure controls and internal control over financial reporting, Syntec Optics’ ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in Syntec Optics and, as a result, the market price of Syntec Optics common shares.

As a public company, Syntec Optics requires to comply with the requirements of the Sarbanes-Oxley Act, including, among other things, that Syntec Optics maintain effective disclosure controls and procedures and internal control over financial reporting. Syntec Optics is continuing to develop and refine its disclosure controls and other procedures that are designed to ensure that information required to be disclosed by Syntec Optics in the reports that Syntec Optics will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to Syntec Optics’ management, including Syntec Optics’ principal executive and financial officers.

Syntec Optics must continue to improve its internal control over financial reporting. Syntec Optics will be required to make a formal assessment of the effectiveness of its internal control over financial reporting and once Syntec Optics ceases to be an emerging growth company, Syntec Optics will be required to include an attestation report on internal control over financial reporting issued by Syntec Optics’ independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, Syntec Optics will be engaging in a process to document and evaluate Syntec Optics’ internal control over financial reporting, which is both costly and challenging. In this regard, Syntec Optics will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of Syntec Optics’ internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. There is a risk that Syntec Optics will not be able to conclude, within the prescribed time period or at all, that Syntec Optics’ internal control over financial reporting is effective as required by Section 404 of the Sarbanes- Oxley Act. Moreover, Syntec Optics’ testing, or the subsequent testing by Syntec Optics’ independent registered public accounting firm, may reveal additional deficiencies in Syntec Optics’ internal control over financial reporting that are deemed to be material weaknesses.

Any failure to implement and maintain effective disclosure controls and procedures and internal control over financial reporting, including the identification of one or more material weaknesses, could cause investors to lose confidence in the accuracy and completeness of Syntec Optics’ financial statements and reports, which would likely have an adverse effect on the market price of Syntec Optics’ common shares. In addition, Syntec Optics could be subject to sanctions or investigations by the stock exchange on which Syntec Optics’ common shares is listed, the SEC and other regulatory authorities.

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Management has determined that our internal controls were not effective as of December 31, 2025, due to a material weakness. We have implemented a plan to remediate this material weakness, but our efforts may be unsuccessful. If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired.

SOX requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. As a result, we are required to periodically perform an evaluation of our internal controls over financial reporting to allow management to report on the effectiveness of those controls, as required by Section 404 of SOX (“Section 404”). Additionally, and depending on our filing status, our independent auditors may be required to perform a similar evaluation and report on the effectiveness of our internal controls over financial reporting. These efforts to comply with Section 404 and related regulations have required, and continue to require, the commitment of significant financial and managerial resources. Based on management’s processes and assessment, management has concluded that, as of December 31, 2025, our internal control over financial reporting was not effective as a result of a material weakness.

This material weakness related to: (i) lack of documentation of formal internal control process and controls, including lack of review of journal entries and segregation of duties, (ii) lack of timely reconciliation controls in the areas of accounts payable, accrued legal expenses, and provision for income taxes, (iii) lack of controls related to identification and disclosure of related party transaction, (iv) lack of controls related to evaluation of non-routine transactions including financial instruments, and (v) lack of the necessary information technology (“IT”) general controls infrastructure in the areas of user access and program change-management due to insufficient documentation and training, and inadequate IT risk assessment process. Additionally, we lack controls around the review of SOC-1 reports and lack of cyber security related controls.

To address these issues, we have designed and are in the process of implementing the following remediation initiatives, which are aligned with the COSO framework:

● Enhance corporate governance through increased oversight by the Audit Committee, including additional reviews of internal control improvements and financial statements prior to publication (Control Environment; Monitoring Activities).

● Design and implement internal control flowcharts to strengthen segregation of duties (Control Activities; Risk Assessment).

● Increase staffing levels and competencies to enable appropriate separation of duties (Control Environment; Control Activities).

● Implement a formal checklist, review process, and controls over all journal entries and modifications to trial balances (Control Activities; Information & Communication).

● Hire additional experienced accounting and reporting professionals to prepare and approve consolidated financial statements and footnote disclosures in accordance with U.S. GAAP (Control Environment; Control Activities).

● Engage outside professional support to assist with SEC reporting requirements and special circumstances to ensure timely and accurate filings (Control Environment; Information & Communication).

● Establish a formal quarterly attestation process for managers and accounting staff to reinforce and monitor the use of control processes and workflows (Monitoring Activities; Information & Communication).

● Implement a formalized system for tracking control measures to reduce complexity and improve management’s review of control effectiveness (Monitoring Activities; Information & Communication).

While the Company has initiated these remediation efforts, not all measures have been fully implemented as of the date of this filing. In addition, while we took steps to remediating the material weaknesses identified above and maintaining the integrity of our internal controls over financial reporting and all other aspects of Section 404, we cannot be certain that additional material weaknesses will not be identified when we test the effectiveness of our control systems in the future or that our remediation efforts will be or remain successful. If additional material weaknesses are identified, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources, costly litigation or a loss of public confidence in our internal controls, which could have an adverse effect on the market price of our stock. Notwithstanding this material weakness, we believe that our financial statements contained in this prospectus fairly present our financial position, results of operations and cash flows for the periods included in this prospectus in all material respects.

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Cautionary Note Regarding Forward-Looking Statements

This registration statement contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, including certain financial forecasts and projections. All statements other than statements of historical fact contained in this registration statement, including statements as to the transactions contemplated by the business combination and related agreements, future results of operations and financial position, revenue and other metrics, planned products and services, business strategy and plans, objectives of management for future operations of Syntec Optics, market size, and growth opportunities, competitive position and technological and market trends, are forward-looking statements. Some of these forward- looking statements can be identified by the use of forward-looking words, including “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “targets,” “projects,” “could,” “would,” “continue,” “forecast” or the negatives of these terms or variations of them or similar expressions. All forward-looking statements are subject to risks, uncertainties, and other factors (some of which are beyond the control of Syntec Optics), which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts and assumptions that, while considered reasonable by Syntec Optics and its management, as the case may be, are inherently uncertain and many factors may cause the actual results to differ materially from current expectations which include, but are not limited to:

1.	ability of Syntec Optics to successfully increase market penetration into its target markets;
2.	the addressable markets that Syntec Optics intends to target do not grow as expected;
3.	the loss of any key executives;
4.	the loss of any relationships with key suppliers including suppliers abroad;
5.	the loss of any relationships with key customers;
6.	the inability to protect Syntec Optics’ patents and other intellectual property;
7.	the failure to successfully execute manufacturing of announced products in a timely manner or at all, or to scale to mass production;
8.	costs related to any further business combination;
9.	changes in applicable laws or regulations;
10.	the possibility that Syntec Optics may be adversely affected by other economic, business and/or competitive factors;
11.	Syntec Optics’ estimates of its growth and projected financial results for the future and meeting or satisfying the underlying assumptions with respect thereto;
12.	the impact of any pandemic, including any mutations or variants thereof and the Russian/Ukrainian, Israeli or Middle East conflict, and any resulting effect on business and financial conditions, including but not limited to, any inflationary pressures;
13.	inability to complete any investments or borrowings in connection with any organic or inorganic growth; and
14.	the potential for events or circumstances that result in Syntec Optics’ failure to timely achieve the anticipated benefits of Syntec Optics’ customer arrangements.

Nothing in this registration statement should be regarded as a representation by any person that the forward- looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Syntec Optics does not give any assurance that Syntec Optics will achieve its expected results. Syntec Optics does not undertake any duty to update these forward-looking statements except as otherwise required by law.

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USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $18.6 million ($21.4 million assuming the underwriter exercises its option to purchase additional shares in full) and after deducting underwriting discounts and commissions, assuming no other offering expenses are deducted from such amount.

Syntec intends to use the net proceeds of this offering to acquire or invest in complementary businesses, technologies, products or assets. We may also use a portion of the net proceeds from this offering for working capital, capital expenditures and to optimize our capital structure including potential repayment of indebtedness, which may include that certain subordinated term note with its majority stockholder in in the principal amount of $1,268,732.49, which bears interest at 6.953% per annum, amortizes over 35 monthly payments, matures on October 31, 2028, at which time all remaining principal and accrued interest are due and is expressly subordinated to the Company’s obligations under the Credit Agreement (the “Shareholder Note”).

Although we continuously evaluate strategic opportunities and may engage in discussions with potential counterparties from time to time, we do not currently have any agreements, commitments or obligations to complete any acquisition, investment or similar transaction.

Our expected use of the net proceeds from this offering represents our current intentions based on our present plans and business conditions. However, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon completion of this offering or the amounts that we will actually spend on the uses set forth above. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

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DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our common shares. We do not intend to pay cash dividends to our stockholders in the foreseeable future. Investors should not purchase our common shares with the expectation of receiving cash dividends.

Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

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CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2025:

●	on an actual basis; and

●	on an as adjusted basis to give effect to (i) the issuance and sale of 2,857,142 shares at a public offering price of $7.00 per share in this offering, and (ii) the receipt of $18.6 million of net proceeds, after deduction of underwriting discounts and commissions.

This table should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and notes.

	Actual December 31, 2025	As Adjusted
Cash and Cash Equivalents	$358,867	$12,164,998
Debt:
Line of Credit	6,763,863	-
Current Maturities of Debt Obligations	93,358	93,358
Current Maturities of Debt Obligations - Related Party	406,495	406,495
Current Maturities of Finance Lease Obligations	354,499	354,499
Long-Term Debt Obligations	860,548	860,548
Long-Term Debt Obligations - Related Party	1,268,732	1,268,732
Long-term finance lease obligations	1,414,611	1,414,611
Total debt	11,162,106	4,398,243
Stockholders’ equity:
Common shares, $0.0001 par value; 36,920,226 shares issued and outstanding	3,692	3,978
Additional paid-in capital	2,677,181	21,246,889
Retained earnings	6,859,982	6,859,982
Total stockholders’ equity	9,540,855	28,110,849
Total capitalization (Sum of total debt and stockholder’s equity)	$20,702,961	$32,509,092

The table and discussion above is based on 36,920,226 shares of our Common stock outstanding as of December 31, 2025, which amount excludes as of such date:

●	26,000,000 Contingent Earnout Shares for Syntec Optics current stockholders;
●	14,107,989 common shares underlying the Public Warrants;
●	6,920,500 common shares underlying the Private Warrants;
●	2,773,971 common shares under the 2023 Plan; and
●	1,000,000 common shares under the 2023 ESPP.

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DILUTION

The difference between the public offering price per share of Common shares and the as adjusted net tangible book value per share of our Common shares after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities, by the number of outstanding shares of our Common shares. The number of shares outstanding used in this section reflects shares outstanding as of December 31, 2025. At December 31, 2025, our net tangible book value was $9,540,855, or approximately $0.26 per share of common shares.

After giving effect to the sale of 2,857,142 shares of Common stock we are offering at a public offering price of $7.00 per share and the deduction of underwriting discounts and commissions and estimated expenses of this offering, our as adjusted net tangible book value as of December 31, 2025 would have been $28,110,849 or $0.71 per share. This represents an immediate increase in net book value of $0.45 per share to our existing stockholders and an immediate dilution in net tangible book value of $6.29 per share to new investors participating in this offering

The following table illustrates this dilution on a per share basis:

Public offering price per share		$7.00
Net tangible book value (deficit) per share as of December 31, 2025	$0.26
Increase in net tangible book value per share attributable to this offering	$0.45
As adjusted net tangible book value per share immediately after this offering	$0.71
Dilution per share to new investors in this offering		$6.29

The dilution information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering.

If the underwriter’s option to purchase additional shares from us is exercised in full, the as adjusted net tangible book value per share after this offering would be $0.77 per share, the increase in as adjusted net tangible book value per share to existing stockholders would be $0.51 per share and the dilution to new investors purchasing shares in this offering would be $6.23 per share.

The foregoing tables and calculations (other than the historical net tangible book value calculation) are based on an aggregate of 36,920,226 shares of our common shares outstanding as of December 31, 2025, and excludes the following:

●	26,000,000 Contingent Earnout Shares for Syntec Optics current stockholders;
●	14,107,989 common shares underlying the Public Warrants;
●	6,920,500 common shares underlying the Private Warrants;
●	2,773,971 common shares under the 2023 Plan; and
●	1,000,000 common shares under the 2023 ESPP.

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BUSINESS

All references in this report to “Syntec Optics,” “Syntec”, the “Company,” “we,” “us,” or “our” mean Syntec Optics Holdings, Inc. and its subsidiaries unless stated otherwise or the context otherwise indicates.

Overview

Syntec Optics believes that photon enabled technologies are more than just a trend. Syntec Optics goal is to deliver impactful solutions for optics and photonics enabled solutions globally. We believe that the innovative design for manufacturing of our optics and photonics enabling products is ideally suited for the demands of modern original equipment manufacturers (“OEMs”) who rely on opto-electronics, light enabled devices, and intelligence that require high-precision and reliability. Ultimately, our vertically integrated advanced manufacturing platform of various, different but complimentary technologies offers our clients, across several end-markets, competitively priced and disruptive light-enabled technologies and sub-systems.

Syntec Optics was formed more than two decades ago from the aggregation of three advanced manufacturing companies (Wordingham Machine Co., Inc., Rochester Tool and Mold, Inc. and Syntec Technologies, Inc.) that were started in the 1980s. In 2000, Syntec Technologies, Inc created the “doing business as” name of Syntec Optics to unify the three companies’ respective offerings under a single trade name. Wordingham Machine Co., Inc, and Rochester Tool and Mold, Inc. became wholly owned subsidiaries of Syntec Technologies, Inc. in 2018 and the three companies legally merged in December 2022 as Syntec Optics, Inc. Syntec Optics has addressed the optical needs of customers in defense, consumer, bio-medical, and communications industries. Over the past 20 years, Syntec has been based in the Greater Rochester, New York area, and steadily growing and developing the unifying platform. Our intellectual property is protected with a portfolio of 4 issued patents, with several proprietary trade secrets surrounding our advanced manufacturing techniques. One in five employees has been with Syntec Optics for over a decade.

Syntec Optics is vertically integrated from design and component manufacturing for lens system assembly to imaging module integration for opto-electronic system solutions. Making our own housings, mold tools, molding parts, and nanomachining allows close interaction and recut ability, enabling special techniques to hold tolerances to sub-micron level. Syntec has assembled a world class design-for-manufacturability team, to augment its production team with deep expertise to fully leverage our vertical integration from component making to optics and electronics assembly. Syntec Optics has steadily developed variety of other complementary manufacturing techniques to provide a wide suite of horizontal capabilities including thin films deposition coatings, glass molding, polymer molding, tool- making, mechanicals manufacturing, and nanomachining.

Syntec became a leader in the industry by pioneering polymer-based optics and then subsequently adding glass optics and optics made from other materials including crystals and metals. Polymer-based optics provide numerous advantages compared to incumbent glass-based optics. Polymer-based optics are smaller, lower weight, lower cost, and offer very high-performance optical solutions. For all these reasons, Syntec is able to deliver products to our clients that are lighter, smaller, and suitable for cutting-edge technology products including the newly evolving silicon photonics industry. For defense applications, lighter weight optics are a critical advantage. For example, less weight on helmet equipment can reduce neck trauma for Army soldiers, and less equipment weight is beneficial for Air Force pilots. For bio-medical applications, biocompatible polymer-based optics are considered safer. For satellite communications, the use of lighter weight metal and polymer optics reduces installation costs.

Our designs and assembly processes are developed in-house in the United States. In 2016, Syntec Optics expanded its manufacturing facility to nearly 90,000 square-feet, allowing us to increase our production capacity and offer additional advanced manufacturing processes under one roof, which provide us the ability to increase sales to existing customers and increase penetration of our end-markets. Our facility provides a streamlined, partially autonomous production process for our current customers, which comprises optical assembly, electro-optics assembly, polymer optics molding, glass optics molding, opto-mechanical assembly, nanomachining and thin films coating. Our facility also provides availability to expand the number of advanced manufacturing processes to handle increased volumes of existing and new customer orders.

Syntec had focused on three key end-markets of defense, bio-medical, and consumer, all with several mission-critical applications with strong tailwinds, then also added communications in 2023. We believe these end- markets to be acyclical based upon the Company having positive aggregate cash flow for the past decade in spite of economic downturns. We believe the consistency of revenues over the past decade from operations, independent of the trends of the general economy, and the mission-critical nature of our product offerings, is our basis that these markets are acyclical. We believe our platform is well positioned as the foundation for further organic and inorganic growth with quality earnings and high margin offerings.

According to the SPIE Optics and Photonics most recent Industry Report (2024), optics is currently enabling 15% of the global economy, from smart phone cameras and extended reality devices to low orbit satellite telescopes to keeping our soldiers safe with night vision devices and patients healthy with intelligent light. This 15% figure represents the estimated value of the global optics and photonics products relative to annual global gross domestic product. As the world transitions to further adopt optically and photonically enabled products, we will continue our mission of developing innovative technology to serve these markets with affordable high-performance products globally. We intend to continue to focus on our core competencies of providing innovative technology, expanding our brand portfolio and providing affordable, sustainable and accessible optics and photonics enablers, all while being designed and manufactured in the United States.

Industry Background

For decades, optics and photonics have been enabling end-market products worldwide. Today, Syntec Optics light-enables products with a wide variety of materials from aluminum, crystals, glass, and polymers. Syntec’s ground-breaking work in polymer-based optics starting in 2000 created numerous advantages over the incumbent glass-based optics used in today’s markets:

●	Cost – Possible 50-150x savings over glass

●	Lightweight – Ideal for head mounted applications

●	Design flexibility – Greater optical surface options

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●	Bio-compatible – Medical field benefits

●	Ease of assembly – Ability to design in alignment features

●	Design in features – Eliminate mounting hardware

●	Performs better than glass – Functional parameters such as clarity, focus, contrast, brightness

●	Superior scratch resistance – Reduce damage probability

●	Upgradability – Reduced replacement/retrofit field cost

●	Repeatability – Same quality & performance every time

Tailwinds have propelled Syntec’s innovative hybrid optics where outside durable glass elements are unchanged but inside elements of optical assemblies are changed to polymers providing lighter weight advantage. Soldiers want lower weight on helmets that are now overloaded with devices.

Glass is still an important medium, and Syntec Optics added glass optics in 2018, leveraging its expertise in molding technology. Certain glasses can be molded for visible and near IR spectrum. Glass molding has also emerged as a leading technology to address growing needs in mid wave infrared and long wave infrared, especially with growing limitations on availability of Germanium.

Syntec Optics has offered aluminum or other metal precision-machined and nano-machined opto-mechanicals since 2000. Optical components often require thin-films coating. Syntec Optics developed unique coating technologies by 2014 to forward integrate.

In the year 2000, Syntec Optics developed capabilities to assemble its components into sub-systems, integrating optics as well as adding electronics to the optics.

Addressable Markets

Optics and Photonics Industry Report 2024 estimated that in 2023, the manufacturing sector contributed approximately 27% of global gross domestic product (“GDP”) annually, or an estimated $28.3 trillion, and optics and photonics comprise a substantial amount of this market. The optics and photonics market, the value of light-enabled products and services, is estimated to be $16 trillion annually, and represents roughly 15% of the world’s economy. This 15% figure represents the estimated value of the global optics and photonics products relative to annual global gross domestic product. Within this end-market, it is estimated that global annual revenue for photonics-enabled products and services exceeded $2.3 trillion in 2023. Photonics touches most sectors of our economy including consumer electronics (barcode scanners, DVD players, TV remote controls), telecommunications (fiber optics, lasers, switches), health (eye surgery, bio-medical instruments, and imaging), industrial (laser cutting and machining), Defense and Security (night vision, infrared cameras, remote sensing, aiming) and entertainment (holography and cinema projection). We believe accelerating optics and photonics innovation will continue to drive economic growth and increase its share of the global GDP.

The potential use of photonics in varied industries is fueling growth of the optics and photonics market. We believe sectors including telecom, transportation, healthcare, energy, aerospace, security, defense & space exploration, consumer, retail, electronics, food & agriculture, artificial intelligence software, and robotics are in the early stages of a dramatic transformation of scope and scale due to the unprecedented developments in advanced manufacturing of optics and photonics products, sub-systems, components, and materials. Continued mobility, intelligence, automation, sensing, and safety needs will accelerate in years to come, which will create a large market opportunity for such enabling businesses at the forefront of optics and photonics. The global optics and photonics sectors have experienced increasing demand for use of photonics in various applications.

The Optics & Photonics 2024 Industry Report estimated revenue growth for six of the top areas based on CAGR from 2012 to 2023. These areas are listed below, as examples of verticals that we intend to focus on:

●	Optical Communications (+11%), Widespread global adoption of cloud-based services is driving an expansion of telecom infrastructure in developing economies resulting in significant growth of the optical communications and networking markets.

●	Sensing, monitoring, and control (+10%), autonomous systems and the internet-of-things continued to create demand for a wide variety of photonic sensors. Self-driving cars, drones, and other robotics systems utilize a wide range of photonic sensors and imaging systems, some of which are increasingly benefiting from embedded artificial intelligence. Developments in the emerging field of quantum technology should drive major advances in metrology, sensing, communications, and computing, creating what we believe will be a multitude of new opportunities in photonics.

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●	Advanced manufacturing (+7%), gains in this segment were led by lasers for materials processing while robotics and vision technologies maintained their momentum as did implementation of 3D printing/additive manufacturing. Photonics-based production tools including lasers, optical metrology, and machine vision combined with adoption of rapid prototyping and Industry 4.0 are driving big manufacturing changes in industries like aerospace and automobiles.

●	Semiconductor processing (+7%), driven by demand for optical processing and metrology equipment. Opto- electronics and mobility, integrated photonics circuits are beginning to address applications that were typically addressed by integrated electronic circuits. POC Biosensing, terabit internet, lidar based radar, and telecom are areas that are being disrupted due to reduced cost, size, weight, and power consumption while still improving performance and reliability. Design, develop, and manufacturing processes are similar to micro-electronics. Integrated photonics is envisioned to play the role in industry 4.0 what electronic integrated circuits did in industry 3.0.

●	Bio-medical (+9%), growth in diagnostic imaging, digital pathology, in vitro diagnostics, and point-of-care diagnostics led broad-based gains across this segment. Food safety testing also saw a significant uptick. Looking ahead, cost-effective photonics-based diagnostic and therapeutic bio-medical devices are achieving higher market penetration.

●	Defense, safety, and security (+6%), driven by gains in more than 30 sub-segments combined with substantial upswings in video surveillance, perimeter security and sensing, and investment in equipment for directed energy systems. Infrared systems, hyperspectral imaging, and laser-based countermeasures are all deployed, while laser weapons are emerging as a real near-term possibility. We believe there may be increased demand for aiming, scoping, and targeting using optics and photonics.

Revolutionary Advanced Manufacturing Tailwinds

This fourth industrial revolution (“Industry 4.0”), which encompasses the internet-of-things and smart manufacturing, marries physical production and operations with digital technology, machine learning / artificial intelligence and big data to create a more holistic and connected ecosystem for companies that focus on manufacturing and supply chain management. As Industry 4.0 continues to bring changes in manufacturing, technological advancements leading to innovative photonics-enabled products, and photonics are improving manufacturing performance with photonics-enabled technology. We expect Industry 4.0 to transform production by driving faster, more flexible and more efficient processes which will be monetized by companies through the production of higher- quality goods at reduced costs.

Beyond the traditional industrial automation, new transforming products from unmanned aircraft and driverless cars, smart robots in the operating rooms and artificial intelligence of organ and tissue imaging, to augmented and virtual reality, increasingly require optics and photonics imagers, sensors, and detectors. We expect this trend to be especially pronounced in the United States, which has seen automation as a way to be globally competitive in spite of rising wages.

Optics and photonics are an integral aspect of the ongoing advancement of traditional manufacturing and industrial practices. Optics and photonics can reduce cost, size, weight, and power consumption in all spheres of technology that is making us smarter. These include our content, its context, inter-connection for exchange, and various types of content – from imaging to detection and sensing.

Syntec Platform Overview

Our unifying platform is a key differentiator. We believe the unifying platform is an aggregation of horizontal and vertical optics and photonics capabilities that span through the value-chain across materials, spectrum and advanced manufacturing processes. This unifying platform works by providing customers with several manufacturing capabilities in one location that saves time and reduces logistical burdens and costs. In 1999 Syntec brought precision machining capabilities into the Company with the addition of Wordingham Technologies, enabling broader capabilities for integrated optical assemblies. The acquisition of Rochester Tool and Mold provided control over making very precise tools for molded polymer components and molded glass components in hybrid systems. Close collaboration of these acquired entities began in 2000 and then all three acquired companies moved into one building in the city of Rochester by 2016. Investments from the cash flow and the unification was achieved to offer customers vertical and horizontal integrated critical capabilities under one-roof for mission critical sub-system solutions with well demonstrated metrology in both clean room optics and electro-optics assemblies. Thin film coating laboratory and glass molding technique was developed from grounds up organically to further support the optical element performances. Altogether, such a vertically and horizontal integrated company offers a further unification platform for consolidation through further acquisition in a fragmented industry of advanced manufacturers for mission critical application of optics and photonics even beyond bio-medical, defense, and consumer end-markets.

Syntec Optics has built its brand over two decades and is known as a leader to OEMs in optics and photonics sub- systems production. The dome was made from glass-filled polymer that replaced Sapphire for domes that had to not only meet high optical performance expected from windows, but be light weight, less expensive and rapidly scale. Ever since, we have ramped up rapidly many devices ranging from blood analyzers for patients in hospitals to night vison goggles to keep soldiers safe. The brand has been very visible at the pivotal show for optics and photonics solution providers annually in San Francisco’s Photonics West trade show.

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We currently offer a number of vertically integrated advanced manufacturing processes that deliver to our customers optically enabled products serving mission critical applications.

Syntec’s vertical integration strategy delivers many advantages, including greater economies of scale, lower variable production costs, decreased logistics costs and quality concerns. Advantages of vertical integration specific at Syntec include:

Positive differentiation is created.

●	Vertical integration creates predictability because more information is available to our team internally. There is more access to supply chain and production inputs. By being in more control, from start to finish, Syntec can function with stability and adapt quickly to changes so that the most effective and profitable results can be achieved.

Asset investments can focus on specialization.

●	Instead of seeking vendors and contractors with specific skill sets, vertical integration allows us to invest into internal assets that can specialize in the skill set that is required. This allows us to differentiate ourselves from others within its industry, creating a specific brand message and value proposition that resonates consistently with our customer base.

Transaction costs are lower throughout the supply chain.

●	With a high level of vertical integration, we can reduce the transaction costs that occur throughout our supply chain. This is done by removing cascaded margins imposed when dealing with suppliers and vendors that are not part of our integrated process.

Quality assurance can be built into the system.

●	Vertical integration allows us to put more eyes on the quality of what is being produced. From the initial supply to the final sale, a better Q/A process within our system creates a value proposition that is more reliable. In return, greater customer satisfaction occurs, which builds brand loyalty and return revenues.

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It opens new markets.

●	Vertical Integration can open new markets to the business. By partnering with or purchasing other vendors, proprietary information, property, or technologies can create local access that may have been otherwise unavailable. When this occurs, more profits can be achieved with a broader base of business to pursue.

Our Competitive Strengths

We believe that we possess the largest share in the markets we operate in, due to our following business strengths, which distinguish us in this competitive landscape and position us to capitalize on the anticipated continued growth in the optics and photonics enabled market:

○	Premier Polymer-Based Optics Technology. Each of our innovative optics features custom designed components to enhance optical clarity and performance in its particular application or setting. Syntec has assembled a world class optical and opto-mechanical design team capable of executing on the most challenging design projects.

○	Extensive, Growing Patent Portfolio. We have developed and filed patent applications on commercially relevant aspects of our business including optical systems and production processes. We own four active issued patents.

○	Proven Go-To-Market Strategy. We have successfully established a direct-to-business platform and have developed strong working relationships with Tier 1 manufacturers and major OEMs, custom designing products for new and existing applications.

○	Established Customer Base with Brand Recognition. We have a growing customer base featuring OEMs, distributors, Tier 1 suppliers across diverse end-markets and mission critical applications in Defense, Consumer and BioMed. The quality of our products has helped drive adoption from additional end-markets in low earth satellite communication with visibility for future growth through further expansion of our existing relationships.

○	High Quality Manufacturing Process. Unlike competitors that outsource their manufacturing processes, our optics are designed, assembled and tested in the United States, ensuring that our manufacturing process is thoroughly tested, and our optics are of the highest quality.

○	Drop-In Replacement. Our optics modules are largely designed to be “drop-in replacements” for traditional glass-based optics, which means that they are designed to fit into existing frames with little or no adjustments. Our target applications are enabling mission critical devices in demanding environments. We offer a full line of compatible components and accessories to simplify the replacement process and provide customer service to ensure a seamless transition to Low SwaP-C optics. Over their lifetime, our optics are significantly cheaper from both an absolute cost and a cost per optic perspective. These lifetime costs, at current costs and capacity, will naturally drop as we continue to take advantage of economies of scale.

Our Growth Strategy

We intend to leverage our competitive strengths, technology leadership and market share position to pursue our growth strategy through the following:

○	Expand Product Offerings. In the short-term, our aim is to further diversify our product offerings to give consumers, as well as OEMs and distributors, more options for additional applications. This will be accelerated by the expansion of our production capacity through organic and inorganic growth.

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○	Expand End-markets. Syntec Optics plans to further consolidate the fragmented photonics industry by expanding our portfolio of our existing, U.S.-based, advanced manufacturing processes of making thin-film coated glass, crystal, or polymer components and their housings, which are ultimately assembled into high performance hybrid electro-optics sub-systems. By doing so, Syntec Optics plans to grow to the new end- markets of communications and sensing. Syntec entered the communications end-market in 2023. Syntec Optics is currently engaged as a supplier for a U.S. Department of Commerce’s National Institute of Standards and Technology (“NIST”) funded research and development project for the sensing end-market. The communication end-market is characterized by the use of optics and photonics for data transmittal and reception of information, including, for example, satellite communications and other associated applications. The sensing end-market is characterized by the use of optics and photonics to detect scattered light or light with an altered refractive index due to the presence of a medium within a wide range of potential applications, including, for example, disease detection and other associated applications.

○	Commercialize Optics and Photonics Enabling Technology. We believe optics and photonics enabling technologies offer significant advantages to glass optics and electronics enabled products currently on the market, with the potential to be lighter, smaller, higher-performing and cheaper.

Our core growth strategy also involves inorganic growth with complementary businesses to augment our existing unifying platform. Syntec plans to run a disciplined process to arrive at a targeted list of companies it would like to acquire. Selected companies will have a good management team and ownership that can apply industry findings to build the next great public company that enables light. Such a company shall serve as a platform to add more diverse end-markets, achieve stable earnings growth, and build an R&D pipeline that brings sustainable future growth.

Optics and photonics companies are not clearly categorized in a small number of SIC codes, but Syntec’s long- term relationships with companies led to a list of 100+ SICs where optics and photonics companies live. Quality of earnings, financial reporting, forecasting, controls, and systems technology will also be used in the selection process for the roll-up.

Our Products and Technology

Syntec has built a solid foundation over many decades of developing new processes that produce various geometries and shapes of optical elements used in both visible and IR spectrums. Syntec started with custom polymer optics to find a foothold and then expanded into various materials for the Bio-medical, Defense & Security, and Consumer/Industrial sectors. In 2023 it added communications as an additional end-market. Syntec is at the forefront of innovation in single point diamond turning and has been pushing the frontiers of polymer and other materials for use in a wide variety of optics applications and requiring tight tolerances.

Syntec’s pioneering polymer-based optics provided numerous advantages compared to incumbent products, such as glass-based optics. Polymer-based optics are smaller sized, lower weight, lower in power consumption, and a high cost-effective optical solution. Polymer-based optics use polymers throughout the fabrication process which offers high production volume and fast repeatability. Other advantages of polymers are their high impact resistance; polymers do not split like glass, making this type of optics highly durable and cost effective in applications such as heads-up displays, goggles, and bio-medical disposable optics. Another key advantage we offer customers is fast prototyping. While advanced molding techniques are used for high volume productions and beta samples, we use nanomachining of polymers and other materials for quick alpha samples. We further increased the competitive advantage by providing lower cost by manufacturing with in-house lower cost glass molded glass. Often in cameras or optics sub-systems, glass and polymer elements are combined for a lower cost solution with durability and higher performance.

Thanks to their low density or low weight by volume, polymers are well adapted for making cutting-edge- technology products lighter and smaller. Polymers are between two and half and five times lighter than comparable glass products and are suitable for difficult and sophisticated refractive, reflective, and diffractive substrates with spherical, aspherical, and cylindrical prescriptions, thus reducing the number of optical components needed in a given optical system. Molding is the most repeatable, consistent, and economical way to produce complex-shaped optics in large volume or to integrate them onto a common substrate. Optical-grade polymers exhibit high light transmittance and are comparable to high-grade glasses. The optical-grade polymer market is growing rapidly; new polymers with low birefringence as well as higher and more stable refractive indices are available, offering design flexibility not possible with glass optics on their own.

Customers

Our components are used in a variety of applications ranging from biometric, imaging, illumination, scanning, projection, blood analysis, point of care diagnosis and fingerprint identification. Our components are also used in DNA sequencing, laser cutting, thermal imaging, retinal eye scanning, military applications and blood analysis. By investing in new technology and reliable equipment Syntec Optics provides low-cost precision solutions for challenging optical needs.

We have deep, long-standing relationships with many of our customers. Our customers primarily utilize our products for defense and security, optical diagnosis and imaging and projection lenses and heads-up displays. We work directly with customers to ensure compatibility with existing designs and collaborate on custom design for new applications.

○	Defense Optics – night vision goggles, missile systems and military LED lighting are just a few examples of the mission critical components used by our defense and security customers

○	Biophotonics – blood gas analyzer, bacteria analyzer and HIV detectors are used in medical procedures

○	Communication Optics – low earth orbit satellite transmitters, receivers and high-precision mirrors are used in high-speed data transmission processes

We continue to seek to grow our customer base within our existing segments; however, we also believe that our products are well suited to address the needs in additional segments, including semiconductor, communication, advanced manufacturing, sensing, lighting Solar-PV, and displays and we will seek to expand our market share in these segments in the future.

Facilities

Our corporate headquarters is in an approximately 90,000 square foot facility that we lease in Rochester, New York. The lease for this building was entered into on July 23, 2015 for a 10-year period and has provisions for two extensions of 5 years each. The Company has exercised the first extension (to July 2030), and we have the option to extend for an additional five-year term. We believe we will be able to obtain additional space on commercially reasonable terms.

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Supplier Relationships

We have a well-established global supply chain that underlies the sourcing of the components of our products, although we source domestically whenever possible. We follow a lean manufacturing process and align our purchases with customer backlog. We prefer to pre-order in advance for the year to ensure adequate supply. For nearly all our components, we ensure that we have alternate suppliers available. As a result of our long-standing relationships with our suppliers, we are able to source materials on favorable terms within reasonable lead-times.

Sales and Marketing

Our proven sales and marketing strategy has allowed us to penetrate our current end-markets efficiently. We use a variety of methods to educate consumers on the benefits of optics and photonics-enabled technologies and why they are a better investment compared to electronically enabled technologies found in our target end-markets today. Through information found on our website and social media platforms that educate consumers on the benefits of optics and photonics-enabled technologies, we assist consumers on how they may benefit from the advanced manufacturing processes and technologies that we offer.

We use a multi-pronged sales and marketing strategy to ensure that the Syntec Optics brand is at the forefront of its respective end-markets. We have established strong relationships, particularly in the defense and bio-medical industries through participation in trade shows and other sponsored industry events, which have allowed us to reach customers to ensure we are aware of evolving customer preferences. We are then able to leverage this customer feedback to collaborate on custom designs for new and existing applications.

We value our customer relationships. Our website and our customer service are key elements to our sales strategy. Our website enables customers to purchase off the shelf optics and provides access to a range of product information, technical benefits, and advanced manufacturing services. We have a team of experts dedicated to supporting our customers’ sales, technical and service needs.

Competition

Syntec is a vertically integrated advanced manufacturer of optics and photonics. At the public company level, competitors may have Syntec’s suite of advanced manufacturing techniques under its corporate umbrella, but not likely under the same roof. This differentiation allows Syntec to successfully serve OEM and Tier 1 suppliers in the Defense, Bio-medical and Consumer/Industrial end-markets.

Advanced manufacturers in the optics and photonics space enable end-products generally through a combination of materials, electromagnetic spectrum or processes. Many of Syntec’s competitors specialize in aspects of these three areas and may not have in-house capabilities across all three areas. For example, some of Syntec’s competitors specialize in precision motion optics, vision specialists, high-resolution spectral cameras, electro-optical aerospace systems and or machine vision systems. Syntec can provide solutions to each of these specialty areas by deploying its highly trained employee base and its patented intellectual property and trade secret processes.

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In certain instances, Syntec may collaborate on design and development of mission critical sub-components in its competitors’ products given its broad advanced manufacturing capabilities. Syntec is excited to bring its unifying value proposition to the public market.

Intellectual Property

The success of our business and our technology leadership is supported by our proprietary optics and photonics enabling advanced manufacturing processes and technologies. We have received patents and filed patent applications in the United States to provide protection for our technology. We rely upon a combination of patent, trademark and trade secret laws in the United States and other jurisdictions, as well as contractual protections, to establish, maintain and enforce rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through non-disclosure and invention assignment agreements with our employees and consultants and through non-disclosure agreements with business partners and other third parties.

As of December 31, 2025 and 2024, we owned three active issued patents. We were granted an additional patent in 2026, and now own four patents as of the date of this filing. The patents cover the United States. We periodically review and update our patent portfolio to protect our products and newly developed technologies.

US Patent 9192298B2 “Contact lens for intraocular pressure measurement” is an active patent that is assigned to and owned by Syntec Optics. The patent was issued in November 2015 and expires in April 2034.

US Patent 10052731B2 “Flycutter having forced air cleaning” is an active patent that is assigned to and owned by Syntec Optics. The patent was granted in August 2018 and expires in December 2036.

US Patent 11383414B2 “Parts degating apparatus using laser” is an active patent that is assigned to and owned by Syntec Optics. The patent was issued in July 2022 and expires in August 2040.

US Patent 12,613,078B2 “Imaging Apparatus with Thermal Augmentation” is a patent that issued on April 28, 2026 and expires in December 2044.

We periodically review our development efforts to assess the existence and patentability of new intellectual property. We pursue the registration of our domain names and trademarks and service marks in the United States and other jurisdictions.

Government Regulations

We currently operate from a dedicated leased manufacturing facility located in Rochester, New York. We have never owned any facility at which we operated. Operations at our facilities are subject to a variety of environmental, health and safety regulations, including those governing the generation, handling, storage, use, transportation, and disposal of hazardous materials. To conduct our operations, we have to obtain environmental, health and safety permits and registrations and prepare plans. We are subject to inspections and possible citations by federal, state, and local environmental, health, and safety regulators. We have policies in place to assure compliance with our obligations (for example, machine guarding, hot work, hazardous material management and transportation). We train our employees and conduct audits of our operations to assess our fulfillment of these policies.

We are also subject to laws imposing liability for the clean up and release of hazardous substances. Under the law, we can be liable even if we did not cause a release on real property that we lease. We believe we have taken commercially reasonable steps to avoid such liability with respect to our current leased facilities.

On July 4, 2025, the One Big Beautiful Bill Act, commonly referred to as “OBBBA”, was signed into law as Public Law No. 119-21, enacting sweeping reforms to domestic and international taxation. This legislation includes several provisions of significance to domestic manufacturing companies with R&D expenditures:

OBBBA restores full immediate tax deductibility for domestic research and experimental expenses incurred in 2025 and beyond. This reverses the five-year amortization requirement previously mandated under the Tax Cuts and Jobs Act. The law also permits taxpayers to accelerate unamortized domestic R&D expenditures incurred from January 1, 2022, through December 31, 2024, over one or two years, potentially resulting in adjustments to prior-year tax filings.

The law enshrines 100% first-year bonus depreciation for qualified tangible personal property placed into service after January 19, 2025, including qualified production property (QPP) used in manufacturing facilities, potentially offering accelerated write-offs of capital investments.

Under U.S. GAAP, R&D costs incurred are expensed as incurred per ASC 730. The immediate tax expensing afforded by OBBBA may reduce book-tax timing differences, simplify tax accounting, and align taxable income more closely with reported financial results.

Where plausible, the Company plans to take advantage of these changes in 2025 and beyond. Presently, the impact is not significant, given our current loss position.

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Environmental Matters

We are subject to domestic and foreign environmental laws and regulations governing our operations, including, but not limited to, emissions into the air and water and the use, handling, disposal and remediation of hazardous substances. A certain risk of environmental liability is inherent in our production activities, operation of our systems and the disposal of our systems. These laws and regulations govern, among other things, the generation, use, storage, registration, handling and disposal of chemicals and waste materials, the presence of specified substances in electrical products, the emission and discharge of hazardous materials into the ground, air or water, the clean up of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and other waste materials and the health and safety of our employees.

Export and Trade Matters

We are subject to anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the U.S. Foreign Corrupt Practices Act, as well as the laws of the countries where we do business. We are also subject to various trade restrictions, including trade and economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control and export controls administered by the U.S. Department of Commerce, we are prohibited from engaging in transactions involving certain persons and certain designated countries or territories, including Cuba, Iran, Syria, North Korea and the Crimea Region of Ukraine. In addition, our systems may be subject to export regulations that can involve significant compliance time and may add additional overhead cost to our systems. In recent years the United States government has a renewed focus on export matters. For example, the Export Control Reform Act of 2018 and regulatory guidance thereunder have imposed additional controls and may result in the imposition of further additional controls, on the export of certain “emerging and foundational technologies.” Our current and future systems may be subject to these heightened regulations, which could increase our compliance costs.

See “Risk Factors—We must comply with anti-corruption, anti-money-laundering, export-control, and economic-sanctions laws; non-compliance could result in severe penalties.” for additional information about the anti-corruption and anti-money laundering laws that may affect our business.

Legal Proceedings

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to any material litigation or other legal proceedings brought against us. We are also not aware of any legal proceeding, investigation or claim, or other legal exposure that has a more than remote possibility of having a material adverse effect on our business, financial condition or results of operations.

See “Risk Factors—We may become involved in legal proceedings that could result in significant costs and divert management attention.”

Employees and Human Capital Resources

As of December 31, 2025, we have 164 employees. We have adopted our Code of Ethics to support and protect our culture, and we strive to create a workplace culture in line with our values: “Integrity”, “Humility”, “Innovation”, “Discipline”, and “Continuous Improvement” and help our customers “Change the way the world views itself, one optic at a time.” As part of our initiative to retain and develop our talent, we focus on these key areas:

○	Safety – Employees are regularly educated on safety around their workspaces, and employees participate in volunteer roles on a safety committee, and in emergency readiness roles. We have a dedicated safety coordinator who tracks and measures our performance and helps us benchmark our safety programs against our peers.

○	Collaboration – As we grow, opportunities for cross-functional collaboration may not be as organic as they used to be. We have responded to that challenge by staying mindful and acting intentionally to gather cross-functional input on new initiatives and continuous improvement efforts.

○	Continuous Improvement – We apply continuous improvement measure to processes as well as people. We encourage professional development of our employees, through ongoing learning, credentialing, and collaboration with their industry peers.

Attracting and retaining high-quality talent at every level of our business is crucial to our continuing success. We have developed relationships with the University of Rochester to further our recruitment reach. We provide competitive compensation and benefit packages, including performance-based compensation that rewards individual and organizational achievements.

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Debt Financing

Credit Agreement with M&T Bank

On November 8, 2023, Syntec Optics Holdings, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with M&T Bank (the “Lender”) to refinance its prior indebtedness. Proceeds from the refinancing were used to repay approximately $6.1 million under a prior revolving credit facility, approximately $1.1 million under a prior term loan, approximately $0.9 million under a prior mortgage loan, and to pay related transaction expenses.

The Credit Agreement provides for:

●	A revolving credit facility with a commitment currently set at $7.5 million and maturing in November 2026;

●	Term and equipment loan facilities (which, as described below, were repaid in November 2025).

Borrowings under the revolving facility bear interest at a rate equal to one-month Secured Overnight Financing Rate (“SOFR”) plus an applicable margin of 3.00%. The Credit Agreement contains customary representations and warranties, affirmative and negative covenants, and financial covenants, including a minimum fixed charge coverage ratio and a maximum total leverage ratio.

Covenant Waivers and Amendments

During 2025 and 2024, the Company obtained certain waivers and amendments related to its financial covenants.

As previously disclosed, the Company was not in compliance with certain financial covenants during 2024 and received amendments and waivers from the Lender, including modifications to leverage ratio thresholds and temporary suspension of the fixed charge coverage ratio for a specified period.

As of September 30, 2025, the Company was not in compliance with certain financial covenants under the Credit Agreement. On November 12, 2025, the Company received a written waiver from M&T Bank with respect to those covenant defaults. In connection with the waiver, the Company agreed to:

●	Repay approximately $1.37 million of outstanding term and equipment indebtedness;

●	Reduce the revolving credit commitment from $8.0 million to $7.5 million; and

●	Execute subordination agreements with respect to certain shareholder indebtedness.

No amendment fees were paid to M&T Bank in connection with the November 2025 waiver or the December 2025 amendment; however, the Company paid a prepayment premium of $63,416.04 in connection with the repayment of term and equipment debt.

Effective December 31, 2025, the Company entered into a Second Amendment to the Amended and Restated Credit Agreement and executed a replacement revolving note reflecting the previously agreed reduction of the revolving credit commitment to $7.5 million. The amendment did not modify the maturity date (November 2026) or the existing financial covenant thresholds applicable for 2026.

As of December 31, 2025, the Company was in compliance with the financial covenants under the Restated Credit Agreement.

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Repayment of Term and Equipment Debt; Shareholder Note

On November 12, 2025, the Company repaid in full two term and equipment notes with M&T Bank in the aggregate amount of $1,368,732.49.

To fund this repayment, the Company entered into a subordinated term note with its majority stockholder in the principal amount of $1,268,732.49 (the “Shareholder Note”). The Shareholder Note:

●	Was issued by Syntec Optics Holdings, Inc.;

●	Bears interest at 6.953% per annum;

●	Amortizes over 35 monthly payments;

●	Matures on October 31, 2028, at which time all remaining principal and accrued interest are due; and

●	Is expressly subordinated to the Company’s obligations under the Credit Agreement.

The Company and the majority stockholder entered into a subordination agreement with M&T Bank. The subordination agreement prohibits prepayments of the Shareholder Note and restricts payments to interest only, subject to prior written approval by M&T Bank, which may be granted or withheld in the Lender’s discretion. There are no cross-default provisions between the Shareholder Note and the Credit Agreement.

Outstanding Borrowings and Covenant Status

As of December 31, 2025, the Company had $6,763,863 outstanding under the revolving credit facility.

As of December 31, 2025, the Company was in compliance with all applicable financial covenants under the Credit Agreement.

Corporate Information

The mailing address of our principal executive office is 515 Lee Rd., Rochester, New York 14606, and our telephone number is (585) 768-2513.

We file periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be obtained, free of charge, by visiting the SEC’s website at www.sec.gov that contains all of the reports, proxy and information statements, and other information that we electronically file or furnish to the SEC. We also maintain a website at www.syntecoptics.com where we make available the proxy statements, press releases, registration statements and reports on Forms 3, 4, 8-K, 10-K and 10-Q that we (and in the case of Section 16 reports, our insiders) file with the SEC. These forms are made available as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Press releases are also issued via electronic transmission to provide access to our financial and product news, and we provide notification of and access to voice and internet broadcasts of our quarterly and annual results. Our website also includes investor presentations and corporate governance materials. Our website shall not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our common stock.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Overview

Syntec Optics is vertically integrated from design and component manufacturing for lens system assembly to imaging module integration for system solutions. Making our own tools, molding, and nanomachining allows close interaction and recut ability, enabling special techniques to hold tolerances up to sub-micron level. Syntec has assembled a world class design for manufacturability team to augment its production team with deep expertise to fully leverage our vertical integration from component making to optics and electronics assembly. Syntec has steadily developed variety of other complementary manufacturing techniques to provide a wide suite of horizontal capabilities including thin films deposition coatings, glass molding, polymer molding, tool-making, mechanicals manufacturing, and nanomachining.

Syntec became a leader in the industry by pioneering polymer-based optics and then subsequently adding glass optics and optics made from other materials including crystals and metals. Polymer-based optics provide numerous advantages compared to incumbent glass-based optics. Polymer-based optics are smaller, lower weight, lower cost, and offer very high-performance optical solutions. For all these reasons, Syntec is able to deliver products to our clients that are lighter, smaller, and suitable for cutting edge technology products, including the newly evolving silicon photonics industry.

Our designs and assembly processes are developed in-house in the United States. In 2016, Syntec Optics expanded its manufacturing facility to nearly 90,000 square feet, allowing us to increase our production capacity and offer additional advanced manufacturing processes under one roof which provide us the ability to increase sales to existing customers and increase penetration of our end-markets. Our facility provides a streamlined, partially autonomous production process for our current customers, which comprises optical assembly, electro-optics assembly, polymer optics molding, glass optics molding, opto-mechanical assembly, nanomachining and thin films coating. Our facility also provides the ability to expand the number of advanced manufacturing processes to handle increased volumes of existing and new customer orders.

Syntec Optics focuses on four end markets of defense, medical, consumer, and communications all with several mission-critical applications with strong tailwinds.

In the last three years Syntec Optics launched low weight night vision optics and hybrid light-weight magnifiers and thermal clips in the defense end market. Syntec Optics also announced bio-medical mirrors for sensing in the medical end market. Rounding out new product launches, in the communication end market, Syntec Optics launched microlens arrays and low earth satellite optics.

Key Factors Affecting Our Operating Results

Our financial position and results of operations depend to a significant extent on the following factors:

End Market Consumers

The demand for our products ultimately depends on demand from customers in our current end markets. We generate sales through (1) Tier 1 suppliers and (2) through OEMs.

An increasing proportion of our sales has been and is expected to continue to be derived from sales to defense. bio-medical and industrial/consumer OEMs, driven by continued efforts to develop and expand sales to OEMs with whom we have longstanding relationships. Future OEM sales will be subject to risks and uncertainties, including the number of defense, bio-medical and industrial/consumer products these OEMs manufacture and sell, which in turn may be driven by the expectations these OEMs have around end market demand.

Demand from end markets is impacted by a number of factors, including travel restrictions (global pandemics or geo-political conflicts), fuel costs and energy demands (including an increasing trend towards the use of green energy), as well as overall macro-economic conditions. Sales of our optics and photonics enabled components and sub- components have also benefited from the increased global conflict, the United States dynamic relationships with other world powers that may have a conflicting view with western-style democracy, the movement towards reshoring of advanced manufacturing, bio-medical components and sub-components needed to support physicians in their battle against global pandemics, and the increased global demand for high-fidelity data communications on all corners of the globe.

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Syntec Optics plans to further consolidate and add bolt-on add-on acquisitions for inorganic growth in the fragmented photonics industry by expanding our portfolio of existing U.S.-based advanced manufacturing processes of making thin-film coated glass, crystal, and/or polymer components and their housings, which are ultimately assembled into high performance hybrid electro-optics sub-systems. By doing so, Syntec Optics plans to grow to the new end markets of communications and sensing. Syntec entered the communications end market in 2023. Syntec Optics is currently engaged as a supplier for a U.S. Department of Commerce’s National Institute of Standards and Technology (“NIST”) funded research and development project for the sensing end market. The communication end market is characterized by the use of optics and photonics for data transmittal and reception of information, including, for example, satellite communications and other associated applications. The sensing end-market is characterized by the use of optics and photonics to detect scattered light or light with an altered refractive index due to the presence of a medium within a wide range of potential applications, including, for example, disease detection and other associated applications.

Supply

We currently rely on strategically selected electronics, highly engineered polymers and aluminum manufacturers primarily located in the United States to manufacture our highly specialized optic and photonics enabled components and sub-components, and we intend to continue to rely on these suppliers going forward. Our close working relationships with our Unites States based suppliers, is reflected in our ability to) increase our purchase order volumes

(qualifying us for related volume-based discounts), and ordering and receiving delivery of raw materials in anticipation of required demand, which has helped us moderate supply-related costs associated with inflation and to avoid potential shipment delays. To mitigate against potential adverse production events, we opted to increase our inventory of key raw materials. In connection with these stockpiling activities, we experienced an increase in prepaid inventory compared to prior periods as suppliers required upfront deposits in response to supply chain disruptions.

As a result of the active steps we have taken to manage our inventory levels, we have not been subject to the shortages or price impacts that have been present for manufacturers of optic and photonic enabled components or sub- components.

Product and Customer Mix

Our sales consist of highly specialized optic and photonic enabled components and sub-components. These products are sold to different customer types (e.g., OEMs and Tier 1 manufacturers) and at different prices and involve varying levels of costs. In any particular period, changes in the mix and volume of particular products sold and the prices of those products relative to other products will impact our average selling price and our cost of goods sold. The price of our products may also increase as a result of increases in the cost of components due to inflation, labor and raw materials. Three customers accounted for 48% of revenues for the year ended December 31, 2025. In addition, revenues from these larger customers may fluctuate from time to time based on these customers’ business needs and customer experience, the timing of which may be affected by market conditions or other factors outside of our control. These customers have a broad product purchase mix across various departments of Syntec Optics. Syntec Optics supplies several mission critical components and sub-components to these customers that are not tied to a single application, customer initiative, or purchase order. We expect sales to increase as we further advance our full-system design expertise and product offerings and customers increasingly demand more sophisticated systems, rather than drop-in replacements. In addition to the impacts attributable to the general sales mix across our products, our results of operations are impacted by the relative margins of products sold. As we continue to introduce new products at varying price points, our overall gross margin may vary from period to period as a result of changes in product and customer mix.

Production Capacity

All of our design, advanced manufacturing and assembly currently takes place at our nearly 90,000 square foot headquarters and manufacturing facility located in Rochester, New York. We currently operate optical, opto- mechanical and electro-optical assembly lines in addition to molding, nanomachining, testing and thin-film production lines. Consistent with our operating history, we plan to continue to automate additional aspects of our advanced manufacturing operations. Our existing facility has the capacity to add additional production lines and construct and operate pilot production lines for new components and sub-components, all designed to maximize the capacity of our manufacturing facility. Although our automation efforts are expected to reduce our costs of goods, we may not fully recognize the anticipated savings when planned and could experience additional costs or disruptions to our production activities.

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Competition

We compete with traditional glass optic manufacturers and electro-optic manufacturers, who primarily either import their products or components or manufacture products under a private label. As we continue to expand into new markets, develop new products and move towards production of our polymer based and glass-polymer based optic hybrids and photonics enabled components and sub-components, we will experience competition with a wider range of companies. These competitors may have greater resources than we do and may be able to devote greater resources to the development of their current and future technologies. Our competitors may be able to source materials and components at lower costs, which may require us to evaluate measures to reduce our own costs, lower the price of our products or increase sales volumes in order to maintain our expected levels of profitability.

Research and Development

Our research and development are primarily focused on the advanced manufacturing of polymer and glass- polymer based optic and photonics enabled components and sub-components. The next stage in our technical development is to construct our products to optimize performance, lower weight and increase longevity to meet and exceed industry standards for our target end markets. Ongoing testing and optimizing of more complicated systems and sub-systems for our existing end markets will assist us in increasing penetration in our current end markets and expanding into targeted end markets.

Components of Results of Operations

Net Sales

Net sales are primarily generated from the sale of our optics and photonics enabled components and sub- components to OEMs.

Cost of Goods Sold

Cost of goods sold includes the cost of raw materials and other components of our optic and photonic enabled components and sub-components, labor, overhead, utilities, and depreciation and amortization.

Gross Profit

Gross profit, calculated as net sales less cost of goods sold, may vary between periods and is primarily affected by various factors including average selling prices, product costs, product mix, customer mix and production volumes.

Operating Expenses

General and Administrative

General and administrative costs include personnel-related expenses attributable to our executive, finance, human resources, selling and marketing, and information technology organizations, certain facility costs, office-related depreciation, and fees for professional services.

Total Other Income (Expense)

Other income (expense) consists primarily of interest expense and debt issuance costs.

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Results of Operations

Comparisons for the Years Ended December 31, 2025 and 2024

The following table sets forth our results of operations for the years ended December 31, 2025 and 2024. This data should be read together with our financial statements and related notes included elsewhere in this registration statement, and is qualified in its entirety by reference to such financial statements and related notes.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	2025	% of Net Sales	2024	% of Net Sales
Net Sales	$28,083,985	100%	$28,449,941	100%
Cost of Goods Sold	21,554,285	77%	22,747,615	80%
Gross Profit	6,529,700	23%	5,702,326	20%
General and Administrative Expenses	7,047,300	25%	8,278,720	29%
Loss from Operations	(517,600)	-2%	(2,576,394)	-9%
Other (Expense) Income
Other (Expense) Income	(39,875)	0%	346,835	1%
Interest Expense, Including Amortization of
Debt Issuance Costs	(795,810)	-3%	(764,934)	-3%
Total Other Expense	(835,685)	-3%	(418,099)	-1%
Loss Before Benefit From Provision for Income Taxes	(1,353,285)	-5%	(2,994,493)	-11%
Provision for (Benefit From) Income Taxes	439,942	2%	(514,832)	-2%
Net Loss	$(1,793,227)	-6%	$(2,479,661)	-10%

Net Sales

Net sales decreased by $0.4 million, or 1.3% to $28.1 million for the year ended December 31, 2025, as compared to $28.5 million for the year ended December 31, 2024. Increases in Consumer industry $1.1 million, Defense industry $0.3 million, and Medical industry $1.1 million were offset by a $2.9 million decrease in the communications industry.

Cost of Goods Sold

Cost of goods sold decreased by $1.2 million, or 5%, to $21.5 million for the year ended December 31, 2025, as compared to $22.7 million for the year ended December 31, 2024. This decrease was primarily due to reduction in use of subcontractors ($0.8 million), reduction in repairs and maintenance ($0.1 million), materials decrease ($0.5 million) partially offset by increases in utilities ($0.2 million).

Gross Profit

Gross profit increased by $0.8 million, or 15%, to $6.5 million for the year ended December 31, 2025, as compared to $5.7 million for the year ended December 31, 2024. This increase was primarily due to a decrease in cost of goods sold, partially offset by a $0.4 million decrease in sales.

General and Administrative Expenses

General and administrative expenses decreased by approximately $1.3 million, or 15%, to $7.0 million for the year ended December 31, 2025, as compared to $8.3 million for the year ended December 31, 2024. This decrease was primarily due to decreases in wages and commissions ($0.6 million), decreases in R&D ($0.4 million), decrease in business insurance ($0.2 million), and other cumulative changes of ($0.1 million).

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Total Other Expenses

Other expenses increased by $0.4 million, to $0.8 million for the year ended December 31, 2025, as compared to other expense of $0.4 million for the year ended December 31, 2024. There was a gain from the sale of machinery and equipment in 2024 of $0.3 million, which did not exist in 2025.

Income Tax Expense (Benefit from)

Income tax benefit decreased by $1.0 million, to a provision of $0.4 million for the year ended December 31, 2025, as compared to a benefit of $0.5 million for the year ended December 31, 2024, primarily due to reduction of valuation. Refer to Note 9, Income Taxes, for a detailed calculation and explanation for the reduction.

Net Loss

Net Loss decreased by $0.7 million to $1.8 million for the year ended December 31, 2025, as compared to $2.5 million for the year ended December 31, 2024. This change was primarily due to a decrease in sales of $0.4 million, a decrease in cost of goods sold of $1.2 million, a decrease in general and administrative expenses of $1.2 million, an increase in other expenses of $0.4 million, and a decrease in benefit from provision for income taxes of $1.0 million.

Non-GAAP Financial Measures

This registration statement includes a non-GAAP measure that we use to supplement our results presented in accordance with U.S. GAAP. EBITDA is defined as earnings before interest and other income, tax and depreciation and amortization. Adjusted EBITDA is calculated as EBITDA adjusted for non-recurring items and expenses. Adjusted EBITDA is a performance measure that we believe is useful to investors and analysts because it illustrates the underlying financial and business trends relating to our core, recurring results of operations and enhances comparability between periods.

Adjusted EBITDA is not a recognized measure under U.S. GAAP and is not intended to be a substitute for any U.S. GAAP financial measure and as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. Investors should exercise caution in comparing our non-GAAP measure to any similarly titled measure used by other companies. This non-GAAP measure excludes certain items required by U.S. GAAP and should not be considered as an alternative to information reported in accordance with U.S. GAAP.

Adjusted EBITDA

We define adjusted EBITDA, a non-GAAP financial measure, as net earnings (loss) before interest and other expenses, net, income tax expense, depreciation and amortization, as adjusted to exclude non-recurring items. We utilize adjusted EBITDA as an internal performance measure in the management of our operations because we believe the exclusion of these non-cash and non-recurring charges allow for a more relevant comparison of our results of operations to other companies in our industry and is in accordance with the Non-GAAP Financial Measures Compliance & Disclosure Interpretations (Reference Question 102.03).

The Company has identified several non-recurring items included in our non-GAAP adjusted EBITDA financial measure. These items encompass management fees, professional & transaction fees, technology start-up costs, optical molding evaluation expenses, glass molding evaluation expenses, and executive transition expenses. In identifying these non-GAAP items the Company additionally ensured that the expenses were not required to generate revenue, that they were not related in any way to revenues or marketing expenses, and that they excluded items that could be described as up front milestone or process expenses.

The table below presents our adjusted EBITDA, reconciled to net income for the years ended December 31, 2025 and 2024.

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The table below presents our adjusted EBITDA, reconciled to net income for the periods indicated.

NON-GAAP RECONCILIATION OF EBITDA

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	2025	2024
Net Loss	$(1,793,227)	$(2,479,661)
Stock-Based Compensation Expense BOD (1)	300,000	450,000
Depreciation & Amortization	2,613,229	2,765,713
Amortization of Debt Issuance Costs	15,501	9,222
Interest Expenses	756,519	738,010
Taxes	439,942	(514,832)
Non-Recurring Items

Executive Transition (2)	579,161	379,389
Nonrecurring Banking Fees (3)	63,416
Nonrecurring professional Fees (4)		174,500
Technology Start-up Costs (5)		344,496
Optical Molding Evaluation Expenses (6)		201,908
Glass Molding Evaluation Expenses (6)		130,196
One-time Contract exit costs	21,063
Non-recurring property damage	21,261

Adjusted EBITDA	$3,016,865	$2,198,941

In the years ended December 31, 2025 and 2024:

(1)	Stock-based compensation was issued to independent Board members.
(2)	A succession plan was required for the transition of the CEO at 2024 year-end.
(3)	Prepayment fees related to early payment of loans.
(4)	In 2024, Syntec recorded professional and transaction filing fees, as well as management fees and expenses related to its IPO filing with NASDAQ in November 2023. This includes audit and regulation fees.
(5)	Unique technology costs relate to digital imaging, as well as delivery of innovative solutions for distribution of new products to customers that we provided in the year ended December 31,2024.
(6)	Optical and glass molding for special products produced on-demand production for key partners requiring components using ultra-precision glass pressing.

Liquidity and Capital Resources Overview

The Company’s primary sources of liquidity are cash generated from operations and borrowings under its revolving credit facility with M&T Bank. The Company uses cash to fund working capital requirements, capital expenditures, and debt service obligations. While we believe our current resources are sufficient to support operations in the near term, our ability to meet our obligations depends on continued improvements in our operating performance and continued compliance with our debt covenants.

As of December 31, 2025, the Company had $6,763,863 outstanding under its $7.5 million revolving credit facility, providing approximately $736,000 of remaining availability, subject to borrowing base and covenant compliance requirements.

The revolving credit facility matures in November 2026.

Covenant Compliance and Amendments

During 2024 and 2025, the Company experienced periods of non-compliance with certain financial covenants under its Credit Agreement. The Company worked constructively with its lender and obtained amendments and waivers, including a written waiver dated November 12, 2025 related to covenant defaults as of September 30, 2025.

In connection with the November 2025 waiver, the Company:

●	Repaid approximately $1.37 million of term and equipment debt;

●	Reduced the revolving commitment from $8.0 million to $7.5 million; and

●	Executed subordination agreements with respect to shareholder indebtedness.

Effective December 31, 2025, the Company entered into a Second Amendment to its Credit Agreement reflecting the reduced commitment. The amendment did not modify the maturity date or covenant thresholds applicable for 2026.

As of December 31, 2025, the Company was in compliance with all financial covenants under its Credit Agreement. Management expects to remain in compliance with the terms of the Credit Agreement for the foreseeable future.

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Shareholder Financing

To facilitate repayment of term and equipment debt, the Company entered into a subordinated term note with its majority stockholder in the principal amount of $1,268,732. The note matures on October 31, 2028 and is subordinated to the Company’s obligations under its Credit Agreement.

The subordination agreement restricts prepayments and limits interest payments without lender consent, thereby preserving liquidity within the Company.

Capital Requirements

The Company expects that cash generated from operations together with availability under its revolving credit facility will be sufficient to fund operations, working capital needs, and contractual obligations for at least the next twelve months.

Cash Flow — Year ended December 31, 2025 and 2024

SYNTEC OPTICS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	2025	2024
Net Cash Provided By (Used In) Operating Activities	$672,635	$(942,830)
Net Cash Used in Investing Activities	(644,292)	(930,866)
Net Cash (Used In) Provided By Financing Activities	(268,263)	314,238

Net Decrease in Cash	(239,920)	(1,559,458)

Cash - Beginning	598,787	2,158,245

Cash - Ending	$358,867	$598,787

Supplemental Cash Flow Disclosures:

Cash Paid for Interest	$756,519	$738,010

Cash Paid for Taxes	$-	$568,143

Supplemental Disclosures of Non-Cash Investing Activities:

Assets Acquired and Included in Accounts Payable and Accrued Expenses	$527,219	$198,584
Issuance of finance lease for acquisition of equipment	$-	$2,160,070
De-recognition of PPE and Intangible Asset transaction	$-	$560,000

Operating Activities

Net cash provided by operating activities was $0.7 million for the year ended December 31, 2025, as compared to net used in operating activities of $0.9 million for the year ended December 31, 2024.

The primary drivers for the year-over-year change include an improvement in net loss of $0.7 million and additional funds provided of $0.9 million in balance sheet accounts including: accounts payable, accrued expense, and changes in prepaid expenses of $0.8 million, changes in federal tax payable of $0.6 million, changes in deferred income tax of $1.0 million, changes in inventory of $0.3 million, and changes from prior year gain on asset disposal of $0.3 million, partially offset by changes in accounts receivable of $(1.7) million, and other smaller changes of $(0.4) million.

Investing Activities

Net cash used in investing activities was $0.6 million for the year ended December 31, 2025, as compared to $0.9 million for the year ended December 31, 2024. The net cash used in investing activities decreased primarily due to a decrease in capital expenditures of $0.6 million in 2025 compared to 2024, and proceeds from sale of equipment of $0.3 million 2024, with no such sale of equipment talking place in 2025.

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Financing Activities

Net cash used in financing activities was $0.3 million for the year ended December 31, 2025. Net cash provided by financing activities was $0.3 million for the year ended December 31, 2024.

The primary drivers for the year-over-year change include an increase in borrowings of debt obligations of $0.2 million, an increase in net borrowings on Line of credit of $0.8 million, offset by an increase in repayments on debt obligations of $1.3 million, an increase in repayment of finance lease obligations of $0.2 million.

Quantitative and Qualitative Disclosures about Market Risk

Our primary market risk exposure is interest rate sensitivity.

Known Trends and Uncertainties

Our results of operations and financial condition have been, and are expected to continue to be, influenced by a number of trends, uncertainties, and factors, including the following:

Operational Investments and Margin Pressure

We have made, and expect to continue to make, investments in personnel, manufacturing processes, and operational capabilities to improve product quality, delivery performance, and scalability. These investments have contributed to increased labor and overhead costs, which have adversely impacted our gross margins in recent periods. While we expect these investments to support improved operating efficiency and margin performance over time, the timing and extent of such improvements are uncertain.

Demand Variability Across End Markets

We serve customers across multiple end markets, including defense, bio-medical, communications, and consumer applications. Demand within these markets can be variable and influenced by factors such as government spending priorities, customer product cycles, and broader economic conditions. Changes in demand in any of these markets may affect our revenue, production planning, and operating results.

Backlog and Revenue Conversion

We maintain a backlog of customer orders that we expect to convert into revenue over time. However, the timing of revenue recognition from backlog is subject to factors such as customer scheduling, production capacity, supply chain conditions, and order modifications or cancellations. As a result, backlog may not be realized as revenue within expected timeframes or at all.

Liquidity and Capital Resources

Our liquidity has been constrained by operating losses and working capital requirements. We have relied on a combination of cash generated from operations, borrowings under our credit facility, and related-party financing to fund our activities. Our ability to improve liquidity depends on increasing revenue, improving margins, and maintaining compliance with the financial covenants under our debt arrangements. There can be no assurance that we will be able to achieve these objectives.

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Debt and Interest Rate Exposure

Our variable rate debt exposes us to interest rate fluctuations, which may increase our interest expense and adversely affect our financial condition and results of operations.

Manufacturing Concentration

Our manufacturing operations are primarily conducted at a single facility. Any disruption at this facility, whether due to equipment failure, labor issues, supply chain disruptions, or other factors, could adversely affect our ability to produce and deliver products, which in turn could impact our financial results.

Growth and Capital Requirements

We expect to continue to invest in manufacturing equipment, tooling, automation, and engineering capabilities to support growth and improve operational efficiency. The level and timing of these investments may vary based on customer demand, available capital, and operating performance. Our ability to fund these investments will depend on our financial condition, operating results, and access to external capital.

Strategic Initiatives and Execution Risk

We are focused on improving operational performance and expanding our presence in key markets. The success of these initiatives depends on our ability to effectively execute on manufacturing improvements, manage costs, and meet customer requirements. There can be no assurance that these initiatives will achieve the intended results within expected timeframes or at all.

Critical Accounting Estimates

Our condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these condensed consolidated financial statements requires us to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions. On a recurring basis, we evaluate our judgments and estimates in light of changes in circumstances, facts, and experience. The effects of material revisions in an estimate, if any, will be reflected in the consolidated financial statements prospectively from the date of the change in the estimate.

We believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Inventory

We periodically review physical inventory for excess, obsolete, and potentially impaired items and reserves. Any such inventory is written down to net realizable value. The reserve estimate for excess and obsolete inventory is dependent on expected future use and requires management judgement.

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Inventories, which consist of raw materials, work in process and finished goods, are stated at the lower of cost (weighted average) or net realizable value, net of reserves for obsolete inventory. We continually analyze our slow moving and excess inventories. Based on historical and projected sales volumes and anticipated selling prices, we established reserves. Inventory that is in excess of current and projected use is reduced by an allowance to a level that approximates its estimate of future demand. Products that are determined to be obsolete are written down to net realizable value. As of December 31, 2025, our reserve was approximately $0.6 million compared to $0.5 million as of December 31, 2024.

Income Taxes

We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted rates. The effect of a change in tax rates on deferred taxes is recognized in income in the period that includes the enactment date.

We recognize the financial statement effect of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. Recognized income tax positions are measured at the largest amount that is greater than 50% likely to be realized. A valuation allowance is recorded to reduce deferred income tax assets to an amount, which in the opinion of management is more likely than not to be realized.

Management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities, and any valuation allowance recorded against our deferred tax assets. We consider factors such as the cumulative income or loss in recent years; reversal of deferred tax liabilities; projected future taxable income exclusive of temporary differences; the character of the income tax asset, including income tax positions; tax planning strategies and the period over which we expect the deferred tax assets to be recovered in the determination of the valuation allowance. In the event that actual results differ from these estimates, or we adjust our estimates in the future, we may need to adjust our valuation allowance, which could materially impact our financial position and results of operations.

Recent Accounting Pronouncements

In December 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information related to income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. This ASU is effective for the annual period ended December 31, 2025 and should be applied on a prospective basis with the option to apply the standard retrospectively. Early adoption is permitted. On January 1, 2025, the Company adopted the provisions of ASU 2023-09 on a prospective basis, and the required disclosures have been included in this registration statement for the year ended December 31, 2025. The adoption of ASU 2023-09 did not have a material impact on the Company’s financial statements included in this registration statement but did result in additional disclosures in the income tax footnote.

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). ASU 2024-03 requires additional disclosure of specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods beginning after December 15, 2027, with early adoption permitted. ASU 2024-03 may be applied prospectively with the option for retrospective application for all prior periods presented. The Company is currently evaluating the impact of adopting this guidance on the Company’s current financial position, results of operations or financial statement disclosures.

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In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326). The amendments in this ASU provide that in developing reasonable and supportable forecasts as part of estimating expected credit losses, all entities may elect a practical expedient that assumes that current conditions as of the balance sheet date do not change for the remaining life of the asset. The amendments in this ASU are effective for all entities for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods with updates to be applied on a prospective basis. The Company is currently evaluating the impact of ASU 2025-05 on its consolidated financial statements.

In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements, which clarifies the scope of interim reporting and improves the structure of required interim disclosures. The ASU specifies the form and content of interim financial statements, provides a comprehensive list of required interim disclosures, and introduces a disclosure principle requiring entities to describe material events occurring after the most recent annual reporting period. The ASU does not change the fundamental nature or extent of current interim reporting requirements.

ASU 2025-11 is effective for public business entities for interim periods within fiscal years beginning after December 15, 2027, and for all other entities after December 15, 2028, with early adoption permitted. The Company is currently evaluating the impact of this guidance on its consolidated financial statements and disclosures.

In December 2025, the FASB issued ASU No. 2025-12, Codification Improvements. The ASU addresses thirty-three items, representing the changes to the Codification that (1) clarify, (2) correct errors, or (3) make minor improvements. Generally, the amendments in this Update are not intended to result in significant changes for most entities. The ASU is effective for interim reporting periods within annual reporting periods beginning after December 15, 2026. The adoption method of this ASU may vary, on an issue-by-issue basis. Early adoption is permitted. We are currently evaluating the provisions of this ASU and do not expect this ASU to have a material impact on our consolidated financial statements.

JOBS Act Accounting Election

As an emerging growth company under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, Syntec Optics can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Syntec Optics has elected to avail itself of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Syntec Optics intends to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of Sarbanes-Oxley. As a result, Syntec Optics’ financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Syntec Optics will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the consummation of Syntec Optics’s initial public offering, (ii) the last day of the fiscal year in which Syntec Optics has total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which Syntec Optics is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of Syntec Optics’ common shares held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year, or (iv) the date on which Syntec Optics has issued more than $1.0 billion in non- convertible debt securities during the prior three-year period.

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Item 7A. Quantitative and Qualitative Disclosures about Market Risk

On July 16, 2024, the Company entered into four separate lease agreements with a vendor for a total of 6 pieces of machinery. In reviewing the lease agreements, the Company has determined that all 4 lease agreements are finance leases.

We are exposed to market risks from changes in interest rates, which could affect our operating results, financial position and cash flows. We manage our exposure to these market risks through our regular operating and financing activities.

Interest Rates

Our exposure to market risk associated with changes in interest rates relates primarily to our borrowings under our Senior Credit Facilities. We had approximately $6.8 million of outstanding variable rate debt as of December 31, 2025. A 100 basis point increase in interest rates at December 31, 2025 would increase our annual pre-tax interest expense by approximately $0.068 million.

Item 8. Financial Statements and Supplementary Data

Our consolidated audited financial statements as of and for the years ended December 31, 2025 and 2024, together with the report of the independent registered public accounting firm thereon and the notes thereto, are presented beginning at page F-2.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A. Controls and Procedures

Evaluation of Internal Controls and Procedures

As required by Rule 13a-15 under the Exchange Act, we have carried out an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this Report. This evaluation was carried out under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer.

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed in our Company’s reports filed under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the controls system are met, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected. Based on the evaluation of our disclosure controls and procedures as of December 31, 2025, our Chief Executive Officer and our Chief Financial Officer concluded that, as of such date, our disclosure controls and procedures were not effective due to the following identified material weaknesses:

1.	We lack documentation of formal internal control process and controls including lack of review of journal entries and segregation of duties.
2.	We lack timely reconciliation controls in the areas of accounts payable, accrued legal expenses, and provision for income taxes.

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3.	We lack controls related to identification and disclosure of related party transactions.
4.	We lack controls related to evaluation of non-routine transactions including financial instruments.
5.	We lack the necessary information technology (“IT”) general controls infrastructure in the areas of user access and program change-management due to insufficient documentation and training, and inadequate IT risk assessment process. Additionally, we lack controls around the review of SOC-1 reports and lack of cyber security related controls.

Remediation Plans and Status

As disclosed in the section titled “Evaluation of Internal Controls and Procedures,” we have identified certain control deficiencies. To address these issues, we have designed and are in the process of implementing the following remediation initiatives, which are aligned with the COSO framework:

●	Enhance corporate governance through increased oversight by the Audit Committee, including additional reviews of internal control improvements and financial statements prior to publication (Control Environment; Monitoring Activities).
●	Design and implement internal control flowcharts to strengthen segregation of duties (Control Activities; Risk Assessment).
●	Increase staffing levels and competencies to enable appropriate separation of duties (Control Environment; Control Activities).
●	Implement a formal checklist, review process, and controls over all journal entries and modifications to trial balances (Control Activities; Information & Communication).
●	Hire additional experienced accounting and reporting professionals to prepare and approve consolidated financial statements and footnote disclosures in accordance with U.S. GAAP (Control Environment; Control Activities).
●	Engage outside professional support to assist with SEC reporting requirements and special circumstances to ensure timely and accurate filings (Control Environment; Information & Communication).
●	Establish a formal quarterly attestation process for managers and accounting staff to reinforce and monitor the use of control processes and workflows (Monitoring Activities; Information & Communication).
●	Implement a formalized system for tracking control measures to reduce complexity and improve management’s review of control effectiveness (Monitoring Activities; Information & Communication).

While the Company has initiated these remediation efforts, not all measures have been fully implemented as of the date of this filing. We will continue to enhance our internal control framework, employ additional procedures, and utilize appropriate tools and resources to ensure that our consolidated financial statements are presented fairly, in all material respects.

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The Company believes these remediation measures will significantly strengthen its internal control environment and provide the foundation to remediate the identified material weaknesses in future reporting periods.

Management’s Report on Internal Control over Financial Reporting

This Report does not include a report of management’s assessment regarding internal control over financial reporting or an attestation report of the Company’s registered public accounting firm due to a transition period established by rules of the SEC for newly public companies. Additionally, our auditors will not be required to formally opine on the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer an “emerging growth company” as defined in the JOBS Act.

Changes in Internal Control over Financial Reporting

Other than the material weaknesses and remediation efforts mentioned above, there were no changes in our internal controls over financial reporting that occurred during the year ended December 31, 2025 The Company paid no management fee that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. Other Information

Not applicable.

Item 9C. Disclosure Regarding Foreign Jurisdiction that Prevent Inspections

Not applicable.

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MANAGEMENT

Our Board currently consists of three classes and a total of five directors.

Syntec Optics intends to rely on the exemption available to a “controlled company” for the requirement that a majority of Syntec Optics Board must be comprised of independent directors under Nasdaq Rule 5605(b)(1).

The following includes a brief biography of each of our current directors as of the date of this registration statement, based on information furnished to us by each director, with each biography including information regarding their experiences, qualifications, attributes and skills.

Wally Bishop, Director. Wally Bishop, age 64, brings decades of expertise in regulatory compliance, independent financial audits, and corporate governance. He began his career as an audit manager at KPMG in 1985. He served as Chief Administrative Officer at Barclays Bank (NYSE: BSC) from 1995 to 1997. He joined Deutsche Bank (NYSE: DB) in 1997 and retired in 2019 as Chief Operating Officer of Deutsche Bank’s US Bank after over two decades. Mr. Bishop served as a senior advisor to the SPAC Thunder Bridge Capital Acquisition II, which merged with Indie Semiconductor in 2021 (NASDAQ: INDI). Currently, Mr. Bishop serves on the board of directors of Webull Corporation (NASDAQ: BULL). As Chair of the Audit Committee, Mr. Bishop will provide the independent oversight of the independent auditors. Mr. Bishop received his BBA from Baruch College and an MBA from St. John’s University.

Experience and Qualifications:

Wally Bishop brings a wealth of experience in regulatory compliance, financial audits, and corporate governance to the Board of Directors. His career spans over three decades, with significant roles at leading financial institutions.

●	Audit Experience: Bishop’s career began at KPMG, where he honed his skills as an audit manager. This experience has provided him with a deep understanding of financial reporting standards and best practices.
●	Senior Leadership Roles: He has held senior leadership positions at major banks, including Chief Administrative Officer at Barclays Bank and Chief Operating Officer at Deutsche Bank US Bank. These roles have equipped him with valuable insights into the complexities of operating large-scale financial institutions.
●	Board Experience: Bishop’s involvement with Thunder Bridge Capital Acquisition II demonstrates his experience advising on mergers and add-on acquisitions and his ability to contribute to a company’s strategic direction.

Skills and Attributes:

●	Regulatory Expertise: Bishop’s extensive experience in the financial industry has given him a deep understanding of regulatory compliance requirements. His expertise will be invaluable in ensuring the Company complies with all relevant regulations.
●	Financial Acumen: His background in auditing and financial management positions him well to oversee the Company’s financial performance and ensure the accuracy of its financial reporting.
●	Corporate Governance: Bishop’s experience in senior leadership roles has provided him with a strong understanding of corporate governance principles. He will be able to contribute to the development and implementation of effective governance practices.
●	Independent Oversight: As Chair of the Audit Committee, Bishop will provide the independent oversight of independent auditors, ensuring the integrity of the Company’s financial reporting.

Conclusion:

Wally Bishop’s extensive experience, combined with his strong skills in regulatory compliance, financial oversight, and corporate governance, makes him a valuable member to the Board of Directors for this offering. His expertise will be instrumental in guiding the Company’s strategic direction and ensuring its continued success.

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Albert A. Manzone, Director. Albert A. Manzone, age 62, brings decades of expertise in strategic vision, operational excellence, M&A, talent development, and compensation planning. Mr. Manzone was at McKinsey and Company from 1993-1997, followed by PepsiCo (NASDAQ: PEP) for over a decade, working on many critical initiatives in the global operations including the acquisition and post close operations integration of Tropicana, Quaker, and Tropicana. Mr. Manzone has held numerous executive leadership roles including President PepsiCo Shelf Stable Juices North America, President, Europe at Oettinger Davidoff AG; President Consumer Health, Southeast Europe, at Novartis (NYSE: NVS); President, Europe at Wm. Wrigley Jr. Company; and CEO of Whole Earth Brands (NASDAQ: FREE) leading a successful turnaround, doubling the company size and successfully taking it public through a NASDAQ listing. Mr. Manzone serves as Director and Member of the Audit Committee on the Perrigo (NYSE: PRGO) Board; Past- President of the Board of the Northwestern Alumni Association; and Director of the Price Albert II of Monaco Foundation for the Environment. He holds a Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University, and a graduate degree in international business from the Sorbonne University.

Experience and Qualifications:

Albert A. Manzone brings a wealth of experience in strategic vision, operational excellence, mergers and add-on acquisitions, talent development, and compensation planning to the Board of Directors. His career spans over two decades, with significant roles at leading global companies.

●	Strategic Consulting: His early career at McKinsey & Company provided him with a strong foundation in strategic consulting and problem-solving.
●	Global Operations: At PepsiCo, Manzone gained extensive experience in global operations, overseeing critical initiatives such as add-on acquisitions and post-merger integrations.
●	Executive Leadership: He has held numerous executive leadership roles, including President of PepsiCo Shelf Stable Beverages North America, President of Europe at Oettinger Davidoff AG, Novartis, and Wm. Wrigley Jr. Company. This experience has equipped him with a deep understanding of business strategy, operational efficiency, and leadership development.
●	Turnaround Expertise: As CEO of Whole Earth Brands, Manzone successfully led a turnaround, doubled the size of the company and took it public through a NASDAQ listing, demonstrating his ability to drive growth and profitability.

Skills and Attributes:

●	Strategic Vision: Manzone’s experience in strategic consulting and executive leadership positions has given him a keen ability to develop and implement effective strategies.
●	Operational Excellence: His track record in global operations and turnaround management demonstrates his commitment to operational efficiency and continuous improvement.
●	M&A Expertise: Manzone’s involvement in numerous mergers and add-on acquisitions positions him well to contribute to the Company’s growth and strategic direction.
●	Talent Development: His experience in leadership roles at large organizations highlights his ability to develop and mentor talent, fostering a high-performing culture.
●	Compensation Planning: Manzone’s expertise in compensation planning will be valuable in ensuring that the Company’s compensation programs are competitive and aligned with its strategic objectives.

Conclusion:

Albert A. Manzone’s extensive experience in strategic vision, operational excellence, M&A, talent development, and compensation planning make him a valuable member to the Board of Directors for this offering. His deep understanding of the global business landscape, combined with his proven leadership skills, will be instrumental in guiding the Company’s future success.

Brent D. Rosenthal, Director. Brent D. Rosenthal, age 54, is the founder of Mountain Hawk Capital Partners, LLC, an investment fund focused on small and microcap equities. Currently, Mr. Rosenthal serves as Chairman of the board of directors of Pitney Bowes Inc. (NYSE: PBI) and lead independent director for Puerto Rico closed-end mutual funds that share a common investment advisor, as well as a member of the board of directors at Horizon Kinetics Corporation (OTC: HKHC) and Syntec Optics Holdings, Inc. (NASDAQ: OPTX). Previously, he has served as a director of Comscore, Inc. (NASDAQ: SCOR), Rentrak Corporation (NASDAQ: RENT), FLYHT Aerospace Solutions Ltd (OTCQX: FLYLF), RiceBran Technologies (OTCPK: RIBT), and SITO Mobile (NASDAQ: SITO) as well as Advisor to the board of Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak Inc. Earlier in his career, Mr. Rosenthal was a Partner in affiliates of W.R. Huff Asset Management, an employee-owned investment manager, where he worked from 2002 to 2016, during which time he was an Advisor to the boards of directors of Virgin Media (NASDAQ: VMED) and Time Warner Cable (NYSE: TWC). Earlier in his career, Mr. Rosenthal was director of mergers and add-on acquisitions for RSL Communications Ltd. and served as a Deloitte & Touche LLP advisor to emerging media companies. Mr. Rosenthal earned his B.S. from Lehigh University and M.B.A. from the S.C. Johnson Graduate School of Management at Cornell University and is also an inactive Certified Public Accountant.

Financial Expertise:

●	Deep understanding of capital markets: His experience in public and private equity and debt markets, including bank debt, sub-debt, and venture capital, provides him with a comprehensive understanding of capital structure and financing strategies.
●	Proven track record in M&A: His involvement in M&A transactions in the communications sector demonstrates his ability to assess strategic opportunities and execute complex deals.
●	Financial analysis and operational improvement: His role as a consultant for Virgin Media and Time Warner Cable showcases his expertise in financial analysis, identifying operational inefficiencies, and recommending improvements.

Industry Experience:

●	Deep knowledge of the communications sector: His career has been primarily in the communications industry, giving him a strong understanding of market dynamics, technological trends, and the competitive landscape.
●	Experience with optics and photonics: His recent focus on small and micro-cap equities in the communications sector, particularly those leveraging optics and photonics, aligns directly with Syntec Optics’ business.

Board Experience:

●	Proven board leadership: His tenure as a board member and non-executive chairman of Rentrak demonstrates his ability to provide strategic guidance and oversight.
●	Understanding of board responsibilities: His experience serving on various boards gives him a strong understanding of corporate governance, fiduciary duties, and risk management.

Additional Attributes:

●	Strong analytical skills: His background in auditing and financial analysis suggests he can evaluate complex financial information and make informed decisions.
●	Strategic thinking: His experience in M&A and operational improvement indicates a strategic mindset, allowing him to identify growth opportunities and develop effective strategies.
●	Effective communication: His ability to communicate complex financial and operational concepts to diverse audiences, including investors, management, and board members, is essential for effective board participation.

In conclusion, Brent Rosenthal’s combination of financial expertise, industry knowledge, board experience, and strong analytical and strategic skills makes him well qualified to serve on Syntec Optics’ board for this offering. His contributions can help guide the Company’s strategic direction, financial performance, and overall success.

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Dean Rudy, Chief Financial Officer and Director. Dean Rudy, age 65, brings over 30 years of experience, with a unique combination of financial and operational leadership skills cultivated in small, medium, and Fortune 100-sized businesses, and a common thread of partnering with management teams to achieve profitable company growth. Dean started his career and worked for 17 years at Xerox Corporation, where he held many roles within their manufacturing organization. He also served as the worldwide controller for their Small Office / Home Office division and the general manager of their Personal Copier Unit. More recently, Dean has led the finance and accounting at medium-sized businesses across a broad array of industries, including printing and publishing, metal recycling, and retail. His last assignment was as CFO for Auction Direct USA, a multi-state used-car superstore. Mr. Rudy’s experience includes enabling the division at Xerox to grow from under $50M to $500M and improving the management of accounting, reporting, and strategy during rapid growth. At other manufacturing organizations, after Xerox, he implemented enterprise systems that seamlessly combined all material flows, purchases, sales, and accounting while enabling reporting capabilities to drive pricing and competitive strategies. He drove streamlining systems for customer processes, KPIs, forecasting, IT infrastructure, and new product expansions. Dean has an MBA in finance and accounting from the Olin Business School at Washington University in St. Louis and a BA in economics from St. Olaf College in Northfield, MN.

Dean Rudy’s extensive experience in both operational and financial roles, particularly in manufacturing and growth- oriented companies, makes him a strong candidate for a board position. His skill set aligns well with the needs of a company seeking strategic guidance and financial acumen.

Operational Expertise:

●	Manufacturing and Operations Leadership: His 17-year tenure at Xerox, where he held various roles within the manufacturing organization, including general management, demonstrates his deep understanding of operations and supply chain management.
●	Process Improvement and Efficiency: His experience in implementing enterprise systems, streamlining processes, and improving KPIs indicates a focus on operational efficiency and cost reduction.
●	Growth Strategy and Execution: His success in scaling a Xerox division from $50M to $500M highlights his ability to drive growth and execute strategic initiatives.

Financial Acumen:

●	Financial Leadership: His roles as a controller and CFO at various companies demonstrate his expertise in financial planning, analysis, and reporting.
●	M&A Experience: While not explicitly mentioned, his experience in a rapidly growing company like Auction Direct USA suggests potential exposure to M&A activities and strategic transactions.
●	Risk Management and Compliance: His role as CFO would have required him to oversee risk management, compliance, and internal controls, making him well-versed in these areas.

Strategic Thinking and Problem-Solving:

●	Strategic Vision: His ability to identify growth opportunities and develop effective strategies is evident from his track record of scaling businesses.
●	Problem-Solving Skills: His experience in navigating complex operational and financial challenges demonstrates his ability to think critically and find innovative solutions.

Additional Attributes:

●	Strong Work Ethic and Dedication: His long tenure at Xerox and his consistent career progression indicate a strong work ethic and commitment to excellence.
●	Leadership and Teamwork: His experience in managing teams and collaborating with cross-functional groups suggests strong leadership and interpersonal skills.

In conclusion, Dean Rudy’s blend of operational and financial expertise, coupled with his strategic thinking and leadership skills, makes him a valuable asset to a company’s board for this offering. His experience in driving growth, improving efficiency, and managing complex organizations aligns well with the needs of a company seeking to enhance its performance and long-term value.

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Al Kapoor, Chief Executive Officer and Chairman. Al Kapoor, age 58, has served as Chairman of optics-related businesses since he graduated from Harvard Business School in 1997. He has been engaged in finding, acquiring, and growing optics and photonics companies since then as a technology entrepreneur. He acquired his first advanced manufacturing company in Greater Rochester, New York, renamed it Syntec Optics, transformed it into a defense, bio-medical, and consumer optics and photonics leader, and accelerated growth with add-on acquisitions. This deep technical and business experience has led to diverse relationships across the optics and photonics ecosystem – suppliers, customers, end users, venture capitalists, private equity managers, entrepreneurs, and executives. Al runs a monthly newsletter called Pioneering Minds on future industries, with a circulation of nearly 75,000 to executives across the country. He continues to invest in optics and photonics, from driverless cars, robotics, and virtual reality to sensors and terabit internet. He is also on the advisory council for MIT’s program to train and educate the workforce for new disruptions in Integrated Photonics, and on the US government’s over $1 billion investment in Silicon Photonics, AIM Photonics, in Upstate New York. Al has been invited to the White House on several occasions to participate in innovation policy discussions. Al studied engineering, finance, and business at 5 universities, earning an MBA from Harvard University and an MS from Iowa State University. We believe Mr. Kapoor is qualified to serve on the Syntec Optics Board based on his industry leadership and capital markets experience, including research and fundraising. In 2024 Al Kapoor delivered the keynote speech on the future of Optics and Photonics in Malaga, Spain.

Operational Expertise:

●	Transformational Leadership: His 30-year track record of acquiring a small manufacturing firm and transforming it into a vertically and horizontally integrated industry leader demonstrates deep capability in scaling operations and managing complex supply chains.
●	Product Development & Innovation: His early career leadership at Cummins Engine Company and advisory role at BMW’s R&D department highlight his hands-on experience in driving new product development and engineering excellence.
●	Execution of “Bolt-on” Strategy: His success in identifying, acquiring, and integrating add-on acquisitions proves his ability to execute complex operational consolidations that drive efficiency and market expansion.

Financial Acumen:

●	Capital Allocation & M&A: His history of founding and managing investment funds, coupled with his specific experience in “finding, acquiring, and growing” companies since 1997, demonstrates sophisticated skill in capital deployment and deal structuring.
●	Fundraising & Capital Markets: As the architect behind significant capital raises—including the leadership of special purpose acquisition vehicles—he possesses the specialized financial literacy required to navigate public market fundraising and investor relations.
●	Educational Foundation: His MBA from Harvard Business School and background in finance provide the theoretical backbone necessary for rigorous financial oversight and governance.

Strategic Thinking and Problem-Solving:

●	Visionary Foresight: His creation of Pioneering Minds and his dedicated research into future industries (from terabit internet to driverless cars) show an ability to anticipate market disruptions long before they become mainstream.
●	Policy & Ecosystem Influence: His advisory roles with the White House and MIT’s AIM Photonics program demonstrate a high-level strategic mindset that connects corporate goals with broader national innovation policies.
●	Cross-Disciplinary Synthesis: His unique educational background—spanning engineering, material science, robotics, and business—allows him to solve problems that require a synthesis of technical feasibility and commercial viability.

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Industry Leadership:

●	Ecosystem Builder: His extensive relationships across the entire value chain—ranging from venture capitalists and private equity managers to customers and suppliers—position him as a central node in the optics industry, facilitating strategic partnerships.
●	Thought Leadership: His regular invitations to speak at major global forums and his widely circulated newsletter establish him as a recognized authority, enhancing the Company’s brand and credibility in the marketplace.

In conclusion, Al Kapoor’s unique status as a “Founder-Technologist” combined with his aggressive track record in M&A and deep-seated industry influence makes him distinctly qualified to lead the Board for this offering. His ability to bridge the gap between high-level innovation policy and ground-level manufacturing execution ensures the Company remains agile and forward-looking.

Independent Directors

Our Board has determined that Albert A. Manzone, Wally Bishop, and Brent Rosenthal are qualified to serve as independent directors. The standards relied on by the Board in affirmatively determining whether a director is “independent,” in compliance with Nasdaq’s rules, are comprised of those objective standards set forth in the rules promulgated by Nasdaq. The Board is responsible for ensuring that independent directors do not have a relationship that, in the Board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Nasdaq’s rules, as well as SEC rules, impose additional independence requirements for all members of the Audit Committee. Specifically, in addition to the “independence” requirements discussed above, “independent” audit committee members must: (1) not accept, directly or indirectly, any consulting, advisory, or other compensatory fees from Syntec Optics or any subsidiary of Syntec Optics other than in the member’s capacity as a member of the Board and any Board committee; (2) not be an affiliated person of Syntec Optics or any subsidiary of Syntec Optics; and (3) not have participated in the preparation of the financial statements of Syntec Optics or any current subsidiary of Syntec Optics at any time during the past three years. In addition, Nasdaq’s rules require that all audit committee members be able to read and understand fundamental financial statements, including Syntec Optics’ balance sheet, income statement, and cash flow statement. The Board believes that the current members of the Audit Committee meet these additional standards.

Board Committees

Our Board has three standing committees — an audit committee, a compensation committee, and a nominating and corporate governance committee. The audit committee met one time, the compensation committee met once, and the nominating and corporate governance committee met once in the fiscal year ended December 31, 2025.

Audit Committee

We have established an audit committee of the board of directors. Albert A. Manzone, Wally Bishop, and Brent Rosenthal serve as members of our audit committee, and Mr. Bishop chairs the audit committee. Brent Rosenthal serves on multiple audit committees, but the board of directors believes that his simultaneous service does not impair his ability to serve effectively, given his extensive experience. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Albert A. Manzone, Wally Bishop, and Brent Rosenthal meets the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

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Each member of the audit committee is financially literate, and our board of directors has determined that Mr. Bishop qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.

We have adopted an audit committee charter, which is available on request at InvestorRelations@syntecoptics.com. It details the principal functions of the audit committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

●	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing: (i) the independent registered public accounting firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues; and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

The composition and function of the Audit Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable to us.

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Compensation Committee

We have established a compensation committee of the board of directors. Albert A. Manzone and Brent Rosenthal serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Albert A. Manzone and Brent Rosenthal are independent, and Albert A. Manzone chairs the compensation committee.

We have adopted a compensation committee charter, which is available on request at InvestorRelations@syntecoptics.com. It details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

●	reviewing on an annual basis our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating, and recommending changes, if appropriate, to the remuneration for directors.

●	delegating certain administrative tasks, such as routine approvals of compensation adjustments within established guidelines, to the Chief Executive Officer or other designated officers, subject to the Committee’s oversight and approval.

Executive officers may participate in discussions and provide input on compensation matters, but the final authority for determining compensation and benefits rests with the Compensation Committee. The Committee may delegate certain administrative tasks to executive officers, such as processing payroll and administering benefit plans, but the Committee retains ultimate oversight and responsibility.

The composition and function of our Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and the Nasdaq rules and regulations. We will comply with future requirements to the extent they become applicable to us.

The Compensation Committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC. No consultant was engaged by the Compensation Committee during the last fiscal year.

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Nominating and Corporate Governance Committee

The Board has a Nominating and Corporate Governance Committee, which currently consists of Brent Rosenthal and Wally Bishop, with Brent Rosenthal as chair. The Nominating and Corporate Governance Committee assesses potential candidates to fill perceived needs on the Board for required, skills, expertise, independence and other factors.

The functions of the Nominating and Corporate Governance Committee include, among other things:

●	identifying, reviewing and making recommendations of candidates to serve on our Board;

●	establishing a process for recommendation of director candidates by stockholders and publishing such process annually in our proxy statement;

●	considering nominations by stockholders of candidates for election to our Board;

●	annually reviewing the composition and organization of our Board’s committees and making recommendations to our Board for approval;

●	developing a set of corporate governance policies and principles and recommending to our Board any changes to such policies and principles; and

●	reviewing annually the Nominating and Corporate Governance Committee charter.

The composition and function of the Nominating and Corporate Governance Committee comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq’s rules and regulations. We will comply with future requirements to the extent they become applicable to us.

The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on request at InvestorRelations@syntecoptics.com

Nomination of Directors

The Nominating and Corporate Governance Committee of the Board assesses potential candidates to fill the perceived needs on our Board for required skills, expertise, independence and other factors. A director candidate recommended by our stockholders will be considered in the same manner as a nominee recommended by a Board member, management or other sources. Stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing at the Secretary of Syntec Optics at 515 Lee Road, Rochester, New York 14606. Our Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors. The Company has not paid any fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees, in the last fiscal year. The nominating committee intends to consider diversity in identifying nominees for director.

Board Leadership Structure and Role in Risk Oversight

Periodically, our Board will assess the roles of Chairman and Chief Executive Officer, and the Board leadership structure to ensure the interests of Syntec Optics and our stockholders are best served. Our Board believes the current combination of the two roles is satisfactory at present. Mr. Kapoor, as our Chief Executive Officer and Chairman, has extensive knowledge of all aspects of Syntec Optics and our business. We have no policy requiring the combination or separation of leadership roles and our governing documents do not mandate a particular structure. This has allowed, and will continue to allow, our Board the flexibility to establish the most appropriate structure for the Company at any given time.

Our Board is primarily responsible for overseeing our risk management processes. The Board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding the Company’s assessment of risks. The Board focuses on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensures that risks undertaken by the Company are consistent with the Board’s risk strategy. While the Board oversees the Company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Executive Officers

The following table sets forth certain information regarding our current executive officers:

Name	Age	Position(s) Held with Syntec Optics	Officer Since:
Al Kapoor	58	Chairman of the Board and Chief Executive Officer	2024
Dean Rudy	65	Chief Financial Officer and Director	2024

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Indemnification Agreements with Directors and Officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Syntec Optics’ second amended and restated certificate of incorporation provides for indemnification of Syntec Optics’ directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and its bylaws provide for indemnification of Syntec Optics’ directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

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Code of Ethics

We adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws which was filed with the SEC as an exhibit to the registration statement on form S-1 filed with the SEC in connection with our IPO (File No. 333-260090). You can review the code by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. The code of ethics codifies the business and ethical principles that govern all aspects of our business. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Insider Trading Policy

The Company has adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of its securities by directors, officers, and employees (or the company itself) that are reasonably designed to promote compliance with insider trading laws, rules, and regulations and any applicable listing standards. It also prohibits, unless approved in advance in limited circumstances by the policy administrator, the hedging of our securities, including short sales or purchases or sales of derivative securities based on our securities. While the Company is not subject to the insider trading policy, the company does not trade in its securities when it is in possession of material nonpublic information other than pursuant to previously adopted Rule 10b5-1 trading plans.

Related Person Transactions and Related Party Transactions Policy

Generally, we do not enter into related party transactions unless the members of the Board who do not have an interest in the potential transaction have reviewed the transaction and determined that (i) we would not be able to obtain better terms by engaging in a transaction with a non-related party and (ii) the transaction is in our best interest. In approving or rejecting any such proposal, our Board considers all of the relevant facts and circumstances of the related party transaction and the related party’s relationship and interest in the transaction. This policy applies generally to any transaction in which we are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the previous two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

The Company paid no management fee or commissions to any executives or directors in 2025 or 2024. The Company pays compensation for non-employee directors. In 2024, 77,320 RSUs were paid to each of the three non-employee directors.

On November 12, 2025, the Company repaid in full two term and equipment notes with M&T Bank in the aggregate amount of $1,368,732.49. To fund this repayment, the Company entered into a subordinated term note with its majority stockholder in the principal amount of $1,268,732.49 (the “Shareholder Note”). The Shareholder Note bears interest at 6.953% per annum, amortizes over 35 monthly payments, matures on October 31, 2028, at which time all remaining principal and accrued interest are due; and is expressly subordinated to the Company’s obligations under the Amended and Restated Credit Agreement, by and between the Company and M&T Bank (the “Credit Agreement”).

The Company and the majority stockholder entered into a subordination agreement with M&T Bank. The subordination agreement prohibits prepayments of the Shareholder Note and restricts payments to interest only, subject to prior written approval by M&T Bank, which may be granted or withheld in the Lender’s discretion. There are no cross-default provisions between the Shareholder Note and the Credit Agreement.

SWI DISC, Inc. (the “DISC”) is owned by the majority stockholder of the Company. During 2014, the Company entered into a commission agreement with the DISC related to the Company’s foreign sales. Total commissions under the terms of this agreement amounted to $0 for the years ended December 31, 2025 and 2024.

Other than compensation agreements and other arrangements which are described as required under “Executive Officer and Director Compensation of Syntec Optics” and as described above, since January 1, 2024, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed the lesser of $120,000 or the average of our total assets at year-end for the last two completed fiscal years and in which any director, executive officer, holder of 5% or more of any class of our capital stock, or any member of their immediate family had or will have a direct or indirect material interest.

Material Legal Proceedings

There are no material legal proceedings in which a director, executive officer, or any associate of these parties is adverse to the Company or has a material interest adverse to the Company.

Family Relationships

There are no family relationships between any of the following:

●	Director
●	Executive Officer
●	Person nominated or chosen to be a director or officer

Legal Events

There are no legal events involving any of the Company’s directors, executive officers, and nominees during the last ten years that are material to the person’s ability or integrity.

Stockholder Communication with the Board of Directors and Attendance at Annual Meetings

The Board maintains a process for stockholders to communicate with the Board and its committees. Stockholders of Syntec Optics and other interested persons may communicate with the Board or the chair of the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee by writing to the Secretary of Syntec Optics at 515 Lee Road, Rochester, New York 14606. All communications that relate to matters that are within the scope of the responsibilities of the Board will be presented to the Board no later than the next regularly scheduled meeting. Communications that relate to matters that are within the responsibility of one of the Board committees will be forwarded to the chair of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities will be forwarded to the appropriate officer. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, officers and person who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. our knowledge we believe that all other Section 16(a) filing requirements were met timely in for the year ended December 31, 2025.

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EXECUTIVE AND DIRECTOR COMPENSATION OF SYNTEC OPTICS

This section describes the material components of the executive compensation program for certain of Syntec’s executive officers and directors. This discussion may contain forward- looking statements that are based on Syntec’s current plans, considerations, expectations and determinations regarding future compensation programs.

There are no agreements and arrangements between any director or nominee for director, and any person or entity other than the Company relating to compensation or other payment in connection with the director or nominee’s candidacy or service.

The Company has not adopted any practices or policies regarding the ability of its employees, including officers, or directors (or any of their designees) to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of registrant equity securities that are either:

●	Granted to the employee or director as compensation.

●	Held, directly or indirectly, by the employee or director.

Syntec’s compensation program is designed to align executives’ compensation with Syntec’s business objectives and the creation of stockholder value, while helping Syntec to continue to attract, motivate and retain individuals who contribute to the long-term success of the company. Syntec’s compensation for its executive officers will have three primary components: base salary, an annual cash incentive bonus opportunity, and long-term equity- based incentive compensation. We do not currently maintain formal employment agreements with our executive officers. All executive officers are employed on an at-will basis with compensation reviewed periodically by the Compensation Committee.

The following table sets forth the names and positions of: (i) each person who served as our principal executive officer during the year ended December 31, 2025, (ii) the two most highly compensated executive officers, other than our principal executive officer, who were serving as executive officers, as determined in accordance with the rules and regulations promulgated by the SEC, as of December 31, 2025, (iii) up to two additional individuals for whom disclosure would have been provided pursuant to clause (ii) but for the fact that the person was not serving as our executive officer at December 31, 2025 (collectively our “named executive officers” or the “NEOs”):

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Al Kapoor	2024	48,103	-	-	-	-	-	1,439	49,542
Chief Executive Officer and Chairman	2025	137,819	-	-	-	-	-	4,135	141,954
Dean Rudy	2024	81,098	-	-	-	-	-	2,083	83,181
Chief Financial Officer and Director	2025	167,970	-	-	-	-	-	5,039	173,009

(1)	The amounts reported in this column represent discretionary bonuses awarded to each executive for performance during 2024 / 2025.
(2)	The amounts reported in this column reflect the grant date fair value of any stock option awards granted in 2024/ 2025.
(3)	This amount reflects Syntec Optics’ matching contribution to the executive’s account under Syntec Optics’ 401(k) plan for 2024 / 2025.

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Narrative Disclosure to Summary Compensation Table

We do not currently maintain formal employment agreements with our executive officers. All executive officers are employed on an at-will basis with compensation reviewed periodically by the Compensation Committee.

Outstanding Equity Awards as of December 31, 2025

The following table provides certain information as of December 31, 2025, with respect to our equity compensation plans under which our equity securities were authorized for issuance. There were no outstanding equity awards held by any of the named executive officers as of December 31, 2025.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	-	N/A	2,542,011
Equity compensation plans not approved by security holders	-	N/A	-
Total	-

(1)	Represents shares available for issuance under the 2023 Plan and the ESPP as of December 31, 2025, pursuant to outstanding awards.

2023 Equity Incentive Plan

The Company maintains the 2023 Equity Incentive Plan (the “2023 Plan”), which was adopted to provide long-term incentives to employees, directors, and consultants and to align their interests with those of the Company’s stockholders.

The 2023 Plan authorizes the grant of a broad range of equity- and cash-based awards, including stock options (both incentive stock options and nonqualified stock options), restricted stock, restricted stock units, stock appreciation rights, performance awards, and stock bonus awards. Awards may be subject to vesting based on continued service, the achievement of performance goals, or a combination of both, as determined by the plan administrator.

As of the adoption of the 2023 Plan, an aggregate of 2,773,971 shares of the Company’s common stock were reserved for issuance under the plan, subject to adjustment in the event of stock splits, recapitalizations, or similar transactions. In addition, the number of shares available for issuance under the 2023 Plan will automatically increase on January 1 of each year from 2024 through 2033 by an amount equal to the lesser of (i) 1% of the Company’s outstanding shares of common stock as of the preceding December 31 or (ii) a lesser number of shares determined by the Board of Directors. Shares subject to awards that are forfeited, expire, or are otherwise terminated without issuance of shares generally become available again for future grants under the plan.

The 2023 Plan is administered by the Board of Directors or a committee thereof, which has broad discretion to select participants, determine the types and terms of awards, including vesting conditions and performance criteria, and interpret the provisions of the plan. The exercise price of stock options and stock appreciation rights may not be less than the fair market value of the Company’s common stock on the date of grant, except as otherwise permitted under applicable law.

The 2023 Plan will remain in effect for a term of ten years from its adoption, unless earlier terminated by the Board of Directors. The Board may amend or terminate the plan at any time, subject to stockholder approval to the extent required by applicable law. Awards granted under the 2023 Plan are generally non-transferable and are subject to applicable tax withholding requirements, the Company’s clawback policies, and other terms set forth in the plan and applicable award agreements. The 2023 Plan does not provide participants with any right to continued employment or service with the Company.

Defined Contribution Plans

As part of its overall compensation program, Syntec Optics provides all full-time employees, including each of the target PEOs and NEOs, with the opportunity to participate in a defined contribution 401(k) plan. The plan is intended to qualify under Section 401 of the Internal Revenue Code so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. Employees may elect to defer a percentage of their eligible compensation (not to exceed the statutorily prescribed annual limit) in the form of elective deferral contributions to the plan. The 401(k) plan also has a “catch-up contribution” feature for employees aged 50 or older (including those who qualify as “highly compensated” employees) who can defer amounts over the statutory limit that applies to all other employees. Syntec’s current practice is to match 50% of an employee’s contributions to the plan up to 3% of the employee’s compensation.

Director Compensation Table

The following table shows the compensation earned by persons who served on our Board during the fiscal year ended December 31, 2025. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other members of our Board for their services rendered in such period.

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Al Kapoor	2024	0						0
Chairman and Chief Executive Officer	2025	0						0
Albert A. Manzone	2024		150,000					150,000
Director	2025	50,000	100,000					150,000
Wally Bishop	2024		150,000					150,000
Director	2025	50,000	100,000					150,000
Brent Rosenthal	2024		150,000					150,000
Director	2023	50,000	100,000					150,000
Dean Rudy	2024
Chief Financial Officer and Director	2025

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REPORT OF THE AUDIT COMMITTEE*

The undersigned members of the Audit Committee of the Board of Directors of Syntec Optics Holdings, Inc. submit this report in connection with the Audit Committee’s review of the financial reports for the fiscal year ended December 31, 2025, as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for the Company for the fiscal year ended December 31, 2025.

2.	The Audit Committee has discussed with representatives of CBIZ, Inc., the independent public accounting firm, the matters which are required to be discussed with them under the provisions of Auditing Standard No. 61, as amended (Communications with Audit Committees).

3.	The Audit Committee has discussed with CBIZ, Inc., the independent public accounting firm, the auditors’ independence from management and the Company has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in this registration statement for the fiscal year ended December 31, 2025, for filing with the Securities and Exchange Commission.

Audit Committee of Syntec Optics Holdings, Inc.

Albert A. Manzone

Wally Bishop

Brent Rosenthal

*	The foregoing report of the Audit Committee is not to be deemed “soliciting material” or deemed to be “filed” with the Securities and Exchange Commission (irrespective of any general incorporation language in any document filed with the Securities and Exchange Commission) or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference into a document filed with the Securities and Exchange Commission.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common shares as of the date of this prospectus, and as adjusted to reflect the sale of our common shares included in the shares offered by this prospectus, and assuming no purchase of shares in this offering, by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding common shares;
●	each of our named executive officers, executive officers and directors that beneficially owns shares of our common shares; and
●	all our executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all common shares beneficially owned by them. The following table reflects record or beneficial ownership of the warrants in the notes.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. In computing the number of common shares beneficially owned by a person or entity and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 23, 2026, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

The address of each beneficial owner is c/o Syntec Optics Holdings, Inc., 515 Lee Road, Rochester, NY 14606.

The beneficial ownership of Common shares is based on 36,994,164 Common shares issued and outstanding as of April 23, 2026.

Beneficial Ownership Table

Name and Address of Beneficial Owners	Number of Common Shares Beneficially Owned	%
5% Holders & Executive Officers and Directors:
Al Kapoor	30,631,090	82.80%
Wally Bishop	126,966	*
Brent Rosenthal	126,966	*
Albert A. Manzone	126,966	*
Dean Rudy	0	0
All directors and officers as a group (5 persons)	31,011,988	83.94%

* Less than 1%

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DESCRIPTION OF SECURITIES

Pursuant to our Third Amended and Restated Certificate of Incorporation, our authorized capital stock consists of 121,000,000 common shares, $0.0001 par value per share. The following description summarizes the material terms of our securities. Because it is only a summary, it may not contain all of the information that is important to you.

Common shares

Voting rights.

Each holder of our Common stock is entitled to one vote for each share of common stock held of record on all matters submitted to a vote of stockholders. Unless otherwise required by our Third Amended and Restated Certificate of Incorporation, our bylaws, the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the shares of our common shares that are voted is required to approve any matter submitted to a vote of our stockholders. As of April 23, 2026, there were 36,994,164 shares of our Common shares issued and outstanding. Our Common stock is listed on The Nasdaq Capital Market under the symbol “OPTX.”

Dividend rights.

Shares of Common stock are entitled to receive ratably, on a per share basis, such dividends and other distributions in cash, stock or property of the Company when, as and if declared by our Board of Directors out of assets or funds legally available therefor. We have not paid any cash dividends on our common shares to date and do not currently intend to pay cash dividends in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our Board of Directors deems relevant.

Rights upon liquidation.

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Common stock are entitled to share ratably, on a per-share basis, in all assets of the Company available for distribution to stockholders after payment of the Company’s liabilities and subject to applicable law. In the case of any distribution or payment made or other consideration paid in respect of the Common stock upon a merger, consolidation or other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, such distribution or payment is required to be made ratably on a per-share basis among the holders of Common shares.

Other rights.

No holder of our Common stock is entitled to preemptive or subscription rights under our Third Amended and Restated Certificate of Incorporation or our bylaws. There are no redemption or sinking fund provisions applicable to our Common stock. Because our Third Amended and Restated Certificate of Incorporation authorizes 121,000,000 Common stock, our Board of Directors may approve the issuance of additional Common stock in the future for a variety of corporate purposes, including future offerings, add-on acquisitions and equity compensation arrangements, subject to applicable law and Nasdaq rules.

Redeemable Warrants

Our redeemable public warrants are listed on the Nasdaq Capital Market under the symbol “OPTXW.” As of December 31, 2025, we had 14,107,989 redeemable public warrants outstanding. Each whole warrant entitles the holder to purchase one share of our common shares at an exercise price of $11.50 per share, subject to adjustment in accordance with the applicable warrant agreement. The warrants are redeemable in accordance with their terms. The shares issuable upon exercise of the warrants have customary registration rights, which are contained in the respective forms of warrants and related agreements and generally require us to file and keep effective a resale registration statement registering the resale of the common stock underlying the warrants. This prospectus relates to an offering of shares common stock only, and no units, preferred stock or additional warrants are being issued or registered in this offering.

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Election of Directors and Vacancies

Our Third Amended and Restated Certificate of Incorporation provides for a classified board of directors divided into three classes, designated Class I, Class II and Class III, with directors in each class serving staggered terms. At each annual meeting of stockholders, directors elected to succeed those directors of the class whose terms then expire are elected for a term expiring at the third succeeding annual meeting of stockholders after their election. Subject to applicable law, any director may be removed with or without cause by the affirmative vote of holders of a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors. Any vacancy on the Board of Directors, including any vacancy resulting from an enlargement of the Board of Directors, may be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

Special Meetings of Stockholders; Action by Written Consent

Our Third Amended and Restated Certificate of Incorporation and bylaws provide that special meetings of stockholders may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, and may not be called by stockholders or any other person. In addition, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if written consents setting forth the action taken are signed by or on behalf of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Anti-Takeover Effects of the Third Amended and Restated Certificate of Incorporation and Bylaws

The DGCL and our Third Amended and Restated Certificate of Incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. These provisions include the classified board structure, restrictions on who may call special meetings of stockholders, Board authority to fill vacancies on the Board of Directors, advance notice requirements for stockholder proposals and nominations and the exclusive forum provisions described below. In addition, because a substantial number of authorized common stock remain unissued, our Board of Directors may approve the issuance of additional common stock in transactions that could have the effect of delaying, deferring or discouraging a change in control, subject to applicable law and Nasdaq rules.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date such stockholder became an interested stockholder, unless certain conditions specified in Section 203 are satisfied. Generally, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the corporation’s voting stock. This provision may have the effect of discouraging takeover attempts that stockholders might consider to be in their best interests.

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Exclusive Forum

Our Third Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for certain types of actions and proceedings, including derivative actions brought in our name, actions against directors, officers, stockholders, employees or agents for breach of fiduciary duty and certain other actions arising under the DGCL, our Third Amended and Restated Certificate of Incorporation or our bylaws, or governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to these forum provisions to the fullest extent permitted by law. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law, a court may determine that one or more of these provisions is unenforceable, and, to the extent enforceable, these provisions may have the effect of discouraging lawsuits against our directors and officers.

Securities Eligible for Future Sale

As of April 23, 2026, we had 36,994,164 shares of common stock outstanding. In addition, as of December 31, 2025, we had 14,107,989 warrants outstanding, up to 26,000,000 contingent earnout shares reserved for future issuance, up to 2,000,000 performance-based earnout shares reserved in 2024 and 2025 for management that were not issued, 2,468,073 shares available for future awards under our 2023 Equity Incentive Plan and 1,000,000 shares available for future issuance under our Employee Stock Purchase Plan. The issuance of any such securities could result in dilution to holders of our common shares. The common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common shares for at least six months would be entitled to sell such securities, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. Persons who have beneficially owned restricted shares of our common shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, under which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of 1% of the total number of shares of common stock then outstanding or the average weekly trading volume of our common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Registration Rights

The shares issuable upon exercise of the warrants have customary registration rights requiring us to file and keep effective a resale registration statement registering the resale of the common stock underlying the warrants.We also entered into an Amended and Restated Registration Rights Agreement in connection with the business combination covering certain insider and legacy stockholder securities. We will bear the expenses incurred in connection with the filing of any such registration statements, subject to the terms of the applicable agreement.

Listing of Securities

Our Common stock and redeemable warrants are listed on the Nasdaq Capital Market under the symbols “OPTX” and “OPTXW,” respectively.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock purchased in this offering. This discussion applies only to shares of common stock that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who acquire such shares in this offering. This discussion does not address the U.S. federal income tax consequences of the acquisition, ownership or disposition of our outstanding redeemable warrants or any other securities not being offered hereby.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including, but not limited to, the alternative minimum tax, the Medicare tax on certain investment income, the effects of Section 451 of the Internal Revenue Code of 1986, as amended (the “Code”), and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including, but not limited to: financial institutions or financial services entities; broker-dealers; governments or agencies or instrumentalities thereof; regulated investment companies; real estate investment trusts; expatriates or former long-term residents of the United States; persons that actually or constructively own 5% or more of our voting stock; insurance companies; dealers or traders subject to a mark-to-market method of accounting with respect to our shares; persons holding our shares as part of a “straddle,” hedge, integrated transaction or similar transaction; U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and tax-exempt entities.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect as of the date hereof, and all of which are subject to change or to differing interpretations, possibly with retroactive effect. This discussion does not address any aspect of state, local or non-U.S. taxation or any U.S. federal taxes other than income taxes (such as gift and estate taxes). We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) regarding any U.S. federal income tax consequence described herein. There can be no assurance that the IRS will agree with the discussion herein or that a court will not sustain a contrary determination. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our shares through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for U.S. federal income tax purposes) is the beneficial owner of our shares, the U.S. federal income tax treatment of a partner or member in such partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the entity. If you are a partner or member of a partnership or other pass-through entity holding our shares, you should consult your tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL AND NON-U.S. TAX LAWS.

Material U.S. Federal Income Tax Consequences for U.S. Holders

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our Common shares that, for U.S. federal income tax purposes, is or is treated as: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust that (a) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (b) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

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Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of our Common shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Common shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common shares and will be treated as described below under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common shares.”

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends-received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividend income” that will be subject to tax at the preferential rates applicable to long-term capital gains. If the applicable holding period requirements are not satisfied, then a corporation may not qualify for the dividends-received deduction and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates rather than the preferential rate applicable to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common shares

Upon a sale or other taxable disposition of our Common shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount realized and (ii) the U.S. Holder’s adjusted tax basis in the Common shares. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common shares exceeds one year at the time of disposition. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

A U.S. Holder’s adjusted tax basis in its Common shares generally will equal the amount paid for such stock, reduced by any prior distributions treated as a return of capital with respect to such stock.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our Common shares, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a correct taxpayer identification number, a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally should be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Material U.S. Federal Income Tax Consequences for Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Common shares that is not a U.S. Holder and is not a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes).

Distributions

In general, distributions, if any, made on our Common shares to a Non-U.S. Holder to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. federal income tax purposes and will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, subject to the discussion below regarding effectively connected income, backup withholding and FATCA. To obtain a reduced rate of withholding under an applicable income tax treaty, a Non-U.S. Holder generally will be required to provide us or the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other appropriate form), certifying the Non-U.S. Holder’s entitlement to benefits under the treaty. If a Non-U.S. Holder is eligible for a reduced rate of

U.S. federal withholding tax under an income tax treaty and does not timely provide the required certification, the holder may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

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We and other applicable withholding agents generally are not required to withhold tax on dividends paid to a Non- U.S. Holder if the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), provided that the Non-U.S. Holder furnishes a properly executed IRS Form W-8ECI. In such case, the effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable treaty), subject to certain adjustments.

To the extent distributions exceed our current and accumulated earnings and profits, they first will reduce (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its Common shares, and thereafter will be treated as gain realized from the sale or other disposition of the stock, subject to the rules described below under “—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common shares.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common shares

Subject to the discussions below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other taxable disposition of our Common shares unless: (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); (ii) the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 or more days during the taxable year of the disposition and certain other conditions are satisfied; or (iii) we are or have been a “United States real property holding corporation,” or USRPHC, within the meaning of Section 897(c)(2) of the Code at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period for the Common shares.

Gain described in clause (i) above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons, and a corporate Non-U.S. Holder may also be subject to the branch profits tax described above. A Non-U.S. Holder described in clause (ii) above generally will be subject to a 30% U.S. federal income tax (or a lower applicable treaty rate) on the gain, which gain may be offset by certain U.S.-source capital losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

In general, we would be a USRPHC if the aggregate fair market value of our United States real property interests equaled or exceeded 50% of the combined fair market value of our United States real property interests, our interests in real property located outside the United States and our other business assets. We do not provide any assurance that we are not, or will not become, a USRPHC. Even if we are or were to become a USRPHC, gain realized by a Non-

U.S. Holder on a disposition of our Common shares generally would not be subject to U.S. federal income tax under the rules applicable to USRPIs so long as our Common shares is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market and the Non-U.S. Holder has not owned, directly or constructively, more than 5% of our Common shares during the applicable testing period. There can be no assurance that our Common shares will qualify as regularly traded on an established securities market for this purpose at all times.

Information Reporting and Backup Withholding

Generally, we or an applicable withholding agent will be required to report to the IRS any distributions paid to a Non- U.S. Holder on our Common shares, including the amount of any such distributions and the amount, if any, of tax withheld. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides the appropriate IRS Form W-8 or otherwise establishes an exemption, although backup withholding may apply if the applicable payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient. Information reporting and backup withholding requirements generally may apply to the proceeds of a sale or other disposition of our Common shares effected by or through a U.S. office of any broker, unless the Non-U.S. Holder provides appropriate certification of non-U.S. status. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally may be allowed as a refund or credit against the Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Accounts

Sections 1471 through 1474 of the Code and the related Treasury regulations and other guidance (commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments to foreign financial institutions and certain other non-U.S. entities that fail to comply with certain information reporting, certification and disclosure requirements. FATCA generally applies to payments of dividends on our Common shares. Under proposed Treasury regulations, which taxpayers may generally rely on until final regulations are issued, FATCA withholding does not apply to gross proceeds from the sale or other disposition of our Common shares. Prospective investors should consult their own tax advisors regarding the possible implications of FATCA on an investment in our Common shares.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON SHARES, INCLUDING THE CONSEQUENCES OF ANY CHANGES IN APPLICABLE LAW SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

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UNDERWRITING

We have entered into an underwriting agreement with H.C. Wainwright & Co., LLC (the “underwriter”). Pursuant to the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriter named below, and the underwriter has agreed to purchase from us, the number of securities set forth opposite its name below:

Underwriter	Number of Shares
H.C. Wainwright & Co., LLC	2,857,142
Total	2,857,142

Pursuant to the underwriting agreement, the underwriter has agreed to purchase all of the shares sold under the underwriting agreement if any of the shares are purchased, other than those shares covered by the underwriter’s option to purchase additional shares of Common stock described below.

The underwriter is offering the shares of Common stock subject to its acceptance of the shares of Common stock from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the securities offered by this prospectus are subject to the approval of certain legal matters by its counsel and to certain other conditions specified in the underwriting agreement.

We have granted a 30-day option to the underwriter to purchase from us, at the public offering price, less the underwriting discounts and commissions, up to an additional 428,571 shares of Common stock (equal to up to 15% of the shares of Common stock sold in this offering). The underwriter may exercise this option at any time and from time to time, in whole or in part, during the 30-day period after the date of this prospectus.

Discounts, Commissions and Expenses

The underwriter proposes to offer the shares we are offering pursuant to the underwriting agreement to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price (less a concession) not in excess of $0.245 per share of Common stock. After this offering, the public offering price and concession may be changed by the underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

In connection with the sale of the shares to be purchased by the underwriter, the underwriter will be deemed to have received compensation in the form of underwriting commissions and discounts. The underwriter’s commissions and discounts will be 6.0% of the aggregate gross proceeds raised in this offering.

We have also agreed to reimburse the underwriter for certain out-of-pocket expenses actually incurred in an aggregate amount not to exceed $25,000.

The following table shows the underwriting discounts and commissions payable to the underwriter by us in connection with this offering (assuming both the exercise and non-exercise of the underwriter’s option to purchase additional shares of Common stock):

		Total
	Per Share of Common Stock	No Exercise	Full Exercise
Public offering price	$7.00	$19,999,994.00	$22,999,991.00
Underwriting discounts and commissions paid by us	$0.42	$1,199,999.64	$1,379,999.46

We have engaged two independent financial advisors in connection with this offering, and each of such financial advisors will receive an advisory cash fee for such capacity which is included in the total compensation payable to the underwriter. The independent financial advisors are not engaged and will not engage in the solicitation or distribution of the offering.

Lock-Up Agreements

We and each of our directors and officers have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of Common stock or any securities convertible into or exchangeable for shares of Common stock for a period of 90 days after the closing date of the offering pursuant to the underwriting agreement without the prior written consent of the underwriter. These lock-up agreements provide for limited exceptions and their restrictions may be waived at any time by the underwriter. In addition, subject to an exception, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our common stock or upon a specified or contingent event in the future, or enter into any agreement to issue securities at a future determined price, for six months following the date of closing of this offering, which prohibition may be waived at any time by the underwriter.

Tail

We shall pay the underwriter the cash compensation provided above on the gross proceeds provided to us by investors that were contacted or wall-crossed in connection with the offering by the underwriter during our engagement of the underwriter in any public or private offering or capital-raising transaction within 12 months following the expiration or termination of our engagement of the underwriter.

Listing of our Securities

Syntec Optics shares are listed on Nasdaq under the symbol “OPTX.”

Pricing of this Offering

Factors considered in determining the prices and terms of the shares include:

● the history of other similarly structured Nasdaq listed companies;

● prior offerings of those companies;

● our prospects for consummating our add-on acquisitions with an operating business at attractive values;

● our capital structure;

● securities exchange listing requirements;

● market demand;

● expected liquidity of our securities; and

● general conditions of the securities markets at the time of the offering.

64

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the securities is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriter may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriter may purchase and sell our Common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares described above. The underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares granted to it under the underwriting agreement described above. “Naked” short sales are sales in excess of such option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our Common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of Common stock made by the underwriter in the open market prior to the closing of this offering. The underwriter may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Common stock or preventing or retarding a decline in the market price of our Common stock. As a result, the price of our Common stock may be higher than the price that might otherwise exist in the open market. The underwriter may conduct these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriter may also engage in passive market making transactions in our shares of Common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of our shares of Common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

65

Other Relationships

The underwriter and its affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They may in the future receive customary fees and commissions for these transactions. Except as disclosed in this prospectus, we have no present arrangements with the underwriter for any services.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Indemnification

We expect to agree to indemnify the underwriter against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in this respect.

Transfer Agent and Registrar

The transfer agent and registrar for our Common stock is Colonial Stock Transfer Company, Inc.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the shares offered by this prospectus in any jurisdiction where action for that purpose is required. The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Haynes and Boone, LLP, New York, New York, is acting as counsel in connection with the registration of our securities under the Securities Act, and as such, will pass upon the validity of the securities offered in this prospectus. Ellenoff Grossman & Schole LLP, New York, New York, advised the underwriter in connection with the offering of the securities.

EXPERTS

Our consolidated financial statements as of and for the year ended December 31, 2025, included in this prospectus to our Annual Report on Form 10-K filed with the SEC on March 31, 2026, have been so included in reliance on the report of CBIZ CPAs P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Our consolidated financial statements as of and for the year ended December 31, 2024, included in this prospectus to our Annual Report on Form 10-K filed with the SEC on March 31, 2026, have been so included in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are materially complete but may not include a description of all aspects of such contracts, agreements or other documents, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon completion of this offering, we will be subject to the information requirements of the Exchange Act and will file annual, quarterly and current event reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.

66

SYNTEC OPTICS HOLDINGS, INC.

F-1

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Syntec Optics Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Syntec Optics Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2025, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.

We have served as the Company’s auditor since 2023 (such date takes into account the acquisition of the attest business of Marcum llp by CBIZ CPAs P.C. effective November 1, 2024).

Houston, Texas

March 31, 2026

F-2

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Syntec Optics Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Syntec Optics Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2024, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor from 2023 through 2025.

Houston, Texas

October 3, 2025

F-3

SYNTEC OPTICS HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2025 AND 2024

	2025	2024
ASSETS
Current Assets
Cash	$358,867	$598,787
Accounts Receivable, Net	6,241,768	5,739,205
Inventory	7,884,943	6,953,278
Prepaid Expenses and Other Assets	655,827	596,589
Income Tax Receivable	-	9,794

Total Current Assets	15,141,405	13,897,653

Property and Equipment, Net	9,172,703	11,668,859

Deferred Tax Asset	-	439,942

Total Assets	$24,314,108	$26,006,454

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$2,691,748	$2,706,392
Accrued Expenses	683,397	814,600
Federal Income Tax Payable	169,582	-
Deferred Revenue	66,420	36,512
Line of Credit	6,763,863	6,263,863
Current Maturities of Debt Obligations	93,358	467,742
Current Maturities of Debt Obligations - Related Party	406,495	-
Current Maturities of Finance Lease Obligations	354,499	284,002

Total Current Liabilities	11,229,362	10,573,111

Long-Term Liabilities
Long-Term Debt Obligations	860,548	2,614,812
Long-Term Debt Obligations - Related Party	1,268,732	-
Long-Term Finance Lease Obligations	1,414,611	1,784,449

Total Long-Term Liabilities	3,543,891	4,399,261

Total Liabilities	14,773,253	14,972,372

Commitments and Contingencies

Stockholders’ Equity
CL A Common shares, Par value $.0001 per share; 121,000,000 authorized; 36,920,226 issued and outstanding as of December 31, 2025; 36,688,266 issued and outstanding as of December 31, 2024	3,692	3,669
Additional Paid-In Capital	2,677,181	2,377,204
Retained Earnings	6,859,982	8,653,209

Total Stockholders’ Equity	9,540,855	11,034,082

Total Liabilities and Stockholders’ Equity	$24,314,108	$26,006,454

See Notes to Consolidated Financial Statements.

F-4

SYNTEC OPTICS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	2025	2024

Net Sales	$28,083,985	$28,449,941

Cost of Goods Sold	21,554,285	22,747,615

Gross Profit	6,529,700	5,702,326

General and Administrative Expenses	7,047,300	8,278,720

Loss from Operations	(517,600)	(2,576,394)

Other (Expense) Income
Other (Expense) Income	(39,875)	346,835
Interest Expense, Including Amortization of Debt Issuance Costs	(795,810)	(764,934)
Total Other Expense	(835,685)	(418,099)

Loss Before Provision for (Benefit) Income Taxes	(1,353,285)	(2,994,493)

Provision (Benefit) for Income Taxes	439,942	(514,832)

Net Loss	$(1,793,227)	$(2,479,661)

Net Loss per Common Share
Basic and diluted	$(0.05)	$(0.07)

Weighted Average Number of Common Shares Outstanding
Basic and diluted	36,920,226	36,688,266

See Notes to Consolidated Financial Statements.

F-5

SYNTEC OPTICS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

			Additional
	Common Stock		Paid-In	Retained
	Shares	Amount	Capital	Earnings	Total
Balances, December 31, 2023	36,688,266	$3,669	$1,927,204	$11,132,870	$13,063,743

Stock-Based Compensation	-	-	450,000	-	450,000

Net Loss	-	-	-	(2,479,661)	(2,479,661)

Balances, December 31, 2024	36,688,266	3,669	2,377,204	8,653,209	11,034,082

Stock-Based Compensation	231,960	23	299,977	-	300,000

Net Loss	-	-	-	(1,793,227)	(1,793,227)

Balances, December 31, 2025	36,920,226	$3,692	$2,677,181	$6,859,982	$9,540,855

See Notes to Consolidated Financial Statements.

F-6

SYNTEC OPTICS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	2025	2024
Cash Flows From Operating Activities
Net Loss	$(1,793,227)	$(2,479,661)
Adjustments to Reconcile Loss to Net Cash (Used In)
Provided By Operating Activities:
Depreciation and Amortization	2,613,229	2,765,713
Amortization of Debt Issuance Costs	15,501	15,057
Stock-Based Compensation	300,000	450,000
Gain on Disposal of Property and Equipment	-	(309,000)
Change in Allowance for Expected Credit Losses	15,869	(121,767)
Change in Reserve for Obsolescence	80,667	186,285
Deferred Income Taxes	439,942	(514,832)
(Increase) Decrease in:
Accounts Receivable	(518,432)	1,182,626
Inventory	(1,012,332)	(1,305,454)
Prepaid Expenses and Other Assets	(59,238)	(237,146)
Increase (Decrease) in:
Accounts Payables and Accrued Expenses	381,372	(231,163)
Federal Income Tax Payable	179,376	(380,000)
Deferred Revenue	29,908	36,512
Net Cash Provided By (Used In) Operating Activities	672,635	(942,830)

Cash Flows From Investing Activities
Purchases of Property and Equipment	(644,292)	(1,239,866)
Proceeds from Disposal of Property and Equipment	-	309,000

Net Cash Used in Investing Activities	(644,292)	(930,866)

Cash Flows From Financing Activities
Borrowing on Line of Credit, Net	500,000	(273,729)
Borrowing on Debt Obligations	-	1,100,388
Borrowing on Debt Obligations - Related Parties	1,268,732	-
Repayments on Debt Obligations	(1,737,654)	(420,802)
Repayments on Finance Lease Obligations	(299,341)	(91,619)

Net Cash (Used In) Provided By Financing Activities	(268,263)	314,238

Net Decrease in Cash	(239,920)	(1,559,458)

Cash - Beginning	598,787	2,158,245

Cash - Ending	$358,867	$598,787

Supplemental Cash Flow Disclosures:

Cash Paid for Interest	$756,519	$738,010

Cash Paid for Taxes	$-	$568,143

Supplemental Disclosures of Non-Cash Investing Activities:

(Decrease) Increase in Assets Acquired and Included in AP	$527,219	$198,584
Issuance of finance lease for acquisition of equipment		$2,160,070

De-recognition of PPE and Intangible Asset transaction	$-	$560,000

See Notes to Consolidated Financial Statements.

F-7

SYNTEC OPTICS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Note 1 Nature of Business and Significant Accounting Policies

Nature of Business

Syntec Optics Holdings, Inc. (the “Company” or “Syntec Optics”) is a vertically integrated manufacturer of optics and photonics components and sub-systems – from opto-mechanicals to optical elements of various geometries, diamond turned optics – both prototype and production, and optical systems including optics assembly, electro-optics assembly, design, and coating. Sales are made to customers in the United States and Europe in defense, medical, and consumer end-markets. The Company has one reporting segment as its operating segments meet the requirements for aggregation.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (SEC).

Principles of Consolidation

The consolidated financial statements include the accounts of Syntec Optics Holdings, Inc. and its wholly owned subsidiary, Syntec Optics.

The consolidated financial statements also include the accounts of ELR Associates, LLC (“ELR”), a variable interest entity (VIE) wherein the Company is the primary beneficiary. Syntec Optic’s variable interest in ELR is the result of providing a guaranty of payment for ELR’s mortgage on the manufacturing facility used exclusively by Syntec Optics.

The consolidated financial statements include the financial position and result of operations of ELR, consisting principally of cash and cash equivalents, other assets and property and equipment of $2.5 million and $2.3 million and total liabilities consisting of current liabilities and long-term debt of $1.4 million and $1.8 million as of December 31, 2025 and 2024, respectively. ELR had net income of $0.2 million and $0.2 million for the years ended December 31, 2025 and 2024. As of December 31, 2025 and 2024, there are no VIE assets to settle, only the VIE’s obligations, and no liabilities with recourse to VIE’s creditors.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates.

F-8

SYNTEC OPTICS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Note 1 Nature of Business and Significant Accounting Policies - Continued

Cash

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes that they are not exposed to any significant credit risk on cash. The Company also routinely assesses the financial strength of their customers and, consequently, believes that its accounts receivable credit risk exposure is limited. On December 31, 2025 and 2024 there were amounts due from three customers that totaled approximately 59% and 54% respectively, of accounts receivable. The outstanding accounts receivable due from these customers at December 31, 2025 and 2024 were approximately $3.7 million and $3.2 million respectively.

Accounts Receivable

The Company grants credit to substantially all customers and carries its accounts receivable at original invoice, net of an allowance for expected credit losses. On a periodic basis, management evaluates accounts receivable and adjusts the allowance for expected credit losses. The allowance at December 31, 2025 and 2024 amounted to approximately $133 thousand and $117 thousand, respectively. The Company had no significant write offs in the current or prior year. The Company evaluates the receivables by portfolio segment including the general receivables and those identified for separate treatment. Losses on general receivables are estimated at historical losses amounting to 0.03% for under 30 days, 0.05% for 30-60 days, 1.03% for 60-90 days, and 3.0% for over 90 days aged. Balances identified for special treatment are evaluated individually.

Customer balances are written off when amounts are deemed uncollectible, or credits are issued. The Company generally does not accrue interest on past due balances.

Inventory

Inventory consists of raw materials, work-in-process, finished goods and allocated manufacturing labor and overhead. Inventory is stated at the lower of cost using the first-in, first-out basis or net realizable value. The Company provides inventory reserves for excess, obsolete, or slow-moving inventory, based on changes in customer demand, technology developments or other economic factors.

Property and Equipment Net of Accumulated Deprecation

Property and equipment is stated at cost and is depreciated over the estimated useful lives of the respective assets. The cost of normal maintenance and repairs is charged to expense as incurred, whereas expenditures, which materially extend useful lives, are capitalized. When depreciable property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income.

Depreciation is provided for on the straight-line method over the following estimated useful lives:

Years
Machinery and Equipment	7
Building and Leasehold Improvements	14 - 15 and/or Lesser of Useful Life or Lease Term
Office Furniture and Equipment	3 - 5
Tooling	3 - 10
Vehicles	5

Long-Lived Assets

Long-lived assets, including property and equipment, are stated at cost. The Company reviews its long-lived assets, including right of use assets, for possible impairment when events or changes in circumstances indicate that their carrying amounts may not be recoverable. If such events or changes in circumstances are present, the carrying value of the asset is compared to the undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. If the carrying amount exceeds the undiscounted cash flows, an impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. During the years ended December 31, 2025 and 2024, no impairment charges were recorded.

F-9

SYNTEC OPTICS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Note 1 Nature of Business and Significant Accounting Policies - Continued

Leases

The Company determines if an arrangement is or contains a lease at inception. The Company records right-of-use (ROU) assets and lease obligations for its finance and operating leases, which are initially based on the discounted future minimum lease payments over the term of the lease.

The lease term is defined as the non-cancellable period of the lease plus any options to extend the lease when it is reasonably certain that it will be exercised. Leases may also include options to terminate the arrangement or options to purchase the underlying asset. For leases with an initial term of 12 months or less, no right of use (“ROU”) assets or lease liabilities are recorded on the balance sheet and the Company recognizes short-term lease expense for these leases on a straight-line basis over the lease term.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. None of the Company’s lease agreements include variable rental payments. The Company has elected to separate lease from non-lease components for all leases.

Operating lease expense is recognized on a straight-line basis over the lease term and is included in general and administrative expense. Amortization expense for finance leases is recognized on a straight-line basis over the lease term and is included in cost of goods sold or general and administrative expense. Interest expense for finance leases is recognized using the effective interest method. Short-term rentals and payments associated with non-lease components are expensed as incurred.

Debt Issuance Costs

The Company defers certain costs incurred in connection with obtaining financing. Costs related to line of credit agreements are recorded as a contra liability and are amortized to interest expense over the term of the agreement. Costs related to long-term debt financing are presented as a direct deduction from the carrying amount of the related debt and amortized over the term of the related debt as additional interest.

Shipping and Handling Fees and Costs

Shipping and handling fees billed to the customer are recorded in net sales and the related costs incurred for shipping and handling are included in costs of goods sold.

Research and Development

The Company expenses research and development costs as incurred in accordance with ASC 730. Research and development costs are primarily comprised of engineering labor, prototype materials, and third-party consulting and testing services, and are included within selling, general and administrative expenses in the accompanying consolidated statements of operations.

Research and development expense totaled approximately $0.6 M and $1.0 M for the years ended December 31, 2025 and 2024, respectively.

Advertising

Advertising costs are charged to operations when incurred. Advertising expense for the years ended December 31, 2025 and 2024 were approximately $148 thousand and $229 thousand, respectively.

F-10

SYNTEC OPTICS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Note 1 Nature of Business and Significant Accounting Policies - Continued

Income Taxes

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carry forwards. Measurement of deferred income items is based on enacted tax laws, including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future. A valuation allowance is established when it is necessary to reduce deferred income tax assets to amounts for which realization is likely. In assessing the need for a valuation allowance, management estimates future taxable income, considering the feasibility of ongoing tax planning strategies and the realizability of tax loss carryforwards following tax law ordering rules.

The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position. The Company does not have any material unrecognized tax benefit as of December 31, 2025 or 2024. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the years ended December 31, 2025 and 2024, the Company recognized no interest and penalties. The Company files U.S. federal tax returns and tax returns in various states.

Income (Loss) Per Share

Basic income (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted income (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common shares equivalents, because their inclusion would be anti-dilutive. The Company did not have any dilutive shares for the years ended December 31, 2025 and 2024.

Stock-Based Compensation

The Company recognizes stock-based compensation expense for equity awards, such as restricted stock units, in accordance with ASC 718. Equity-classified awards are measured at grant-date fair value and expensed over the service period.

Fair Value of Financial Instruments

The Company follows the fair value measurement guidance required by accounting principles generally accepted in the United States of America for financial and nonfinancial assets and liabilities. This guidance defines fair value and establishes a framework for measuring fair value and related disclosure requirements. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The carrying amounts of financial instruments, including cash, accounts receivable, accounts payable, accrued expenses and borrowings approximate fair value, based on their terms or due to the short maturity of these instruments.

Recently Adopted Accounting Pronouncements

In December 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information related to income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. This ASU is effective for the annual period ended December 31, 2025 and should be applied on a prospective basis with the option to apply the standard retrospectively. Early adoption is permitted. On January 1, 2025, the Company adopted the provisions of ASU 2023-09 on a prospective basis, and the required disclosures have been included in this registration statement for the year ended December 31, 2025. The adoption of ASU 2023-09 did not have a material impact on the Company’s financial statements included in this registration statement but did result in additional disclosures in the income tax footnote.

F-11

SYNTEC OPTICS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Note 1 Nature of Business and Significant Accounting Policies - Continued

Recent Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). ASU 2024-03 requires additional disclosure of specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods beginning after December 15, 2027, with early adoption permitted. ASU 2024-03 may be applied prospectively with the option for retrospective application for all prior periods presented. The Company is currently evaluating the impact of adopting this guidance on the Company’s current financial position, results of operations or financial statement disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326). The amendments in this ASU provide that in developing reasonable and supportable forecasts as part of estimating expected credit losses, all entities may elect a practical expedient that assumes that current conditions as of the balance sheet date do not change for the remaining life of the asset. The amendments in this ASU are effective for all entities for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods with updates to be applied on a prospective basis. The Company is currently evaluating the impact of ASU 2025-05 on its consolidated financial statements.

In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements, which clarifies the scope of interim reporting and improves the structure of required interim disclosures. The ASU specifies the form and content of interim financial statements, provides a comprehensive list of required interim disclosures, and introduces a disclosure principle requiring entities to describe material events occurring after the most recent annual reporting period. The ASU does not change the fundamental nature or extent of current interim reporting requirements.

ASU 2025-11 is effective for public business entities for interim periods within fiscal years beginning after December 15, 2027, and for all other entities after December 15, 2028, with early adoption permitted. The amendments in this update are to be applied prospectively. The Company is currently evaluating the impact of this guidance on its consolidated financial statements and disclosures.

In December 2025, the FASB issued ASU No. 2025-12, Codification Improvements. The ASU addresses thirty-three items, representing the changes to the Codification that (1) clarify, (2) correct errors, or (3) make minor improvements. Generally, the amendments in this Update are not intended to result in significant changes for most entities. The ASU is effective for interim reporting periods within annual reporting periods beginning after December 15, 2026. The adoption method of this ASU may vary, on an issue-by-issue basis. Early adoption is permitted. We are currently evaluating the provisions of this ASU and do not expect this ASU to have a material impact on our consolidated financial statements.

JOBS Act Accounting Election

As an emerging growth company under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, Syntec Optics can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Syntec Optics has elected to avail itself of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Syntec Optics intends to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of Sarbanes-Oxley. As a result, Syntec Optics’ financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Syntec Optics will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the consummation of Syntec Optics’s initial public offering, (ii) the last day of the fiscal year in which Syntec Optics has total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which Syntec Optics is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of Syntec Optics’ common shares held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year, or (iv) the date on which Syntec Optics has issued more than $1.0 billion in non- convertible debt securities during the prior three-year period.

Note 2 Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standard Codification 606, Revenue from Contracts with Customers (ASC 606), which provides a five-step model for recognizing revenue from contracts with customers as follows:

●	Identify the contract with a customer
●	Identify the performance obligations in the contract
●	Determine the transaction price
●	Allocate the transaction price to the performance obligations in the contract
●	Recognize revenue when or as performance obligations are satisfied

The Company’s revenue is primarily derived from three categories of products and services, (i) the production and assembly of molded plastic optics parts including polymer and glass parts, opto-mechanicals, thin film coating, diamond turned optics and optical systems including electro-optics assembly, (“Products”) (ii) the manufacture of custom tooling used to manufacture molded products, (“Custom Tooling”) and (iii) non-recurring engineering services (“Non-Recurring Engineering”). The Company’s products are marketed and sold primarily to end-user commercial customers throughout the United States and Europe. Sales of products and services are subject to economic conditions and may fluctuate based on changes in the industry, trade policies and financial markets.

The Company assesses the contract term as the period in which the parties to the contract have presently enforceable rights and obligations. Certain customer contracts may provide for either party to terminate the contract upon written notice.

Nature of Products and Services

Revenue from the sale of molded plastic, polymer and glass parts, opto-mechanicals, thin film coating, diamond turned optic and optical systems is recognized upon transfer of control to the customer, which is typically upon shipment. These sales do not meet the criteria for revenue to be recognized over time. The Company has elected to treat shipping and handling activities related to contracts with customers as costs to fulfill the promise to transfer the associated equipment and parts and not as a separate performance obligation.

In general, the Company recognizes revenue from tooling contracts upon delivery and acceptance by the customer, which signifies successful completion of the contract.

Revenue from non-recurring engineering services is recognized upon completion of the negotiated services. These sales do not meet the criteria for revenue to be recognized over time. Non-recurring engineering services are one-off items that are unique to programs such as expedite fees or set-up fees which are billed upon completion of the task with payment terms of 30 - 60 days from date of invoice.

F-12

SYNTEC OPTICS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Note 2 Revenue Recognition – Continued

Transaction Price

The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods and services to the customer. Revenue is recorded based on the transaction price, which includes fixed consideration. The Company’s contracts do not include variable consideration.

Contract Balances

The timing of revenue recognition generally aligns with the right to invoice the customer. The Company records accounts receivable when it has the unconditional right to issue an invoice and receive payment, regardless of whether revenue has been recognized. The balance in accounts receivable at December 31, 2025 and 2024 was $6.2 million and $5.7 million respectively. Deferred revenue is recognized on the consolidated balance sheets when cash payments are received in advance of the Company satisfying its performance obligation. Deferred revenue is recognized as revenue on the consolidated statements of operations when the Company satisfies its performance obligation to the customer. Balances in deferred revenue at December 31, 2025 and 2024 were $0.07 million - and $0.04 million, respectively.

Costs to Obtain a Contract

The Company did not incur costs of obtaining contracts expected to benefit longer than one year. As a result, there are no capitalized contract acquisition costs as of December 31, 2025 or 2024.

Warranties

The buyer shall have thirty (30) days from the date of shipment to inspect and either accept or reject. If goods are rejected, written notice of rejection and the specific reasons therefore must be sent to the Company within such thirty (30) day period after receipt. Failure to reject goods or to notify the Company of errors, shortages, or other non-compliance with the agreement within such thirty (30) day period shall constitute irrevocable acceptance of goods and admission that they fully comply with the agreement.

Disaggregated Revenues

The following table disaggregates revenue by revenue recognition methodologies as outlined above for the years ended December 31:

	2025	2024

Products	$27,437,210	$27,663,086
Custom Tooling	303,558	536,668
Non-Recurring Engineering	343,217	250,187

Total	$28,083,985	$28,449,941

Syntec Optics’ management periodically reviews its revenues by its consumer, communication, medical, and defense end-markets. The purpose of this analysis is to determine its end market mix and identify trends. The following table disaggregates revenue as outlined above for the years ended December 31:

	2025	2024

Communication	$5,178,703	$8,036,808
Consumer	5,714,682	4,655,954
Defense	6,833,740	6,507,553
Medical	10,356,860	9,249,626

Total	$28,083,985	$28,449,941

The Company has one significant customer located in the UK (outside of the US). Sales for this UK customer amounted to $5.6 million in 2025 and $4.9 million in 2024. No other significant sales were outside of the US.

Note 3 – Warrants and Earnout

Warrants

As part of the reverse capitalization transaction related to the merger, the Company issued public warrants. Refer to Note 12 for a further description of the warrants.

Earnout

The former holders of shares of Legacy Syntec common shares are entitled to receive their pro rata share of up to 26,000,000 additional shares of common stock (the “Contingent Earnout”). The Company will issue 26,000,000 additional shares of common stock (the “Contingent Earnout”) to the Company’s existing stockholders at the Closing, which Contingent Earnout shares will vest upon Syntec Common shares achieving the following stock trading price thresholds (the “Contingent Earnout Trigger Price”) following the Closing: one-third (1/3rd) at $12.50 per share, one-third (1/3rd) at $14.00 per share, and one-third (1/3rd) at $15.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like). The Contingent Earnout shares which remain unvested as of the date five (5) years from the Closing (the “Earnout Period”) will be deemed cancelled and no longer subject to vesting.

F-13

SYNTEC OPTICS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Note 3 – Warrants and Earnout – Continued

The Company accounts for the Contingent Earnout Shares as either equity-classified or liability-classified instruments based on an assessment of the Contingent Earnout Shares specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”) as defined below. The Company has determined that the Contingent Earnout Shares are indexed to the Company’s common shares and are therefore not precluded from equity classification. If the Contingent Earnout Shares are later determined to be liability-classified instruments, the Company would recognize subsequent changes in the fair value of such Contingent Earnout Shares within earnings at each reporting period during the earnout period. The pro forma value of the Contingent Earnout Consideration was estimated utilizing a Monte Carlo simulation model. The significant assumptions utilized in estimating the fair value of Contingent Earnout Consideration include the following: (1) our Common shares price of $8.73-$15.76; (2) normal distribution; (3) values assessed after the Earnout Period of five (5) years and; (4) discount rates ranging from 15.5%-19.5%.

The accounting treatment of the Contingent Earnout Shares have been recognized at fair value upon the closing of the merger and classified in stockholders’ equity.

Note 4 Inventory

Inventory consists of the following at December 31:

	2025	2024

Raw Materials	$360,280	$487,405
Work-in-Process	7,956,924	6,815,425
Finished Goods	151,311	153,353
	8,468,515	7,456,183
Less: Reserve for Obsolescence	583,572	502,905

Inventory	$7,884,943	$6,953,278

The Company experienced a significant increase in the Reserve for Obsolescence due to incremental risk in one particular customer which was assessed at a higher rate because of market instability.

F-14

SYNTEC OPTICS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Note 5 Property and Equipment

Property and equipment consists of the following at December 31:

	2025	2024

Machinery and Equipment	$34,541,704	$34,430,556
Building and Leasehold Improvements	5,483,616	5,483,616
Land	130,000	130,000
Office Furniture and Equipment	2,295,748	2,295,749
Tooling	169,307	163,381
Vehicles	24,059	24,059
	42,644,434	42,527,361
Less: Accumulated Depreciation	33,471,731	30,858,502

Property and Equipment, Net	$9,172,703	$11,668,859

Depreciation expenses were approximately $2,766,000 and $2,769,000 for the years ended December 31, 2025 and 2024, respectively.

F-15

SYNTEC OPTICS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Note 6 Revolving Credit Facility – M&T Bank

On November 8, 2023, Syntec Optics Holdings, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with M&T Bank to refinance prior indebtedness. The Credit Agreement provides for a revolving credit facility (the “Revolving Facility”) and previously provided for term and equipment loan facilities.

As of December 31, 2025 and 2024, the Revolving Facility has a maximum commitment of $7.5 million and $8.0 million, respectively, and matures in November 2026. Borrowings bear interest at a rate equal to one-month Secured Overnight Financing Rate (“SOFR”) plus a margin of 3.00%, for both periods. Interest is payable monthly.

As of December 31, 2025 and December 31, 2024, outstanding borrowings under the Revolving Facility were $6,763,863 and $6,263,863, respectively. The weighted average interest rate on outstanding borrowings at December 31, 2025 was approximately consistent with market SOFR plus the contractual margin.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants, including financial covenants requiring the Company to maintain a minimum fixed charge coverage ratio and a maximum total leverage ratio.

During 2024 and 2025, the Company obtained certain amendments and waivers related to financial covenant compliance. On November 12, 2025, the Company received a written waiver from M&T Bank with respect to certain covenant defaults as of September 30, 2025. In connection with the waiver, the Company agreed to:

●	Repay approximately $1.37 million of outstanding term and equipment indebtedness;

●	Reduce the revolving commitment from $8.0 million to $7.5 million; and

●	Execute subordination agreements with respect to shareholder indebtedness.

The Company paid a prepayment premium of $63,416 in connection with the repayment of term and equipment debt. No amendment fees were paid to the lender in November or December 2025. See further discussion of this debt in Note 7.

Effective December 31, 2025, the Company entered into a Second Amendment to the Credit Agreement and executed a replacement revolving note reflecting the reduced commitment. The amendment did not modify the November 2026 maturity date or the applicable covenant thresholds for 2026.

As of December 31, 2025, and through the date of this filing, the Company was in compliance with all financial covenants under the Credit Agreement.

The Revolving Facility is classified as a current liability as of December 31, 2025 due to its November 2026 contractual maturity.

F-16

SYNTEC OPTICS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Note 7 Long-Term Debt

On November 12, 2025, the Company repaid in full two term and equipment notes with M&T Bank in the aggregate amount of $1,368,732. Following repayment, no balances remained outstanding under these facilities at December 31, 2025.

Subordinated Shareholder Note

On November 12, 2025, in connection with the repayment of term and equipment debt, the Company entered into a subordinated term note (the “Shareholder Note”) with its majority stockholder in the principal amount of $1,268,732.

The Shareholder Note:

●	Bears interest at 6.953% per annum;

●	Amortizes over 35 monthly payments;

●	Matures on October 31, 2028, at which time all remaining principal and accrued interest are due; and

●	Is expressly subordinated to the Company’s obligations under the Credit Agreement.

Pursuant to a subordination agreement executed with M&T Bank, prepayments of the Shareholder Note are prohibited and payments are limited to interest only, subject to prior written approval by M&T Bank. The lender retains sole discretion regarding approval of such payments.

There are no cross-default provisions between the Shareholder Note and the Credit Agreement.

The Shareholder Note is classified as long-term debt at December 31, 2025, except for the portion contractually due within twelve months, if any.

Long-Term Debt Maturities

	2025	2024

The Company entered into a $863,607 mortgage note payable, securitized by the Company’s real estate and cross-collateralized with all Company assets, with M&T Bank, requiring monthly installments of $7,389, including interest at a fixed rate of 6.13%. The note matures in February 2029.	$799,052	$836,815

The Company entered into a $236,781 term note payable with M&T Bank, requiring monthly principal installments of $3,385, plus interest at a fixed rate of 6.05%. The note matures in March 2029. This note was paid off in November of 2025 as part of a modification to the M&T debt package.	-	205,829

The Company entered into a $1,775,000 term note payable with M&T Bank, requiring monthly principal installments of $34,886 plus interest at a fixed rate of 6.59%. The note matures in November 2028. This note was paid off in November of 2025 as part of a modification to the M&T debt package.	-	1,436,662

The Company entered into a $1,064,000 term note payable with the U.S. Small Business Administration, requiring monthly installments of $6,652, including fees and interest at a fixed rate of 2.22%. The note matures in June 2036. The note is secured by certain assets of the Company and a personal guaranty of the Company’s stockholder.	616,440	668,006

The Company entered into a $1,268,732 Stockholder Loan, The proceeds of which were applied to pay down the M&T term notes above. The note is subject to an M&T Bank subordination agreement which may limit any repayments. The note amortization calls for monthly payments of $40,031.03 at 6.95% effective annual rate and matures in 10/31/2028.	1,268,732	-

Total Long-Term Debt	2,684,224	3,147,312

Less: Unamortized Debt Issuance Costs	55,091	64,758

Long-Term Debt, Less Unamortized Debt Issuance Costs	2,629,133	3,082,554

Less: Current Maturities	499,853	467,742

Long-Term Debt	$2,129,280	$2,614,812

At December 31, 2025, the future debt maturities are as follows:

December 31, 2026	$535,615
2027	534,940
2028	489,977
2029	105,275
2030	109,621
Thereafter	908,796
Total	$2,684,224

F-17

SYNTEC OPTICS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Note 8 Retirement Plan

The Company maintains a 401(k) retirement plan covering eligible employees of the Company and its affiliate. Under the plan, participants may defer up to 84% of their annual compensation, with Syntec matching 50% of employee contributions not to exceed 6% of annual compensation. Total contributions for the Company for the years ended December 31, 2025 and 2024 amounted to $187,159 and $196,198, respectively.

Note 9 Income Taxes

Following is a summary of cash paid for income taxes, net of refunds:

	2025	2024
Federal	$(169,582)	$-
State	-	-
Foreign	-	-
Total	$(169,582)	$-

Following is a summary of Loss before provision for (benefit) income taxes

	2025	2024
Domestic	$(1,353,285)	$(2,994,493)
Foreign	-	-
Total	$(1,353,285)	$(2,994,493)

Following is a summary of the components giving rise to the income tax benefit for the years ended December 31:

	2025	2024
Current:
Federal	$-	$-
State	-	-
	-	-
Non - current:
Federal	439,942	(514,832)
State
Deferred Tax (Benefit) Provision	439,942	(514,832)

Total	$439,942	$(514,832)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financing reporting purposes and the amount used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows as of December 31:

	2025	2024
NYS Investment Tax Credit	$1,572,262	$1,565,784
MA R&D Credit	740,871	684,621
Lease Liability	406,638	434,052
Allowance for Current Expected Credit Losses	30,576	24,602
Net Operating Loss	461,055	241,766
Amortized Startup Costs	406,546	400,371
Amortization on Intangibles	766	700
Section 174 Capitalization	796,843	1,032,715
Inventory Reserve	134,137	105,610
Accrued Vacation	-	15,003
Business Interest Limitation	341,686	134,976
Valuation Allowance	(3,188,611)	(2,250,405)
Deferred Tax Assets	1,702,769	2,389,795

Deferred Tax Liabilities:
Right of Use Asset	(435,764)	(456,550)
Depreciation	(1,267,005)	(1,493,303)
Deferred Tax Liabilities:	(1,702,769)	(1,949,853)
Deferred Tax Assets (Liabilities), Net	-	439,942

The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to income from continuing operations before income taxes as follows for the year ended December 31:

	2025

U.S. federal statutory tax rate	$(284,263)	21.00%

State income taxes, net of federal benefit	$-	0.00%
Foreign income taxes	$-	0.00%
Effects of cross-border tax laws	$-	0.00%
Tax credits	$-	0.00%
Change in valuation allowance	$723,235	(53.43)%
Nontaxable or nondeductible items
Federal Special Deductions	$21,888	(1.62)%
Pass through entity - ELR	$(44,924)	3.32%
Meals and Entertainment	$2,521	(0.19)%
Other Adjustments
Interest expense true up	$14,930	(1.10)%
Net operating loss true up	$6,555	(0.48)%
Total income tax provision (benefit)	$439,942	(32.50)%

The Company adopted ASU 2023-09, Improvements to Income Tax Disclosures, effective January 1, 2025 on a prospective basis. Accordingly, prior period disclosures have not been adjusted.

2024

Statutory Income Tax Rate	21.00%

Federal Special Deductions	(0.68)%
State Tax Credits	7.33%
Change in Valuation Allowance	(7.33)%
Pass Through Entity	(2.91)%
Other, Net	(0.18)%
Effective Tax Rate	17.23%

The tax returns of the Company are open for three years from the date of filing. At the report date, the statute of limitations for federal and state tax returns are open for the Company for 2024, 2023, and 2022.

The Company has federal and state net operating loss carryforwards totaling approximately $2.765 million at December 31, 2025. Under the provisions of the Internal Revenue Code, the net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50 percent, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has evaluated and concluded that section 382 was not triggered.

F-18

SYNTEC OPTICS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Note 9 Income Taxes - Continued

The Company has significant deferred tax assets as a result of temporary differences between the taxable income on its tax return and U.S. GAAP income, federal and state R&D tax credit carry forwards. A deferred tax asset generally represents future tax benefits to be received when temporary differences previously reported in the consolidated financial statements become deductible for income tax purposes, or when tax credit carry forwards are utilized on the Company tax returns. The Company assesses the realizability of its deferred tax assets and the need for a valuation allowance based on the guidance provided in current financial accounting standards.

Significant judgment is required in determining the realizability of the Company’s deferred tax assets. The assessment of whether valuation allowances are required considers, among other matters, the nature, frequency and severity of any current and cumulative losses, forecasts of future profitability, the duration of statutory carry forward periods, the Company’s experience with loss carry forwards not expiring unused and tax planning alternatives. In analyzing the need for valuation allowances, the Company first considered its history of cumulative operating results for income tax purposes over the past several years in each of the tax jurisdictions which it operates, its recent financial performance, statutory carry forward periods and tax planning alternatives. In addition, the Company considered both its near-term and long-term financial outlook. After considering all available evidence (both positive and negative), the Company concluded that recognition of a valuation allowance was required in the amount of $3,188,611 and $2,250,405 at December 31, 2025 and 2024, respectively.

New York state corporate tax reform has resulted in the reduction of the business income base rate for qualified manufacturers in New York State to 0% beginning in 2014 for Syntec. At December 31, 2025, the Company has $1,572,262 of New York State investment tax credit carryforwards, expiring in various years through 2037. The credits cannot be utilized unless the New York state tax rate is no longer 0%, and as such, the Company has recorded a valuation allowance against the full amount of these credit carryforwards (net of the federal benefit). In addition, the Company has approximately $740,871 of Massachusetts State Research and Development credit carryforwards, expiring in various years through 2037 that the Company has recorded a valuation allowance against.

Evaluation of Remaining Deferred Tax Assets

After consideration of valuation allowances recorded against certain state tax credits, the Company had a net deferred tax asset of approximately $0.9 million as of December 31, 2025. Management evaluated the realizability of these remaining deferred tax assets by assessing all available positive and negative evidence in accordance with ASC 740.

The Company’s assessment included analysis of recent operating results and projections of future taxable income. Results in 2024 and 2025 were adversely affected by management restructuring, severance, experimental R&D, and other onetime costs. Recent trends show that operating performance has stabilized and profitability is projected to improve beginning in 2026. However, the 2024 and 2025 performance remains as strong negative evidence due to the measurable nature of the results. Forecasted future earnings are expected to generate sufficient taxable income to utilize the remaining deferred tax assets.

Additional positive evidence considered in management’s evaluation included sustained improvement in the Company’s market capitalization, strong customer backlog providing revenue visibility, new major defense related customer engagements, and favorable industry conditions supporting future growth. Such additional factors are largely forward-looking in nature and do not rise to the level of objectively verifiable evidence required to overcome the significant negative evidence present.

Legislative and Regulatory Considerations

During 2025, the U.S. government enacted Public Law 119-21 (sometimes referred to as One Big Beautiful Bill) which includes changes to the treatment of research and development expenditures. Due to operating losses incurred in 2024 and 2025, the Company was not able to fully utilize its available research and development deductions or related tax credits, and such unutilized amounts have been reflected in the Company’s income tax provision and deferred tax balances. The Company has incorporated the effects of enacted tax law into its assessment in accordance with ASC 740 and will continue to evaluate the impact of this legislation as further guidance becomes available.

The enactment of Public Law 119-21 does not alter management’s conclusion regarding the realizability of deferred tax assets, as the Company’s recent cumulative losses continue to represent significant negative evidence under ASC 740 that outweighs any potential future benefits associated with such legislation.

While the Company has concluded that a full valuation allowance is required under ASC 740 based on the weight of objectively verifiable negative evidence, this conclusion is driven by the accounting framework’s emphasis on recent cumulative losses and does not reflect management’s expectations regarding the Company’s future operating performance or long-term prospects. Management believes that the actions taken to improve operational efficiency, combined with strong customer demand, backlog visibility, and strategic growth initiatives, position the Company for improved profitability in future periods. Accordingly, the valuation allowance reflects the timing and evidentiary requirements of ASC 740 rather than any deterioration in the underlying fundamentals of the business.

Accordingly, management has determined that it is more-likely-than-not that the Company will not realize its deferred tax assets. As a result, a full valuation allowance has been recorded against the net deferred tax asset as of the reporting date.

This conclusion reflects management’s best estimate based on all available evidence and is based upon the requirements of ASC 740. The analysis and resulting valuation allowance are intended to support audit review under PCAOB standards related to accounting estimates, including the evaluation of significant judgments and the weighting of evidence.

Note 10 Leases

During 2024, the Company entered into lease agreements for equipment utilized in its manufacturing facility. The Company has determined that the lease agreements are finance leases. There is a $1 buyout option at the end of the lease term which makes it reasonably certain that the Company will exercise this option and purchase the machinery and the details of the purchase option are in line with the criteria of a finance lease.

The ROU asset is grouped with property and equipment. The asset is amortized on a straight-line basis over the life of the underlying asset rather than the lease term due to the purchase options in the lease. The amortization expense is grouped with the depreciation expense of the Company’s other property and equipment. The initial recognition of the finance lease liability was recorded based on the present value of future payments. The interest expense is calculated using the incremental borrowing rate of the Company, and is grouped in the interest expense line on the statement of operations.

The components of operating and finance lease costs are as follows for the years ended December 31:

	2025	2024
Operating lease cost	$-	$-
Finance Lease Cost:
Amortization of assets	328,627	126,343
Interest on liabilities	156,320	66,454

Total lease cost	$484,947	$192,797

There were no variable payments or material short-term rentals for the years ended December 31, 2025 and 2024.

Supplemental cash flow information related to leases are as follows for the years ended December 31:

	2025	2024
Cash paid for amounts included in measurement of lease obligations:
Operating cash flows from operating leases	$-	$-
Operating cash flows from finance leases	156,320	66,454
Financing cash flows from finance leases	297,900	95,080

F-19

SYNTEC OPTICS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Note 10 Leases – Continued

The following table summarizes weighted average remaining lease term and discount rates as of December 31, 2025 and 2024:

	2025	2024
Weighted average remaining lease term (years)
Operating leases	n/a	n/a
Finance leases	4.00	5.00
Weighted average discount rate
Operating leases	n/a	n/a
Finance leases	8.4%	8.4%

Future maturities of our lease liabilities are as follows as of December 31:

2026	$513,525
2027	513,525
2028	513,525
2029	513,524
Thereafter	-
Total Undiscounted Lease Obligations	2,054,099
Less: Imputed Interests	(284,989)

Present Value of Lease Obligations	$1,769,110

Note 11 Related Party Transactions

On November 12, 2025, in connection with the repayment of term and equipment debt, the Company entered into a subordinated term note (the “Shareholder Note”) with its majority stockholder in the principal amount of $1,268,732. See Note 7 above for details of the Shareholder Note.

Note 12 Warrants

In connection with the merger discussed in Note 3, the Company assumed the outstanding public warrants of OmniLit Acquisition Corp.

Each warrant entitles the holder to the right to purchase one share of common stock at an exercise price of $11.50 per share. No fractional shares will be issued upon exercise of the warrants. The Company may elect to redeem the warrants subject to certain conditions, in whole and not in part, at a price of $0.01 per warrant if (i) 30 days’ prior written notice of redemption is provided to the holders, and (ii) the last reported sale price of the Company’s common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders. Upon issuance of a redemption notice by the Company, the warrant holders have a period of 30 days to exercise for cash, or on a cashless basis. On the Closing Date, there were 14,107,989 warrants issued and outstanding. The warrants are not precluded from equity classification and are accounted for as such on the date of issuance, and each balance sheet date thereafter. There was no activity of public warrants from the closing date through December 31, 2025.

The measurements of the warrants after the detachment of the warrants from the Units are classified as Level 1 due to the use of an observable market quote in an active market under the ticker OPTXW. For periods subsequent to the detachment of the warrants from the Units, the close price of the warrant price was used as the fair value of the warrants as of each relevant date.

The following tables presents a roll-forward of the Company’s warrants from December 31, 2024 to December 31, 2025:

Common Stock Warrants

Warrants outstanding, December 31, 2024	14,107,989
Warrants exercised	-
Warrants outstanding, December 31, 2025	14,107,989

The following tables presents a roll-forward of the Company’s warrants from December 31, 2023 to December 31, 2024:

Common Stock Warrants

Warrants outstanding, December 31, 2023	-
Assumed in merger	14,107,989
Exercised subsequent to merger	-
Warrants outstanding, December 31, 2024	14,107,989

F-20

SYNTEC OPTICS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Note 13 Common Stock

The Company is authorized to issue up to 121,000,000 shares of common stock with $0.0001 par value. Common stockholders are entitled to dividends if and when declared by the Board of Directors. As of December 31, 2025 and 2024, there were 36,920,226 and 36,688,266 shares issued and outstanding. No dividends on common stock had been declared by the Company.

As of December 31, 2025 and 2024, the Company had reserved shares of common stock for issuance as follows:

	2025	2024

Common Stock Outstanding	36,920,226	36,688,266
Warrants Outstanding	14,107,989	14,107,989
Contingent Earnout Shares	26,000,000	26,000,000
Performance Based Management Earnout	-	2,000,000
2023 Equity Incentive Plan Available for Future Issuance	2,542,011	2,773,971
Employee Stock Purchase Plan Available for Future Issuance	1,000,000	1,000,000
Total	80,570,226	82,570,226

Note 14 Stock-based Compensation

In connection with the merger, shareholders and board members approved the 2023 Equity Incentive Plan (the “2023 Incentive Plan”). Up to 2,773,971 shares of the Syntec Optics common stock (“Common Stock”) will initially be reserved for issuance under the 2023 Incentive Plan, and additional shares could become available for issuance under the 2023 Incentive Plan.

The Company was obligated to issue up to 2,000,000 shares of common stock (the “Performance-based-Earnout”) to members of the management team of the Company from time to time, to the extent determined by the Board of Directors in its sole discretion, to be issued as restricted stock units or incentive equity grants pursuant to the Incentive Plan. The Performance-based Earnout shares shall be awarded by the Board of Directors based on achieving the following performance thresholds following the Closing: one-half (1/2) at achieving revenue of $75 million and adjusted EBITDA of $22.6 million based on 2024 financial audited statements, and one-half (1/2) at achieving revenue of $196 million and adjusted EBITDA of $50.6 million based on the 2025 financial audit statements. No such awards have been made as of December 31, 2025.

As of December 31, 2025, there were 2,468,073 shares of unissued authorized and available for future awards under the plans. As of December 31, 2024, there were 4,542,011 shares of unissued authorized and available for future awards under the plans.

On January 20, 2026, at the Company’s annual stockholders meeting, the stockholders approved authorizing the grant of restricted stock units (“RSUs”) to the Company’s non-employee directors. As a result, the three non-employee directors were granted a total of $300,000 in RSUs. These RSUs were fully vested upon grant and amounted to a total of 73,938 shares based on a grant date fair value of $4.0575 per share, calculated using the closing price of the preceding four trading days.

In accordance with ASC 718, Compensation—Stock Compensation, the Company determined that the grant date for these awards was January 20, 2026, the date of stockholder approval. The total stock-based compensation expense of $300,000 was recognized in selling, general, and administrative expenses in the Company’s consolidated statement of operations for the year ended December 31, 2025, with a corresponding credit to additional paid-in capital – stock compensation. The impact on cash flows is reflected in the operating section of our cash flow statement. For 2024, the stock-based compensation expense was $450,000, and was recognized in selling, general, and administrative expenses.

F-21

SYNTEC OPTICS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Note 15 Loss Per Common Share

The following table sets forth the information needed to compute basic and diluted loss per common share for the years ended December 31, 2025 and 2024:

	2025	2024
Basic and diluted net loss per share:
Numerator:
Net loss	$(1,793,227)	$(2,479,661)
Basic and diluted net loss per share	$(0.05)	$(0.07)

Denominator
Weighted-average shares outstanding	36,920,226	36,688,266
Diluted Shares	36,920,226	36,688,266

For the years ended December 31, 2025 and 2024, the following warrants, contingent earnout shares, performance based management earnout shares, were excluded from the computation of diluted net loss per common share, as the inclusion would have been anti-dilutive.

	2025	2024
Anti-dilutive shares excluded from net loss per share
Warrants Outstanding	14,107,989	14,107,989
Contingent Earnout Shares	26,000,000	26,000,000
Performance Based Management Earnout	-	2,000,000
Total Anti-dilutive shares excluded from net loss per share	40,107,989	42,107,989

Note 16 Commitments and Contingencies

The Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

Note 17 Significant Customers

For the years ended December 31, 2025 and 2024, the Company generated 42% and 48%, respectively, of revenues from the same three customers in each year. These three customers are in different end-markets utilizing diverse manufacturing capabilities from the Company. The outstanding accounts receivable due from these customers were approximately $3,723,079 and $3,188,832, for December 31, 2025 and 2024, respectively.

Note 18 Segment reporting

The Company operates as one operating segment. The Company’s chief operating decision maker (“CODM”) is its Chief Executive Officer, who reviews the financial statements on a consolidated basis. The CODM uses the Company’s long-range plan to allocate resources. The CODM makes decisions on resource allocation, assessments of performance, and monitors budget versus actual results using consolidated loss from operations.

Significant expenses within loss from operations, as well as within net loss, include general and administrative expenses, and other expenses which are each separately presented on the Company’s Consolidated Statements of Operations and Comprehensive Loss.

Note 19 Director Departure and Related Compensation Arrangement

On March 21, 2025, a member of the Board of Directors of Syntec Optics Holdings, Inc. (the “Company”) submitted his resignation from the Board. The Board accepted the resignation on March 25, 2025. In connection with the resignation, the Company entered into a mutual release agreement with the former director. The cost associated with this agreement was accrued in the Company’s financial statements for the year ended December 31, 2024 in the amount of approximately $0.2 million.

F-22

Syntec Optics Holdings, Inc.

2,857,142 Shares of Common Stock

H.C. Wainwright & Co.

PROSPECTUS

April 28, 2026